EXHIBIT 4.4

EXECUTION COPY

CREDIT AGREEMENT

dated as of

November 16, 2010

among

INTERLINE BRANDS, INC.,

a New Jersey corporation,

as a Borrower

The Other Loan Parties Party Hereto,

The Lenders Party Hereto,

JPMORGAN CHASE BANK, N.A.,

as Administrative Agent,

BANK OF AMERICA, N.A.,

as Syndication Agent

and

BARCLAYS BANK PLC,

WELLS FARGO CAPITAL FINANCE, LLC

and

BRANCH BANKING AND TRUST COMPANY

as Co-Documentation Agents

J.P. MORGAN SECURITIES LLC,

BANC OF AMERICA SECURITIES LLC

and

BARCLAYS CAPITAL,

as Joint Bookrunners and Joint Lead Arrangers

i

SCHEDULES:

Commitment Schedule

Schedule 1.01 — Specified Properties

Schedule 2.06 — Existing Letters of Credit

Schedule 3.05 — Properties

Schedule 3.06 — Disclosed Matters

Schedule 3.12 — Material Agreements

Schedule 3.14 — Insurance

Schedule 3.15 — Capitalization and Subsidiaries

Schedule 6.01 — Existing Indebtedness

Schedule 6.02 — Existing Liens

Schedule 6.04 — Existing Investments

Schedule 6.10 — Existing Restrictions

EXHIBITS:

Exhibit A — Form of Assignment and Assumption

Exhibit B — Form of Borrowing Base Certificate

Exhibit C — Form of Compliance Certificate

Exhibit D — Joinder Agreement

Exhibit E — Collateral Monitoring Reporting Requirements

CREDIT AGREEMENT dated as of November 16, 2010 (as it may be amended or modified from time to time, this “Agreement”), among INTERLINE BRANDS, INC., a New Jersey corporation (the “Company”), as Borrower, the other Loan Parties party hereto, the Lenders party hereto, JPMORGAN CHASE BANK, N.A., as Administrative Agent, BANK OF AMERICA, N.A., as Syndication Agent, and BARCLAYS CAPITAL, WELLS FARGO CAPITAL FINANCE, LLC and BRANCH BANKING AND TRUST COMPANY, as Co-Documentation Agents.

The parties hereto agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01       Defined Terms.  As used in this Agreement, the following terms have the meanings specified below:

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“Account” has the meaning assigned to such term in the Security Agreement.

“Account Debtor” means any Person obligated on an Account.

“Acquisition” means any transaction, or any series of related transactions, consummated on or after the date of this Agreement, by which any Loan Party (a) acquires all or substantially all of the assets of any Person or any division or line of business of any other Person, whether through purchase of assets, merger or otherwise or (b) directly or indirectly acquires (in one transaction or as the most recent transaction in a series of related transactions) at least a majority (in number of votes) of the Equity Interests in a Person which has ordinary voting power for the election of directors or other similar management personnel of a Person (other than Equity Interests having such power only by reason of the happening of a contingency) or a majority of the outstanding Equity Interests in a Person.

“Acquisition Consideration” means the purchase consideration paid for any Permitted Acquisition, whether paid in cash, properties, assumption of Indebtedness or other obligations or otherwise and whether payable at or prior to the consummation of such Permitted Acquisition or deferred for payment at any time in the future, whether or not such future payment is subject to the occurrence of any contingency, and includes any and all payments representing “earn-outs” and other agreements to make any payment the amount of which, or the terms of payment of which are, in any respect subject to, or contingent upon, the revenues, income, cash flow or profits of any Person, business or operating division.

“Adjusted LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period or for any ABR Borrowing, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.

“Administrative Agent” means JPMorgan Chase Bank, N.A., in its capacity as administrative agent for the Lenders hereunder.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Aggregate Credit Exposure” means, at any time, the aggregate Credit Exposure of all the Lenders.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus ½ of 1% and (c) the Adjusted LIBO Rate for a one month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1%, provided that, for the avoidance of doubt, the Adjusted LIBO Rate for any day shall be based on the rate appearing on the Reuters Screen LIBOR01 Page (or on any successor or substitute page) at approximately 11:00 a.m. London time on such day (without any rounding).  Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate, respectively.

“Applicable Commitment Fee Rate” means, for any day, with respect to the commitment fees payable hereunder, the rate per annum set forth below under the caption “Commitment Fee Rate”, based upon the Average Utilization during the preceding calendar quarter; provided that until the end of the first full fiscal quarter after the Effective Date, the “Applicable Commitment Fee Rate” shall be the applicable rate per annum set forth below in Category 2:

Average Utilization	Commitment Fee Rate
Category 1 Average Utilization > 50%	0.500
Category 2 Average Utilization < 50%	0.625

“Applicable Percentage” means, with respect to any Lender, (a) with respect to Revolving Loans, LC Exposure or Swingline Loans, a percentage equal to a fraction the numerator of which is such Lender’s Revolving Commitment and the denominator of which is the aggregate Revolving Commitment of all Revolving Lenders (if the Revolving Commitments have terminated or expired, the Applicable Percentages shall be determined based upon such Lender’s share of the aggregate Revolving Exposures at that time); provided that in the case of Section 2.20 when a Defaulting Lender shall exist, any such Defaulting Lender’s Revolving Commitment shall be disregarded in the calculation and (b) with respect to Protective Advances or with respect to the Aggregate Credit Exposure, a percentage based upon its share of the Aggregate Credit Exposure and the unused Commitments; provided that in the case of Section 2.20 when a Defaulting Lender shall exist, any such Defaulting Lender’s Commitment shall be disregarded in the calculation.

“Applicable Rate” means, for any day, with respect to any ABR Loan or Eurodollar Revolving Loan, as the case may be, the applicable rate per annum set forth below under the caption “ABR Spread” or “Eurodollar Spread”, as the case may be, based upon the Borrowers’ average Availability for the most recent fiscal quarter determined as of the most recent determination date, provided that until the delivery to the Administrative Agent, pursuant to Section 5.01, of the Borrowers’ Borrowing Base Certificate for the Borrowers’ first full fiscal quarter ending after the Effective Date, the “Applicable Rate” shall be the applicable rate per annum set forth below in Category 2:

Availability	Revolver ABR Spread	Revolver Eurodollar Spread
Category 1 > $125,000,000	1.25	2.25
Category 2 > $50,000,000 but = $125,000,000	1.50	2.50
Category 3 = $50,000,000	1.75	2.75

For purposes of the foregoing, (a) the Applicable Rate shall be determined as of the end of each fiscal quarter of the Borrowers based upon the Borrowers’ Borrowing Base Certificate delivered pursuant to Section 5.01 and (b) each change in the Applicable Rate resulting from a change in Availability shall be effective during the period commencing on and including the date of delivery to the Administrative Agent of such Borrowing Base Certificate indicating such change and ending on the date immediately preceding the effective date of the next such change, provided that Availability shall be deemed to be in Category 3 at the option of the Administrative Agent or at the request of the Required Lenders if the Borrowers fail to deliver the Borrowing Base Certificate required to be delivered by it pursuant to Section 5.01, during the period from the expiration of the time for delivery thereof until such Borrowing Base Certificate is delivered.

“Approved Fund” has the meaning assigned to such term in Section 9.04.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent and the Borrower Representative (which approval, in the case of approvals by the Borrower Representative, (x) shall not be unreasonably withheld or delayed and (y) shall be deemed given if no objection is made within five Business Days of delivery of such form of assignment to Borrower Representative).

“Availability” means, at any time, an amount equal to (a) the lesser of (i) the Revolving Commitment minus the Availability Reserves and (ii) the Borrowing Base, minus (b) the Revolving Exposure of all Revolving Lenders.

“Availability Period” means the period from and including the Effective Date to but excluding the earlier of the Maturity Date and the date of termination of the Commitments.

“Availability Reserves” means reserves for rent at locations leased by any Loan Party and for consignee’s, warehousemen’s and bailee’s charges, reserves with respect to claims against the Loan Parties and such additional reserves and in such amounts as the Administrative Agent deems necessary in its Permitted Discretion, but only to the extent such reserves exceed $3,000,000.

“Available Revolving Commitment” means, at any time, the Revolving Commitment then in effect minus the Revolving Exposure of all Revolving Lenders at such time.

“Average Utilization” means, for any period, the quotient, expressed as a percentage, of (a) the average daily Revolving Exposure of all Lenders divided by (b) the average daily Revolving Commitment of all Lenders.

“BofA” means Bank of America, N.A., a national banking association, in its individual capacity, and its successors.

“Banking Services” means each and any of the following bank services provided to any Loan Party by any Lender or any of its Affiliates: (a) credit cards for commercial customers (including, without limitation, “commercial credit cards” and purchasing cards), (b) stored value cards and (c) treasury management services (including, without limitation, controlled disbursement, automated clearinghouse transactions, electronic funds transfers, wire transfers, e-payables, lockbox services, return items, overdrafts and interstate depository network services).

“Banking Services Obligations” of the Loan Parties means any and all obligations of the Loan Parties, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor) in connection with Banking Services.

“Banking Services Reserves” means all Reserves which the Administrative Agent from time to time establishes in its Permitted Discretion for Banking Services then provided or outstanding.

“Barclays Capital” means the investment banking division of Barclays Bank PLC and its successors.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” or “Borrowers” means, individually or collectively, the Company and any other Person who becomes a party to this Agreement as a Borrower pursuant to a Joinder Agreement.

“Borrower Representative” means the Company, in its capacity as contractual representative of the Borrowers pursuant to Article XI.

“Borrowing” means (a) Revolving Loans of the same Type, made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect, (b) a Swingline Loan and (c) a Protective Advance.

“Borrowing Base” means, at any time, the sum of:

(a)           the product of (i) 85% multiplied by (ii) the Borrowers’ Eligible Accounts at such time, plus

(b)           the lesser of (i) the product of (x) 65% multiplied by (y) the Borrowers’ Eligible Inventory, valued at the lower of cost or market value, determined in a manner consistent with practices on the Effective Date, at such time, minus Inventory Reserves and (ii) the product of 85% multiplied by the Net Orderly Liquidation Value percentage identified in the most recent inventory appraisal ordered by the Administrative Agent multiplied by the Borrowers’ Eligible Inventory, valued at the lower of cost or market value, determined in a manner consistent with past practices, at such time, minus

(c)           Reserves.

The Administrative Agent may, in its Permitted Discretion, adjust Reserves used in computing the Borrowing Base, with any such changes to be effective three (3) days after delivery of notice thereof to the Borrower Representative and the Lenders.  The Borrowing Base at any time shall be determined by reference to the most recent Borrowing Base Certificate delivered to the Administrative Agent pursuant to Section 5.01(f) of the Agreement.

“Borrowing Base Certificate” means a certificate, signed and certified as accurate and complete by a Financial Officer of the Borrower Representative, in substantially the form of Exhibit B or another form which is acceptable to the Administrative Agent in its sole discretion.

“Borrowing Request” means a request by the Borrower Representative for a Revolving Borrowing in accordance with Section 2.02.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that, when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

“Buyers Access” means Buyers Access LLC, a Delaware limited liability company.

“Capital Expenditures” means, without duplication, any expenditure or commitment to expend money for any purchase or other acquisition of any asset which would be classified as a fixed or capital asset on a consolidated balance sheet of Holdings and its Restricted Subsidiaries prepared in accordance with GAAP, but excluding (i) any such expenditure made to restore, replace or rebuild property to the condition of such property immediately prior to any damage, loss, destruction or condemnation of such property, to the extent such expenditure is made with insurance proceeds, condemnation awards or damage recovery proceeds relating to any such damage, loss, destruction or condemnation, (ii) any such expenditure (or commitment to expend money) to the extent such expenditure is or will be made with proceeds of the sale or trade of an asset similar to the asset being purchased or otherwise acquired,  (iii) any such expenditure (or commitment to expend money) to the extent such expenditure is or will be part of a Permitted Acquisition and (iv) any such expenditure (or commitment to expend money) to the extent such expenditure is funded with the net proceeds of an issuance of Equity Interests by Holdings (provided that (x) the Company has notified the Administrative Agent at or prior to the time of such issuance that the Company and/or one or more of its Subsidiaries intended to utilize all or a portion of such proceeds to fund such expenditure (and describing the contemplated use and estimated amount of such expenditure) and (y) such expenditure is made (or a commitment to make such expenditure is entered into) within sixty days of the issuance of such Equity Interests).

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP; provided, that the term “Capital Lease Obligations” shall not include any obligations that are excluded from the definition of “Indebtedness” pursuant to the proviso thereto.

“Change in Control” means (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the SEC thereunder as in effect on the date hereof), of Equity Interests representing more than 50% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of Holdings; (b) Holdings shall cease to own, free and clear of all Liens or other encumbrances (other than Liens permitted under clause (a) of the definition of Permitted Encumbrances and under Section 6.02(a) and (k)), 100% of the outstanding voting Equity Interests of the Company on a fully diluted basis; (c) occupation of a majority of the seats (other than vacant seats) on the board of directors of Holdings by Persons who were neither (i) nominated by the board of directors of Holdings nor (ii) appointed by directors so nominated; or (d) the acquisition of direct or indirect Control of Holdings by any Person or group; (d) the occurrence of a “Change of Control”, as defined in the Senior Subordinated Debt Documents; or (e) the Company shall cease to own, directly or indirectly and free and clear of all Liens or other encumbrances (other than Liens permitted under clause (a) of the definition of Permitted Encumbrances and under Section 6.02(a) and (k)), 100% of the outstanding voting Equity Interests of the other Borrowers on a fully diluted basis.

“Change in Law” means the occurrence, after the date of this Agreement (or with respect to any Lender, if later, the date on which such Lender becomes a Lender), of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority, or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided however, that notwithstanding anything herein to the contrary,  the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, regulations, guidelines or directives thereunder or issued in connection therewith shall be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Class”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans, Swingline Loans or Protective Advances.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” means any and all property owned, leased or operated by a Person covered by the Collateral Documents and any and all other property of any Loan Party, now existing or hereafter acquired, that may at any time be or become subject to a security interest or Lien in favor of the Administrative Agent, on behalf of itself and the Lenders, to secure the Secured Obligations.

“Collateral Access Agreement” has the meaning assigned to such term in the Security Agreement.

“Collateral Documents” means, collectively, the Security Agreement and any other documents granting a Lien upon the Collateral as security for payment of the Secured Obligations.

“Collection Account” has the meaning assigned to such term in the Security Agreement.

“Commercial LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding commercial Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements relating to commercial Letters of Credit that have not yet been reimbursed by or on behalf of the Borrowers at such time. The Commercial LC Exposure of any Revolving Lender at any time shall be its Applicable Percentage of the total Commercial LC Exposure at such time.

“Commitment” means, with respect to each Lender, the sum of such Lender’s Revolving Commitment, together with the commitment of such Lender to acquire participations in Protective

Advances hereunder.  The initial amount of each Lender’s Commitment is set forth on the Commitment Schedule, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Commitment, as applicable.

“Commitment Schedule” means the Schedule attached hereto identified as such.

“Company” means Interline Brands, Inc., a New Jersey corporation.

“Compliance Certificate” has the meaning assigned to such term in Section 5.01(c).

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlling” and “Controlled” have meanings correlative thereto.

“Covenant Trigger Period” means each period commencing on any day that Availability is less than the greater of (i) $28,125,000 and (ii) 12.5% of the sum of the total Revolving Commitments at such time, and continuing until, during the preceding 30 consecutive days, Availability has at all times been greater than the greater of (i) $28,125,000 and (ii) 12.5% of the sum of the total Revolving Commitment at such time.

“Credit Exposure” means, as to any Lender at any time, the sum of (a) such Lender’s Revolving Exposure at such time, plus (b) an amount equal to its Applicable Percentage, if any, of the aggregate principal amount of Protective Advances outstanding at such time.

“Debt Tender Offer” means the tender offer and consent solicitation in respect of the Existing Senior Subordinated Notes pursuant to which the Borrowers will have (a) repurchased Existing Senior Subordinated Notes constituting at least a majority of the aggregate principal amount of the Existing Senior Subordinated Notes outstanding and (b) amended the Existing Senior Subordinated Notes Indenture to eliminate all significant covenants and events of default, in each case for consideration and on terms satisfactory to the Administrative Agent.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Defaulting Lender” means any Lender, as determined by the Administrative Agent, that has (a) failed to fund any portion of its Loans or participations in Letters of Credit or Swingline Loans within three Business Days of the date required to be funded by it hereunder, unless the conditions to such Loans or participations in Letters of Credit or Swingline Loans are the subject of a good faith dispute, (b) notified any Borrower, the Administrative Agent, any Issuing Bank, the Swingline Lender or any Lender in writing that it does not intend to comply with any of its funding obligations under this Agreement or has made a public statement to the effect that it does not intend to comply with its funding obligations under this Agreement or under other agreements generally in which it commits to extend credit, (c) failed, within three Business Days after request by the Administrative Agent, to confirm that it will comply with the terms of this Agreement relating to its obligations to fund prospective Loans and participations in then outstanding Letters of Credit and Swingline Loans, (d) otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within three Business Days of the date when due, unless the subject of a good faith dispute, or (e) (i) become or is insolvent or, at the discretion of the Administrative Agent, has a parent company that has become or is insolvent or (ii) become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee or custodian appointed for it, or has had a similar Person charged with the reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment or, at the discretion of the Administrative Agent, has a parent company that has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee or custodian appointed for it or has had a similar Person charged with the reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company by a governmental authority.

“Dilution Factors” shall mean, without duplication, with respect to any period, the aggregate amount of all deductions, credit memos, returns, adjustments, allowances, bad debt write-offs and other non-cash credits which are recorded to reduce accounts receivable in a manner consistent with current and historical accounting practices of the Borrowers.

“Dilution Ratio” shall mean, at any date, the amount (expressed as a percentage) equal to (a) the aggregate amount of the applicable Dilution Factors for the twelve (12) most recently ended fiscal months divided by (b) total gross sales for the twelve (12) most recently ended fiscal months.

“Dilution Reserve” shall mean, at any date, the greater of (a) zero and (b) the product of the applicable Dilution Ratio minus 5% multiplied by the Eligible Accounts on such date.

“Disclosed Matters” means the actions, suits and proceedings and the environmental matters disclosed in Schedule 3.06.

“Document” has the meaning assigned to such term in the Security Agreement.

“dollars” or “$” refers to lawful money of the United States of America.

“Domestic Subsidiary” means a Subsidiary that is incorporated or formed under the laws of the United States of America, any state thereof or the District of Columbia.

“Dominion Trigger Period” means (a) each period commencing on any day that a Default or Event of Default occurs and continuing until, during the preceding 45 consecutive days, no Default or Event of Default has existed on any day and (b) each period commencing on any day that Availability is less than the greater of (i) $39,375,000 and (ii) 17.5% of the sum of the total Revolving Commitments at such time, and continuing until, during the preceding 45 consecutive days, no Default or Event of Default has existed on any day and Availability has at all times been greater than the greater of (i) $39,375,000 and (ii) 17.5% of the sum of the total Revolving Commitments at such time.

“EBITDA” means, for any period, Net Income for such period plus (a) without duplication and to the extent deducted in determining Net Income for such period, the sum of (i) Interest Expense for such period, (ii) provision for income taxes for such period, (iii) all amounts attributable to depreciation and amortization expense for such period, (iv) any extraordinary non-cash charges for such period, (v) any other non-cash charges for such period (but excluding any non-cash charge in respect of an item that was included in Net Income in a prior period and any non-cash charge that relates to the write-down or write-off of inventory), (vi)(A) restructuring expenses incurred during such period, including severance costs, costs associated with office or plant openings or closings and consolidation or relocation fees, (B) costs and expenses paid by the Borrowers in connection with the Transactions and (C) any up-front fees, transaction costs, commissions, expenses, premiums or charges related to the issuance of Equity Interests, any permitted Investment, any permitted asset sale, or any recapitalization, incurrence, repayment, amendment or modification of Indebtedness permitted hereunder (in each case whether or not consummated) during such period; provided that in no event shall the aggregate amounts under (A), (B) and (C) of this clause (vi) exceed 7.5% of EBITDA for such period (without giving effect to the adjustments provided in this clause (vi)), and (vii) any up-front fees, transaction costs, commissions, expenses or charges related to any permitted Acquisition (in each case whether or not consummated) during such period, minus (b) without duplication and to the extent included in Net Income, (i) any cash payments made during such period in respect of non-cash charges described in clause (a)(v) taken in a prior period and (ii) any extraordinary gains and any non-cash items of income for such period, all calculated for the Company and its Restricted Subsidiaries on a consolidated basis in accordance with GAAP.

“Effective Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 9.02).

“Eligible Accounts” means each Account of a Borrower that, at the time of creation and at all times thereafter is not ineligible for inclusion in the calculation of the Borrowing Base pursuant to any of clauses (a) through (x) below. Eligible Accounts shall not include any Account:

(a)           which is not subject to a first priority perfected security interest in favor of the Administrative Agent;

(b)           which is subject to any Lien other than (i) a Lien in favor of the Administrative Agent,   (ii) a Permitted Encumbrance and (iii) any Lien permitted under Section 6.02(k), which, in each case, does not have priority over the Lien in favor of the Administrative Agent;

(c)           with respect to which (i) the scheduled due date is more than 90 days after the original invoice date, (ii) is unpaid more than 90 days after the date of the original invoice therefor or more than 60 days after the original due date, or (iii) which has been written off the books of the Borrowers or otherwise designated as uncollectible (in determining the aggregate amount from the same Account Debtor that is unpaid hereunder there shall be excluded the amount of any net credit balances relating to Accounts due from an Account Debtor which are unpaid more than 90 days from the date of invoice or more than 60 days from the due date);

(d)           which is owing by an Account Debtor for which more than 50% of the Accounts owing from such Account Debtor and its Affiliates are ineligible pursuant to clause (c) above;

(e)           which is owing by an Account Debtor to the extent the aggregate amount of Accounts owing from such Account Debtor and its Affiliates to the Borrowers exceeds 15% of the aggregate amount of Eligible Accounts;

(f)            with respect to which any covenant, representation, or warranty contained in this Agreement or in the Security Agreement has been breached or is not true;

(g)           which (i) does not arise from the sale of goods or performance of services in the ordinary course of business, (ii) is not evidenced by (x) an invoice or  (y) other documentation reasonably satisfactory to the Administrative Agent which in either case has been sent to the Account Debtor, (iii) represents a progress billing, (iv) is contingent upon the Borrowers’ completion of any further performance, (v) represents a sale on a bill-and-hold, guaranteed sale, sale-and-return, sale on approval, consignment, cash-on-delivery or any other repurchase or return basis or (vi) relates to payments of interest;

(h)           for which the goods giving rise to such Account have not been shipped to the Account Debtor or for which the services giving rise to such Account have not been performed by such Borrower or if such Account was invoiced more than once;

(i)            with respect to which any check or other instrument of payment has been returned uncollected for any reason;

(j)            which is owed by an Account Debtor which has (i) applied for, suffered, or consented to the appointment of any receiver, custodian, trustee, or liquidator of its assets, (ii) has had possession of all or a material part of its property taken by any receiver, custodian, trustee or liquidator, (iii) filed, or had filed against it, any request or petition for liquidation, reorganization, arrangement, adjustment of debts, adjudication as bankrupt, winding-up, or voluntary or involuntary case under any state or federal bankruptcy laws (other than post-petition accounts payable of an Account Debtor that is a debtor-in-possession under the Bankruptcy Code and reasonably acceptable to the Administrative Agent), (iv) has admitted in writing its inability, or is generally unable to, pay its debts as they become due, (v) become insolvent, or (vi) ceased operation of its business;

(k)           which is owed by any Account Debtor which has sold all or a substantially all of its assets;

(l)            which is owed by an Account Debtor which (i) does not maintain its chief executive office in the U.S. or Canada or (ii) is not organized under applicable law of the U.S., any state of the U.S., Canada, or any province of Canada unless, in either case, such Account is backed by a letter of credit acceptable to the Administrative Agent in its Permitted Discretion so long as (A) the Administrative Agent has “control” (as defined in the UCC) over such letter of credit (and if such letter of credit is in tangible form, such letter of credit is in the possession of the Administrative Agent) and (B) such letter of credit is directly drawable by the Administrative Agent);

(m)          which is owed in any currency other than U.S. dollars;

(n)           which is owed by (i) the government (or any department, agency, public corporation, or instrumentality thereof) of any country other than the U.S. unless such Account is backed by a letter of credit acceptable to the Administrative Agent in its Permitted Discretion so long as (A) the Administrative Agent has “control” (as defined in the UCC) over such letter of credit (and if such letter of credit is in tangible form, such letter of credit is in the possession of the Administrative Agent) and (B) such letter of credit is directly drawable by the Administrative Agent), or (ii) the government of the U.S., or any department, agency, public corporation, or instrumentality thereof, unless the Federal Assignment of Claims Act of 1940, as amended (31 U.S.C. § 3727 et seq. and 41 U.S.C. § 15 et seq.), and any other steps necessary to perfect the Lien of the Administrative Agent in such Account have been complied with to the Administrative Agent’s satisfaction;

(o)           which is owed by any Affiliate, employee, officer, director, agent or stockholder of any Loan Party;

(p)           which is owed by an Account Debtor or any Affiliate of such Account Debtor to which any Loan Party is indebted, but only to the extent of such indebtedness or is subject to any security, deposit, progress payment, retainage or other similar advance made by or for the benefit of an Account Debtor, in each case to the extent thereof;

(q)           which is subject to any counterclaim, deduction, defense, setoff or dispute but only to the extent of any such counterclaim, deduction, defense, setoff or dispute;

(r)            which is evidenced by any promissory note, chattel paper, or instrument;

(s)           which is owed by an Account Debtor located in any jurisdiction which requires filing of a “Notice of Business Activities Report” or other similar report in order to permit such Borrower to seek judicial enforcement in such jurisdiction of payment of such Account, unless such Borrower has filed such report or qualified to do business in such jurisdiction;

(t)            with respect to which such Borrower has made any agreement with the Account Debtor for any reduction thereof, other than discounts and adjustments given in the ordinary course of business, or any Account which was partially paid and such Borrower created a new receivable for the unpaid portion of such Account;

(u)           which does not comply in all material respects with the requirements of all applicable laws and regulations, whether Federal, state or local, including without limitation the Federal Consumer Credit Protection Act, the Federal Truth in Lending Act and Regulation Z of the Board;

(v)           which is for goods that have been sold under a purchase order or pursuant to the terms of a contract or other agreement or understanding (written or oral) that indicates or purports that any Person other than such Borrower has or has had an ownership interest in such goods, or which indicates any party other than such Borrower as payee or remittance party;

(w)          which was created on cash on delivery terms; or

(x)            which the Administrative Agent determines may not be paid by reason of the Account Debtor’s inability to pay or which the Administrative Agent otherwise determines is unacceptable for any reason whatsoever in the exercise of its Permitted Discretion.

In the event that an Account which was previously an Eligible Account ceases to be an Eligible Account hereunder (other than by virtue of clause (x) above), such Borrower or the Borrower Representative shall notify the Administrative Agent thereof on and at the time of submission to the Administrative Agent of the next Borrowing Base Certificate.  In determining the amount of an Eligible Account, the face amount of an Account may, in the Administrative Agent’s Permitted Discretion, be reduced by, without duplication, to the extent not reflected in such face amount, (i) the amount of all accrued and actual discounts, claims, credits or credits pending, promotional program allowances, price adjustments, finance charges or other allowances (including any amount that such Borrower may be obligated to rebate to an Account Debtor pursuant to the terms of any agreement or understanding (written or oral)) and (ii) the aggregate amount of all cash received in respect of such Account but not yet applied by such Borrower to reduce the amount of such Account.

“Eligible Inventory” means all Inventory of a Borrower that, at the time of purchase and at all times thereafter was not ineligible for inclusion in the calculation of the Borrowing Base pursuant to any of clauses (a) through (q) below. Eligible Inventory shall not include any Inventory:

(a)           which is not subject to a first priority perfected Lien in favor of the Administrative Agent;

(b)           which is subject to any Lien other than (i) a Lien in favor of the Administrative Agent, (ii) a Permitted Encumbrance and (iii) any Lien permitted under Section 6.02(k), which, in each case,  does not have priority over the Lien in favor of the Administrative Agent;

(c)           which is, in the Administrative Agent’s opinion, slow moving, obsolete, unmerchantable, defective, used, unfit for sale, not salable at prices approximating at least the cost of such Inventory in the ordinary course of business or unacceptable due to age, type, category and/or quantity;

(d)           with respect to which any covenant, representation, or warranty contained in this Agreement or the Security Agreement has been breached or is not true and which does not conform to all standards imposed by any Governmental Authority;

(e)           in which any Person other than such Borrower shall (i) have any direct or indirect ownership, interest or title to such Inventory or (ii) be indicated on any purchase order or invoice with respect to such Inventory as having or purporting to have an interest therein;

(f)            which is not finished goods or which constitutes work-in-process, raw materials, spare or replacement parts, subassemblies, packaging and shipping material, manufacturing supplies, samples, prototypes, displays or display items, bill-and-hold goods, goods that are returned or marked for return, repossessed goods, defective or damaged goods, goods held on consignment, or goods which are not of a type held for sale in the ordinary course of business;

(g)           which is not located in the U.S. or is in transit with a common carrier from vendors and suppliers;

(h)           which is located in any location leased by such Borrower unless (i) the lessor has delivered to the Administrative Agent a Collateral Access Agreement or (ii) a Reserve for rent, charges, and other amounts due or to become due with respect to such facility has been established by the Administrative Agent in its Permitted Discretion;

(i)            which is (i) located in any third party warehouse or is in the possession of a bailee (other than a third party processor), unless (A) such warehouseman or bailee has delivered to the Administrative Agent a Collateral Access Agreement and such other documentation as the Administrative Agent may require or (B) an appropriate Reserve has been established by the Administrative Agent in its Permitted Discretion, and (ii) is not evidenced by a Document;

(j)            which is being processed offsite at a third party location or outside processor, or is in-transit to or from said third party location or outside processor;

(k)           which is a discontinued product or component thereof;

(l)            which is the subject of a consignment by such Borrower as consignor;

(m)          which is perishable;

(n)           which contains or bears any intellectual property rights licensed to the Borrowers unless the Administrative Agent is satisfied in its Permitted Discretion that it may sell or otherwise dispose of such Inventory without (i) infringing the rights of such licensor, (ii) violating any contract with such licensor, or (iii) incurring any liability with respect to payment of royalties other than royalties incurred pursuant to sale of such Inventory under the current licensing agreement;

(o)           which is not reflected in a current perpetual inventory report of the Borrowers;

(p)           for which reclamation rights have been asserted by the seller; or

(q)           which the Administrative Agent otherwise determines is unacceptable for any reason whatsoever in the exercise of its Permitted Discretion.

In the event that Inventory which was previously Eligible Inventory ceases to be Eligible Inventory hereunder (other than pursuant to clause (q) above), such Borrower or the Borrower Representative shall notify the Administrative Agent thereof on and at the time of submission to the Administrative Agent of the next Borrowing Base Certificate.

“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or to health and safety matters to the extent related to Hazardous Materials.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of any Borrower or any Restricted Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests “ means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with a Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by any Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by any Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by any Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by any Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from any Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

“Eurodollar”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.

“Event of Default” has the meaning assigned to such term in Article VII.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender, any Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of any Borrower hereunder, (a) income Taxes, franchise Taxes or backup withholding Taxes, in each case imposed on such recipient as a result of a present or former connection between such recipient and the jurisdiction of the Governmental Authority (or any political subdivision thereof or therein) imposing such Tax, (b) any branch profits Taxes imposed by the United States of America or any similar Tax imposed by any other jurisdiction in which any Borrower is located, (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by a Borrower under Section 2.19(b)), any withholding Tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement (or, if a Lender, designates a new lending office) or is attributable to such Foreign Lender’s failure to comply with Section 2.17(f), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrowers with respect to such withholding Tax pursuant to Section 2.17(a), and (d) any United States federal withholding Tax imposed by FATCA.

“Existing Credit Agreement” means the Credit Agreement, dated as of June 23, 2006, among Holdings, the Company, the other loan parties from time to time party thereto, JPMCB as administrative agent and the financial institutions from time to time party thereto.

“Existing Letters of Credit” means the letters of credit set forth on Schedule 2.06 hereto.

“Existing Senior Subordinated Debt Documents” means the Existing Senior Subordinated Notes Indenture and all other instruments, agreements and other documents evidencing or governing the New Existing Senior Subordinated Notes or providing for any Guarantee, obligation, security or other right in respect thereof.

“Existing Senior Subordinated Notes” means the 8 1/8% senior subordinated notes due 2014 issued by the Company and the Indebtedness represented thereby.

“Existing Senior Subordinated Notes Indenture” means the Indenture, dated as of June 23, 2006, among the Company, the Subsidiaries listed therein and Bank of New York Trust Company, N.A., as trustee, in respect of the Existing Senior Subordinated Notes.

“FATCA” means Sections 1471 through 1474 of the Code and any applicable Treasury regulation promulgated thereunder or published administrative guidance implementing such Sections.

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Financial Officer” means the chief financial officer, principal accounting officer, treasurer or controller of a Borrower or Holdings.

“Fixed Charges” means, with reference to any period, without duplication, cash Interest Expense, plus scheduled principal payments on Indebtedness made during such period, plus expense for income taxes paid in cash, plus dividends or distributions and repurchases, redemptions or retirement of the Equity Interests of Holdings, in each case paid in cash, plus Capital Lease Obligation payments, plus cash contributions to any Plan, all calculated for Holdings and its Restricted Subsidiaries on a consolidated basis.

“Fixed Charge Coverage Ratio” means, for any period, the ratio of (a) EBITDA minus the unfinanced portion of Capital Expenditures to (b) Fixed Charges, all calculated for Holdings and its Restricted Subsidiaries on a consolidated basis in accordance with GAAP.

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which the Borrowers are located.  For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“Funding Accounts” has the meaning assigned to such term in Section 4.01(h).

“GAAP” means generally accepted accounting principles in the United States of America.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.

“Guaranteed Obligations” has the meaning assigned to such term in Section 10.01.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Holdings” means Interline Brands, Inc., a Delaware corporation.

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (g) all Guarantees by such Person of Indebtedness of others, (h) all Capital Lease Obligations of such Person, (i) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty, (j) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances, (k) obligations under any liquidated earn-out and (l) any other Off-Balance Sheet Liability.  The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor; provided, that (i) the term “Indebtedness” shall not include post-closing payment adjustments or earn-outs to which the seller in a Permitted Acquisition may be entitled and (ii) notwithstanding any changes in GAAP resulting from the implementation of lease accounting rules being considered on the Effective Date, no lease obligations shall be treated as Indebtedness to the extent that such lease obligations would not have been treated as Indebtedness prior to such change in GAAP.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Information Memorandum” means the Confidential Information Memorandum dated October, 2010 relating to the Borrowers and the Transactions.

“Intercompany Note” means a promissory note substantially in the form of Exhibit G (or in such other form reasonably satisfactory to Administrative Agent) evidencing Indebtedness owed among the Loan Parties or Indebtedness owed by any Subsidiary that is a Loan Party to any Subsidiary that is not a Loan Party.

“Interest Election Request” means a request by the Borrower Representative to convert or continue a Revolving Borrowing in accordance with Section 2.07.

“Interest Expense” means, with reference to any period, total interest expense (including that attributable to Capital Lease Obligations) of Holdings and its Restricted Subsidiaries for such period with respect to all outstanding Indebtedness of Holdings and its Restricted Subsidiaries (including all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net costs under Swap Agreements in respect of interest rates to the extent such net costs are allocable to such period in accordance with GAAP), net of interest income to the extent deducted in determining in net income, calculated on a consolidated basis for Holdings and its Restricted Subsidiaries for such period in accordance with GAAP.

“Interest Payment Date” means (a) with respect to any ABR Loan (other than a Swingline Loan), the first day of each calendar quarter and the Maturity Date, and (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period and the Maturity Date.

“Interest Period” means with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months or, if agreed to by all Lenders, nine or twelve months thereafter, as the Borrower Representative may elect; provided, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless, in the case of a Eurodollar Borrowing only, such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) any Interest Period pertaining to a Eurodollar Borrowing that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period.  For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and, in the case of a Revolving Borrowing, thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Inventory” has the meaning assigned to such term in the Security Agreement.

“Inventory Reserves” shall mean reserves against Inventory equal to the sum of the following:

(a)           a reserve for shrink, or discrepancies that arise pertaining to inventory quantities on hand between a Borrower’s perpetual accounting system, and physical counts of the inventory which will be equal to the greater of 2% or the results of the physical inventory counts taken over the past 12 months with the variance expressed as a percentage of Inventory; and

(b)           a reserve determined by the Administrative Agent in the exercise of its Permitted Discretion for Inventory that is discontinued or slow-moving; and

(c)           a reserve determined by the Administrative Agent in the exercise of its Permitted Discretion for Inventory which is designated returned to vendor or which is recognized as damaged or off quality or not to customer specifications by a Borrower; and

(d)           a revaluation reserve whereby capitalized favorable variances shall be deducted from Eligible Inventory and unfavorable variances shall not be added to Eligible Inventory; and

(e)           any other reserve as deemed appropriate by the Administrative Agent in its Permitted Discretion, from time to time.

“Issuing Bank” means, as the context may require, (a) each of JPMCB and BofA, with respect to Letters of Credit issued by it, and each of its successors in such capacity as provided in Section 2.06(i), (b) BofA, with respect to each Existing Letter of Credit, and its successors and assigns in such capacity as provided in Section 2.06(i) and (c) any other Lender that becomes an Issuing Bank pursuant to Section 2.06(i), with respect to Letters of Credit issued by it and in each case, its successors in such capacity as provided in Section 2.06(i).  An Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of such Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.

“Joinder Agreement” has the meaning assigned to such term in Section 5.11.

“JPMCB” means JPMorgan Chase Bank, N.A., a national banking association, in its individual capacity, and its successors.

“LC Collateral Account” has the meaning assigned to such term in Section 2.06(j).

“LC Disbursement” means a payment made by any Issuing Bank pursuant to a Letter of Credit.

“LC Exposure” means, at any time, the sum of the Commercial LC Exposure and the Standby LC Exposure. The LC Exposure of any Revolving Lender at any time shall be its Applicable Percentage of the total LC Exposure at such time.

“Lead Arrangers” means J.P. Morgan Securities LLC, Banc of America Securities LLC and Barclays Capital.

“Lenders” means the Persons listed on the Commitment Schedule and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.  Unless the context otherwise requires, the term “Lenders” includes the Swingline Lender.

“Letter of Credit” means any letter of credit issued pursuant to this Agreement.

“LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, the rate appearing on Reuters Screen LIBOR01 Page (or on any successor or substitute page of such Service, or any successor to or substitute for such Service, providing rate quotations comparable to those currently provided on such page of such Service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for dollar deposits with a maturity comparable to such Interest Period.  In the event that such rate is not available at such time for any reason, then the “LIBO Rate” with respect to such Eurodollar Borrowing for such Interest Period shall be the rate at which dollar deposits of $5,000,000 and for a maturity comparable to such Interest Period are offered by the principal London office of the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Loan Documents” means this Agreement, any promissory notes issued pursuant to the Agreement, any Letter of Credit applications, the Collateral Documents and all other agreements and instruments identified in Section 4.01 executed and delivered to, or in favor of, the Administrative Agent or any Lenders and including all other pledges, powers of attorney, consents, assignments, contracts, notices, letter of credit agreements and all other written matter whether heretofore, now or hereafter executed by or on behalf of any Loan Party, or any employee of any Loan Party, and delivered to the Administrative Agent or any Lender in connection with the Agreement or the transactions contemplated thereby.  Any reference in the Agreement or any other Loan Document to a Loan Document shall include all appendices, exhibits or schedules thereto, and all amendments, restatements, supplements or other modifications thereto, and shall refer to the Agreement or such Loan Document as the same may be in effect at any and all times such reference becomes operative.

“Loan Guarantor” means each Loan Party.

“Loan Guaranty” means Article X of this Agreement.

“Loan Parties” means Holdings, the Borrowers, the Borrowers’ Domestic Subsidiaries and any other Person who becomes a party to this Agreement pursuant to a Joinder Agreement and their successors and assigns.

“Loans” means the loans and advances made by the Lenders pursuant to this Agreement, including Swingline Loans and Protective Advances.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, operations, condition, financial or otherwise, of Holdings and its Restricted Subsidiaries taken as a whole, (b) the ability of any Loan Party to perform any of its obligations under the Loan Documents to which it is a party, (c) the Collateral, or the Administrative Agent’s Liens (on behalf of itself and the Lenders) on the Collateral or the priority of such Liens, or (d) the rights of or benefits available to the Administrative Agent, the Issuing Banks or the Lenders thereunder.

“Material Indebtedness” means Indebtedness (other than the Loans and Letters of Credit), or obligations in respect of one or more Swap Agreements, of any one or more of the Company and its Restricted Subsidiaries in an aggregate principal amount exceeding $15,000,000.  For purposes of determining Material Indebtedness, the “obligations” of any Borrower or any Restricted Subsidiary in respect of any Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that such Borrower or such Restricted Subsidiary would be required to pay if such Swap Agreement were terminated at such time.

“Maturity Date” means November 16, 2015 or any earlier date on which the Commitments are reduced to zero or otherwise terminated pursuant to the terms hereof.

“Maximum Liability” has the meaning assigned to such term in Section 10.10.

“Moody’s” means Moody’s Investors Service, Inc.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Income” means, for any period, the consolidated net income (or loss) of the Company and its Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded (a) the income (or deficit) of any Person accrued prior to the date it becomes a Subsidiary or is merged into or consolidated with the Company or any of its Restricted Subsidiaries, (b) the income (or deficit) of any Person (other than a Restricted Subsidiary) in which the Company or any of its Restricted Subsidiaries has an ownership interest, except to the extent that any such income is actually received by the Company or such Restricted Subsidiary in the form of dividends or similar distributions and (c) the undistributed earnings of any Restricted Subsidiary (other than a Loan Party) to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary is not at the time permitted by the terms of any contractual obligation (other than under any Loan Document) or Requirement of Law applicable to such Restricted Subsidiary.

“Net Orderly Liquidation Value” means, with respect to Inventory of any Person, the orderly liquidation value thereof as determined in a manner acceptable to the Administrative Agent by an appraiser acceptable to the Administrative Agent, in each case in the exercise of its Permitted Discretion, net of all costs of liquidation thereof.

“Net Proceeds” means, with respect to any event, (a) the cash proceeds received in respect of such event including (i) any cash received in respect of any non-cash proceeds (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but excluding any interest payments), but only as and when received, (ii) in the case of a casualty, insurance proceeds and (iii) in the case of a condemnation or similar event, condemnation awards and similar payments, net of (b) the sum of (i) all reasonable fees and out-of-pocket expenses paid to third parties (other than Affiliates) in connection with such event, (ii) in the case of a sale, transfer or other disposition of an asset (including pursuant to a sale and leaseback transaction or a casualty or a condemnation or similar proceeding), the amount of all payments required to be made as a result of such event to repay Indebtedness (other than Loans) secured by such asset or otherwise subject to mandatory prepayment as a result of such event and (iii) the amount of all taxes paid (or reasonably estimated to be payable) and the amount of any reserves established to fund contingent liabilities reasonably estimated to be payable, in each case during the year that such event occurred or the next succeeding year and that are directly attributable to such event (as determined reasonably and in good faith by a Financial Officer).

“New Senior Subordinated Debt Documents” means the New Senior Subordinated Notes Indenture and all other instruments, agreements and other documents evidencing or governing the New Senior Subordinated Notes or providing for any Guarantee, obligation, security or other right in respect thereof.

“New Senior Subordinated Notes” means the 7.00% senior subordinated notes due 2018 issued by the Company pursuant to the New Senior Subordinated Notes Indenture and the Indebtedness represented thereby.

“New Senior Subordinated Notes Indenture” means the Indenture, dated as of November 16, 2010, among Holdings, the Company, the Subsidiaries listed therein and Wells Fargo Bank, National Association, as trustee, in respect of the New Senior Subordinated Notes.

“Non-Consenting Lender” has the meaning assigned to such term in Section 9.02(d).

“Non-Paying Guarantor” has the meaning assigned to such term in Section 10.11.

“Obligated Party” has the meaning assigned to such term in Section 10.02.

“Obligations” means all unpaid principal of and accrued and unpaid interest on the Loans, all LC Exposure, all accrued and unpaid fees and all expenses, reimbursements, indemnities and other obligations of the Loan Parties to the Lenders or to any Lender, the Administrative Agent, any Issuing Bank or any indemnified party arising under the Loan Documents.

“Off-Balance Sheet Liability” of a Person means (a) any repurchase obligation or liability of such Person with respect to accounts or notes receivable sold by such Person, (b) any indebtedness, liability or obligation under any so-called “synthetic lease” transaction entered into by such Person, or (c) any indebtedness, liability or obligation arising with respect to any other transaction which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the balance sheets of such Person (other than operating leases).

“Operating Account” means account #5498552291, any disbursement account, and any replacement accounts or additional accounts of any Loan Party maintained with BofA as a zero balance, cash management account pursuant to and under any agreement between such Loan Party and BofA, as modified and amended from time to time, and through which all disbursements of any Loan Party and any designated Subsidiary of any Borrower are made and settled on a daily basis with no uninvested balance remaining overnight.

“Other Taxes” means any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement.

“Participant” has the meaning set forth in Section 9.04.

“Paying Guarantor” has the meaning assigned to such term in Section 10.11.

“Payment Conditions” means:

(a)           with respect to the consummation of a Permitted Acquisition, any other investment pursuant to Section 6.04(m) or any prepayment, redemption, repurchase and retirement of the Existing Senior Subordinated Notes prior to maturity (other than pursuant to (x) the Debt Tender Offer or (y) a redemption of the Existing Senior Subordinated Notes, provided (A) notice of such redemption is given by the Company within twenty days of the Effective Date and (B) the Administrative Agent may establish an Availability Reserve and a Reserve in the amount of the Company’s obligations in respect of such redemption until the earlier of (1) the Company’s irrevocable payment of the amount of the Company’s obligations in respect of such redemption to the trustee for the Existing Senior Subordinated Notes and (2) the redemption is consummated) or the New Senior Subordinated Notes pursuant to Section 6.08(b)(v) (each a “Permitted Transaction”), each of the following conditions: (i) no Default or Event of Default has occurred and is continuing or would immediately result from the consummation of the Permitted Transaction; (ii) average daily Availability (A) for the 60 day period immediately preceding such Permitted Transaction calculated on a pro forma basis assuming such Permitted Transaction occurred on the first day of such 60 day period and (B) on the date of such Permitted Transaction, after giving effect thereto, shall be greater than the greater of (x) $56,250,000 and (y) 25% of the sum of the total Revolving Commitments at such time; and (iii) if the amount of consideration paid or payable in connection with all Permitted Transactions (other than to the extent of any Permitted Transaction funded, in whole or in part, with the proceeds of any issuance of Equity Interests by Holdings issued substantially contemporaneously with, or within 60 days prior to, such Permitted Transactions) consummated from and after the Effective Date (including, in the case of any Acquisition, all Acquisition Consideration paid or payable) exceeds, in the aggregate, $100,000,000, the Fixed Charge Coverage Ratio for the most recent four fiscal quarters ended immediately prior to the Permitted Transaction shall, after giving effect to such Permitted Transaction and assuming such Permitted Transaction occurred on the first day of the period, be at least 1.20 to 1.00; and

(b)           with respect to a repurchase, redemption or retirement of the Equity Interests of Holdings pursuant to clause (vi) of Section 6.08(a) or the declaration or payment of a Restricted Payment permitted pursuant to clause (vii) of Section 6.08(a) (each a “Permitted Equity Transaction”), each of the following conditions: (i) no Default or Event of Default has occurred and is continuing or would immediately result from the consummation of the Permitted Equity Transaction; (ii) average daily Availability (A) for the 60 day period immediately preceding such Permitted Equity Transaction calculated on a pro forma basis assuming such Permitted Equity Transaction occurred on the first day of such 60 day period and (B) on the date of such Permitted Equity Transaction, after giving effect thereto, shall be greater than the greater of (x) $56,250,000 and (y) 25% of the sum of the total Revolving Commitments at such time; and (iii) if the amount of consideration paid or payable in connection with all Permitted Equity Transactions consummated from and after the Effective Date exceeds, in the aggregate, $15,000,000, the Fixed Charge Coverage Ratio for the most recent four fiscal quarters ended immediately prior to the Permitted Equity

Transaction shall, after giving effect to such Permitted Equity Transaction and assuming such Permitted Equity Transaction occurred on the first day of the period, be at least 1.20 to 1.00

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Permitted Acquisition” means any Acquisition by any Borrower or any Loan Party in a transaction that satisfies each of the following requirements:

(a)           such Acquisition is not a hostile or contested Acquisition and shall have been approved by the proposed target’s (or proposed target’s parent’s) board of directors (or equivalent) governing body;

(b)           the business acquired in connection with such Acquisition is not in any material fashion engaged, directly or indirectly, in any line of business other than the businesses in which any Borrower or any Loan Party is engaged on the Effective Date and any business activities that are similar, related, incidental, complementary or corollary thereto or a reasonable extension thereof;

(c)           if such Acquisition is an Acquisition of the Equity Interests of a Person, such Acquisition (i) is structured so that the acquired Person shall become a wholly-owned subsidiary of a Loan Party pursuant to the terms of this Agreement, and (ii) together with the consummation of the transactions contemplated in Section 5.14 in connection with such Acquisition, will not result in any violation of Regulation U;

(d)           at or prior to the closing of the Permitted Acquisition, Holdings (or its Restricted Subsidiary making such Permitted Acquisition) and the proposed target (and, to the extent required, its Restricted Subsidiaries) shall have executed such documents, and taken such action, required under Section 5.14;

(e)           any Borrower or any Loan Guarantor shall not, as a result of or in connection with any such Acquisition, assume or incur any direct or contingent liabilities (whether relating to environmental, tax, litigation, or other matters) that could reasonably be expected to have a Material Adverse Effect;

(f)            in connection with an Acquisition of the Equity Interests in any Person, all Liens on property of such Person shall be terminated unless permitted pursuant to the Loan Documents, and in connection with an Acquisition of the assets of any Person, all Liens on such assets shall be terminated unless permitted pursuant to the Loan Documents;

(g)           all governmental and material third-party approvals necessary in connection with such Proposed Acquisition shall have been obtained and be in full force and effect;

(h)           no Default or Event of Default exists or would result therefrom;

(i)            as soon as available, but not less than five (5) days prior to any Acquisition having an Acquisition Consideration in excess of $75,000,000, the Borrower Representative shall provide to the Administrative Agent (i) notice of such Acquisition, (ii) a copy of the final form (or, if not available, the current draft) for the purchase agreement and all schedules and exhibits thereto and (iii) a certificate of a senior officer of the Borrower Representative certifying (and showing the calculations therefor in reasonable detail) that the Loan Parties would be in compliance with the requirements of clauses (c) through (h) preceding, including, if applicable, pro forma financial statements indicating compliance with clause (c) of the definition of “Payment Conditions”; and

(j)            prior to inclusion of the Accounts and Inventory acquired in connection with such Acquisition in the determination of the Borrowing Base, the Administrative Agent shall have conducted an Appraisal of such Inventory and an audit and field examination of such Accounts to its reasonable satisfaction, any applicable Reserves have been established, and all appropriate lien filings and collateral documentation have been duly completed, executed and delivered to the Administrative Agent, in each case, to the extent required by, and in accordance with, the Loan Documents.

“Permitted Discretion” means a determination made in good faith and in the exercise of reasonable (from the perspective of a secured asset-based lender) business judgment.

“Permitted Encumbrances” means:

(a)           Liens imposed by law for taxes, assessments or other governmental charges or levies that are not yet due or are being contested in compliance with Section 5.04;

(b)           carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 45 days or are being contested in compliance with Section 5.04;

(c)           pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations;

(d)           deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

(e)           judgment liens in respect of judgments that do not constitute an Event of Default under clause (k) of Article VII;

(f)            easements, zoning restrictions, rights-of-way, minor defects or irregularities of title and similar encumbrances on real property that do not secure any monetary obligations and do not materially interfere with the ordinary conduct of business of any Borrower or any Restricted Subsidiary;

(g)           landlords’ and lessors’ and other like Liens in respect of rent not in default; and

(h)           any interest or title of a lessor under any lease or sublease entered into by a Borrower or any of its Subsidiaries in the ordinary course of its business and covering only the assets so leased;

provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness.

“Permitted Investments” means:

(a)           direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof;

(b)           investments in commercial paper maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, the highest credit rating obtainable from S&P or from Moody’s;

(c)           investments in certificates of deposit, banker’s acceptances and time deposits maturing within 180 days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof which has a combined capital and surplus and undivided profits of not less than $500,000,000;

(d)           fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (c) above;

(e)           money market funds that (i) comply with the criteria set forth in SEC Rule 2a-7 under the Investment Company Act of 1940, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $5,000,000,000; and

(f)            investments in securities with maturities of six months or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least “A” by S&P or “A” by Moody’s.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which any Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Prepayment Event” means:

(a)           any sale, transfer or other disposition (including pursuant to a sale and leaseback transaction) of any property or asset of any Loan Party, other than dispositions described in Section 6.05(a); or

(b)           any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any property or asset of any Loan Party with a fair value immediately prior to such event equal to or greater than $5,000,000; or

(c)           the issuance by Holdings or the Company of any Equity Interests, or the receipt by Holdings or the Company of any capital contribution, other than any issuance by the Company of common Equity Interests to, or receipt of any such capital contribution from, Holdings; or

(d)           the incurrence by any Loan Party of any Indebtedness, other than Indebtedness permitted under Section 6.01.

“Prime Rate” means the rate of interest per annum publicly announced from time to time by JPMCB as its prime rate at its offices at 270 Park Avenue in New York City; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

“Projections” has the meaning assigned to such term in Section 5.01(e).

“Protective Advance” has the meaning assigned to such term in Section 2.04.

“Register” has the meaning set forth in Section 9.04.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Rent Reserve” with respect to any store, warehouse distribution center, regional distribution center or depot where any Inventory subject to Liens arising by operation of law is located, a reserve equal to three (3) months’ rent at such store, warehouse distribution center, regional distribution center or depot.

“Report” means reports prepared by the Administrative Agent or another Person showing the results of appraisals, field examinations or audits pertaining to the Borrowers’ assets from information furnished by or on behalf of the Borrowers, after the Administrative Agent has exercised its rights of inspection pursuant to this Agreement, which Reports may be distributed to the Lenders by the Administrative Agent.

“Required Lenders” means, at any time, Lenders having Credit Exposure and unused Commitments representing more than 50% of the sum of the total Credit Exposure and unused Commitments at such time.

“Requirement of Law” means, as to any Person, the Certificate of Incorporation and By-Laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Reserves” means Dilution Reserves, Inventory Reserves, Rent Reserves, Banking Services Reserves, reserves for Swap Obligations and any other reserves which the Administrative Agent deems necessary, in its Permitted Discretion, to maintain with respect to the Collateral or any Loan Party.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in Holdings, the Company or any Restricted Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests in Holdings or the Company or any option, warrant or other right to acquire any such Equity Interests in the Holdings or Company.

“Restricted Subsidiary” any Subsidiary of a Borrower other than an Unrestricted Subsidiary.

“Revolving Commitment” means, with respect to each Lender, the commitment, if any, of such Lender to make Revolving Loans and to acquire participations in Letters of Credit and Swingline Loans hereunder, expressed as an amount representing the maximum possible aggregate amount of such Lender’s Revolving Exposure hereunder, as such commitment may be reduced or increased from time to time pursuant to (a) Section 2.09 and (b) assignments by or to such Lender pursuant to Section 9.04.  The initial amount of each Lender’s Revolving Commitment is set forth on the Commitment Schedule, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Revolving Commitment, as applicable.  The initial aggregate amount of the Lenders’ Revolving Commitments is $225,000,000.

“Revolving Exposure” means, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Revolving Loans and its LC Exposure and an amount equal to its Applicable Percentage of the aggregate principal amount of Swingline Loans at such time.

“Revolving Lender” means, as of any date of determination, a Lender with a Revolving Commitment or, if the Revolving Commitments have terminated or expired, a Lender with Revolving Exposure.

“Revolving Loan” means a Loan made pursuant to Section 2.01(a).

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw Hill Companies, Inc.

“SEC” means the Securities and Exchange Commission.

“Secured Obligations” means all Obligations, together with all (i) Banking Services Obligations and (ii) Swap Obligations owing to one or more Lenders or their respective Affiliates at the time of the entry into such Swap Obligations; provided that within ten (10) days after any transaction relating to such Swap Obligation is executed, the Lender party thereto (other than JPMCB) shall have delivered written notice (including by e-mail) to the Administrative Agent that such a transaction has been entered into and that it constitutes a Secured Obligation entitled to the benefits of the Collateral Documents.

“Security Agreement” means that certain Pledge and Security Agreement, dated as of the date hereof, between the Loan Parties and the Administrative Agent, for the benefit of the Administrative Agent and the Lenders, and any other pledge or security agreement entered into, after the date of this Agreement by any other Loan Party (as required by this Agreement or any other Loan Document), or any other Person, as the same may be amended, restated or otherwise modified from time to time.

“Senior Subordinated Debt Documents” means the Existing Senior Subordinated Notes Documents and the New Senior Subordinated Notes Documents.

“Settlement” has the meaning assigned to such term in Section 2.05(c).

“Settlement Date” has the meaning assigned to such term in Section 2.05(c).

“Specified Properties” means the properties (and the improvements thereon) owned by the Borrower and its Subsidiaries that are identified on Schedule 1.01 hereto.

“Standby LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding standby Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements relating to standby Letters of Credit that have not yet been reimbursed by or on behalf of the Borrowers at such time.  The Standby LC Exposure of any Revolving Lender at any time shall be its Applicable Percentage of the total Standby LC Exposure at such time.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject with respect to the Adjusted LIBO Rate, for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board).  Such reserve percentages shall include those imposed pursuant to such Regulation D.  Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation.  The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Subordinated Indebtedness” of a Person means any Indebtedness of such Person the payment of which is subordinated to payment of the Secured Obligations to the written satisfaction of the Administrative Agent.

“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the partnership interests are, as of such date, owned, controlled or held by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Subsidiary” means any direct or indirect subsidiary of the Company or a Loan Party, as applicable.

“Supermajority Lenders” means, at any time, Lenders having Credit Exposure and unused Commitments representing at least 66.67% of the sum of the total Credit Exposure and unused Commitments at such time.

“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrowers or the Restricted Subsidiaries shall be a Swap Agreement.

“Swap Obligations” of a Person means any and all obligations of such Person, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (a) any and all Swap Agreements, and (b) any and all cancellations, buy backs, reversals, terminations or assignments of any Swap Agreement transaction.

“Swingline Exposure” means, at any time, the sum of the aggregate undrawn amount of all outstanding Swingline Loans at such time.  The Swingline Exposure of any Revolving Lender at any time shall be its Applicable Percentage of the total Swingline Exposure at such time.

“Swingline Lender” means JPMCB, in its capacity as lender of Swingline Loans hereunder.

“Swingline Loan” has the meaning assigned to such term in Section 2.05(a).

“Syndication Agent” means Bank of America, N.A..

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.

“Transactions” means the execution, delivery and performance by the Borrowers of this Agreement, the borrowing of Loans and other credit extensions, the use of the proceeds thereof, the issuance of Letters of Credit hereunder, the consummation of the Debt Tender Offer and the issuance of the New Senior Subordinated Notes.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate, the Alternate Base Rate.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York or any other state the laws of which are required to be applied in connection with the issue of perfection of security interests.

“Unliquidated Obligations” means, at any time, any Secured Obligations (or portion thereof) that are contingent in nature or unliquidated at such time, including any Secured Obligation that is: (i) an obligation to reimburse a bank for drawings not yet made under a letter of credit issued by it; (ii) any other obligation (including any guarantee) that is contingent in nature at such time; or (iii) an obligation to provide collateral to secure any of the foregoing types of obligations.

“Unrestricted Subsidiary” means any Foreign Subsidiary of any Borrower that is acquired or created after the Effective Date and designated by the Borrower Representative at the time of acquisition or formation thereof as an Unrestricted Subsidiary hereunder by written notice to the Administrative Agent; provided that the Borrowers shall only be permitted to so designate a new Unrestricted Subsidiary after the Effective Date and so long as:

(a)           immediately before and after such designation, no Default or Event of Default shall have occurred and be continuing;

(b)           no Subsidiary may be designated as an Unrestricted Subsidiary if it is a “Restricted Subsidiary” for the purpose of the New Senior Subordinated Note Documents or any other Indebtedness of Holdings or its Subsidiaries (other than Indebtedness of another Unrestricted Subsidiary); and

(c)           no Unrestricted Subsidiary may be redesignated as a Restricted Subsidiary at any time after being so designated as an Unrestricted Subsidiary;

(d)           immediately after giving effect to such designation, Holdings, Borrower and its Restricted Subsidiaries shall be in compliance, on a pro forma basis, with the covenant set forth in Section 6.12, whether or not a Covenant Trigger Period then exists, as demonstrated to the reasonable satisfaction of the Administrative Agent;

(e)           no Subsidiary shall be designated as an Unrestricted Subsidiary if such Subsidiary owns (directly or indirectly) any Capital Stock or Indebtedness of, or holds and Liens on any property on, Holdings, any Borrower or any Restricted Subsidiary; and

(f)            no Subsidiary shall be designated as an Unrestricted Subsidiary if it (i) is a party to any agreement, contract, arrangement or understanding with Holdings, any Borrower or any Restricted Subsidiary unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Holdings, such Borrower or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Holdings, any Borrower or any Restricted Subsidiary, and (ii) is a Person with respect to which Holdings, any Borrower or any of the Restricted Subsidiaries has any direct or indirect obligation (A) to subscribe for additional Capital Stock or (B) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results.

The designation of any Subsidiary as an Unrestricted Subsidiary shall constitute an investment by the relevant Loan Party therein at the date of designation in an amount equal to the net book value of such Borrower’s investment therein. Any Contingent Obligations incurred by Holdings, any Borrower or any Restricted Subsidiary in respect of any Indebtedness or other obligations of the Subsidiary being so designated (including those incurred prior to such designation) will be deemed to have been incurred at the time of such designation.

“Weekly Reporting Period” means (a) any period during which a Default or Event of Default is continuing, (b) each period commencing on any day that Availability is less than $25,000,000 and (c) each period during which average daily Availability for the immediately preceding calendar month is less than the greater of (x) $33,750,000 and (y) 15.0% of the sum of the total Revolving Commitments at such time; provided that each Weekly Reporting Period shall continue for a minimum of thirty (30) days.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Withholding Agent” means any Borrower or the Administrative Agent as required by applicable Law.

SECTION 1.02       Classification of Loans and Borrowings.  For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Loan”) or by Type (e.g., a “Eurodollar Loan”) or by Class and Type (e.g., a “Eurodollar Revolving Loan”).  Borrowings also may be classified and referred to by Class (e.g., a “Revolving Borrowing”) or by Type (e.g., a “Eurodollar Borrowing”) or by Class and Type (e.g., a “Eurodollar Revolving Borrowing”).

SECTION 1.03       Terms Generally.  The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.  The word “will” shall be construed to have the same meaning and effect as the word “shall”.  Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

SECTION 1.04       Accounting Terms; GAAP.  Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Borrower Representative notifies the Administrative Agent that the Borrowers request an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower Representative that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.  In the event that historical accounting practices, systems or reserves relating to the components of the Borrowing Base are modified in a manner that is adverse to the Lenders in any material respect, the Borrowers will agree to maintain such additional reserves (for purposes of computing the Borrowing Base) in respect to the components of the Borrowing Base and make such other adjustments (which may include maintaining additional reserves, modifying the advance rates or modifying the eligibility criteria for the components of the Borrowing Base).

ARTICLE II

THE CREDITS

SECTION 2.01       Commitments.  Subject to the terms and conditions set forth herein, each Lender agrees to make Revolving Loans to the Borrowers from time to time during the Availability Period in an aggregate principal amount that will not result in (a) such Lender’s Revolving Exposure exceeding such Lender’s Revolving Commitment or (b) the total Revolving Exposures exceeding the lesser of (x) the sum of the total Revolving Commitments less the Availability Reserves or (y) the Borrowing Base, subject to the Administrative Agent’s authority, in its sole discretion, to make Protective Advances pursuant to the terms of Section 2.04.  Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrowers may borrow, prepay and reborrow Revolving Loans.

SECTION 2.02       Loans and Borrowings.  (a)  Each Loan (other than a Swingline Loan) shall be made as part of a Borrowing consisting of Loans of the same Class and Type made by the Lenders ratably in accordance with their respective Commitments of the applicable Class.  Any Protective Advance and any Swingline Loan shall be made in accordance with the procedures set forth in Section 2.04 and 2.05.

(b)           Subject to Section 2.14, each Revolving Borrowing shall be comprised entirely of ABR Loans or Eurodollar Loans as the Borrower Representative may request in accordance herewith, provided that all Borrowings made on the Effective Date must be made as ABR Borrowings but may be converted into Eurodollar Borrowings in accordance with Section 2.08. Each Swingline Loan shall be an ABR Loan. Each Lender at its option may make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrowers to repay such Loan in accordance with the terms of this Agreement.

(c)           At the commencement of each Interest Period for any Eurodollar Revolving Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $5,000,000.  ABR Revolving Borrowings may be in any amount. Borrowings of more than one Type and Class may be outstanding at the same time; provided that there shall not at any time be more than a total of ten (10) Eurodollar Borrowings outstanding.

(d)           Notwithstanding any other provision of this Agreement, the Borrower Representative shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

SECTION 2.03       Requests for Revolving Borrowings.  To request a Revolving Borrowing, the Borrower Representative shall notify the Administrative Agent of such request either in writing (delivered by hand or facsimile) in a form approved by the Administrative Agent and signed by the Borrower Representative or by telephone (a) in the case of a Eurodollar Borrowing, not later than noon, Chicago time, three Business Days before the date of the proposed Borrowing or (b) in the case of an ABR Borrowing, not later than noon, Chicago time, one Business Day before the date of the proposed Borrowing; provided that any such notice of an ABR Revolving Borrowing to finance the reimbursement of an LC Disbursement as contemplated by Section 2.06(e) may be given not later than 9:00 a.m., Chicago time, on the date of the proposed Borrowing.  Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or facsimile to the Administrative Agent of a written Borrowing Request in a form approved by the Administrative Agent and signed by the Borrower Representative.  Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.01:

(i)            the name of the applicable Borrower;

(ii)           the aggregate amount of the requested Borrowing and a breakdown of the separate wires comprising such Borrowing;

(iii)          the date of such Borrowing, which shall be a Business Day;

(iv)          whether such Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and

(v)           in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period.”

If no election as to the Type of Revolving Borrowing is specified, then the requested Revolving Borrowing shall be an ABR Borrowing.  If no Interest Period is specified with respect to any requested Eurodollar Revolving Borrowing, then the applicable Borrower(s) shall be deemed to have selected an Interest Period of one month’s duration.  Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

SECTION 2.04       Protective Advances.  (a)  Subject to the limitations set forth below, the Administrative Agent is authorized by the Borrowers and the Lenders, from time to time in the Administrative Agent’s sole discretion (but shall have absolutely no obligation to), to make Loans to the Borrowers, on behalf of all Lenders, which the Administrative Agent, in its Permitted Discretion, deems necessary or desirable (i) to preserve or protect the Collateral, or any portion thereof, (ii) to enhance the likelihood of, or maximize the amount of, repayment of the Loans and other Obligations, or (iii) to pay any other amount chargeable to or required to be paid by the Borrowers pursuant to the terms of this Agreement, including payments of reimbursable expenses (including costs, fees, and expenses as described in Section 9.03) and other sums payable under the Loan Documents (any of such Loans are herein referred to as “Protective Advances”); provided that, the aggregate amount of Protective Advances outstanding at any time shall not at any time exceed $15,000,000; provided further that, the aggregate amount of outstanding Protective Advances plus the aggregate Revolving Exposure shall not exceed the aggregate Revolving Commitments. Protective Advances may be made even if the conditions precedent set forth in Section 4.02 have not been satisfied.  The Protective Advances shall be secured by the Liens in favor of the Administrative Agent in and to the Collateral and shall constitute Obligations hereunder. All Protective Advances shall be ABR Borrowings.  The Administrative Agent’s authorization to make Protective Advances may be revoked at any time by the Required Lenders.  Any such revocation must be in writing and shall become effective prospectively upon the Administrative Agent’s receipt thereof.  At any time that there is sufficient Availability and the conditions precedent set forth in Section 4.02 have been satisfied, the Administrative Agent may request the Revolving Lenders to make a Revolving Loan to repay a Protective Advance.  At any other time the Administrative Agent may require the Lenders to fund their risk participations described in Section 2.04(b).

(b)           Upon the making of a Protective Advance by the Administrative Agent (whether before or after the occurrence of a Default), each Lender shall be deemed, without further action by any party hereto, to have unconditionally and irrevocably purchased from the Administrative Agent without recourse or warranty, an undivided interest and participation in such Protective Advance in proportion to its Applicable Percentage. From and after the date, if any, on which any Lender is required to fund its participation in any Protective Advance purchased hereunder, the Administrative Agent shall promptly distribute to such Lender, such Lender’s Applicable Percentage of all payments of principal and interest and all proceeds of Collateral received by the Administrative Agent in respect of such Protective Advance.

SECTION 2.05       Swingline Loans.  (a)  The Administrative Agent, the Swingline Lender and the Revolving Lenders agree that in order to facilitate the administration of this Agreement and the other Loan Documents, promptly after the Borrower Representative requests an ABR Borrowing, the Swingline Lender may elect to have the terms of this Section 2.05(a) apply to such Borrowing Request by advancing, on behalf of the Revolving Lenders and in the amount requested, same day funds to the Borrowers on the applicable Borrowing date to the Funding Account(s) (each such Loan made solely by the Swingline Lender pursuant to this Section 2.05(a) is referred to in this Agreement as a “Swingline Loan”), with settlement among them as to the Swingline Loans to take place on a periodic basis as set forth in Section 2.05(c).  Each Swingline Loan shall be subject to all the terms and conditions applicable to other ABR Loans funded by the Revolving Lenders, except that all payments thereon shall be payable to the Swingline Lender solely for its own account.  In addition, during any Dominion Trigger Period, the Borrowers hereby authorize the Swingline Lender to, and the Swingline Lender shall, subject to the terms and conditions set forth herein (but without any further written notice required), not later than 1:00 p.m., Chicago time, on each Business Day, make available to the Borrowers by means of a credit to the Funding Account(s), the proceeds of a Swingline Loan to the extent necessary to pay items to be drawn on any Operating Account that day (as determined based on notice from the Administrative Agent).  The aggregate amount of Swingline Loans outstanding at any time shall not exceed $15,000,000.   The Swingline Lender shall not make any Swingline Loan if the requested Swingline Loan exceeds Availability (before giving effect to such Swingline Loan). All Swingline Loans shall be ABR Borrowings.

(b)           Upon the making of a Swingline Loan (whether before or after the occurrence of a Default and regardless of whether a Settlement has been requested with respect to such Swingline Loan), each Revolving Lender shall be deemed, without further action by any party hereto, to have unconditionally and irrevocably purchased from the Swingline Lender without recourse or warranty, an undivided interest and participation in such Swingline Loan in proportion to its Applicable Percentage of the Revolving Commitment. The Swingline Lender may, at any time, require the Revolving Lenders to fund their participations.  From and after the date, if any, on which any Revolving Lender is required to fund its participation in any Swingline Loan purchased hereunder, the Administrative Agent shall promptly distribute to such Lender, such Lender’s Applicable Percentage of all payments of principal and interest and all proceeds of Collateral received by the Administrative Agent in respect of such Loan.

(c)           The Administrative Agent, on behalf of the Swingline Lender, shall request settlement (a “Settlement”) with the Revolving Lenders on at least a weekly basis or on any date that the Administrative Agent elects, by notifying the Revolving Lenders of such requested Settlement by facsimile, telephone, or e-mail no later than 12:00 noon Chicago time on the date of such requested Settlement (the “Settlement Date”). Each Revolving Lender (other than the Swingline Lender, in the case of the Swingline Loans) shall transfer the amount of such Revolving Lender’s Applicable Percentage of the outstanding principal amount of the applicable Loan with respect to which Settlement is requested to the Administrative Agent, to such account of the Administrative Agent as the Administrative Agent may designate, not later than 2:00 p.m., Chicago time, on such Settlement Date.  Settlements may occur during the existence of a Default and whether or not the applicable conditions precedent set forth in Section 4.02 have then been satisfied.  Such amounts transferred to the Administrative Agent shall be applied against the amounts of the Swingline Lender’s Swingline Loans and, together with Swingline Lender’s Applicable Percentage of such Swingline Loan, shall constitute Revolving Loans of such Revolving Lenders, respectively.  If any such amount is not transferred to the Administrative Agent by any Revolving Lender on such Settlement Date, the Swingline Lender shall be entitled to recover such amount on demand from such Lender together with interest thereon as specified in Section 2.07.

SECTION 2.06       Letters of Credit. (a)  General. Subject to the terms and conditions set forth herein, the Borrower Representative may request the issuance of Letters of Credit for its own account or for the account of another Borrower or any wholly-owned Subsidiary of the Borrower Representative, in a form reasonably acceptable to the Administrative Agent and each Issuing Bank, at any time and from time to time during the Availability Period.  In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by any Borrower or any wholly-owned Subsidiary of the Borrower Representative to, or entered into by any Borrower or any wholly-owned Subsidiary of the Borrower Representative with, any Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control.

(b)           Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions.  To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Borrower Representative shall hand deliver or facsimile (or transmit by electronic communication, if arrangements for doing so have been approved by the applicable Issuing Bank) to the applicable Issuing Bank and the Administrative Agent (reasonably in advance of the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. If requested by the applicable Issuing Bank, the applicable Borrower and/or wholly-owned Subsidiary of the Borrower Representative, as the Issuing Bank may request, also shall submit a letter of credit application on such Issuing Bank’s standard form in connection with any request for a Letter of Credit.  A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the Borrowers shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (i) the LC Exposure shall not exceed $40,000,000 and (iv) the total Revolving Exposures shall not exceed the lesser of (x) the total Revolving Commitments minus Availability Reserves and (y) the Borrowing Base.

(c)           Expiration Date.  Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (ii) the date that is five Business Days prior to the Maturity Date; provided that any standby Letter of Credit may contain customary automatic renewal provisions agreed upon by the applicable Borrower and the applicable Issuing Bank pursuant to which the expiration date is automatically extended by a specific time period (but not to a date later than the date set forth in clause (ii) above).

(d)           Participations.  By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the applicable Issuing Bank or the Revolving Lenders, the applicable Issuing Bank hereby grants to each Revolving Lender, and each Revolving Lender hereby acquires from such Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Applicable Percentage of the aggregate amount available to be drawn under such

Letter of Credit.  In consideration and in furtherance of the foregoing, each Revolving Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the applicable Issuing Bank, such Lender’s Applicable Percentage of each LC Disbursement made by such Issuing Bank and not reimbursed by the Borrowers on the date due as provided in paragraph (e) of this Section, or of any reimbursement payment required to be refunded to the Borrowers for any reason.  Each Revolving Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(e)           Reimbursement.  If an Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the Borrowers shall reimburse such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement not later than 11:00 a.m., Chicago time, on the date that such LC Disbursement is made, if the Borrower Representative shall have received notice of such LC Disbursement prior to 9:00 a.m., Chicago time, on such date, or, if such notice has not been received by the Borrower Representative prior to such time on such date, then not later than 11:00 a.m., Chicago time, on (i) the Business Day that the Borrower Representative receives such notice, if such notice is received prior to 9:00 a.m., Chicago time, on the day of receipt, or (ii) the Business Day immediately following the day that the Borrower Representative receives such notice, if such notice is not received prior to such time on the day of receipt; provided that the Borrowers may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 or 2.05 that such payment be financed with an ABR Revolving Borrowing or Swingline Loan in an equivalent amount and, to the extent so financed, the Borrowers’ obligation to make such payment shall be discharged and replaced by the resulting ABR Revolving Borrowing or Swingline Loan.  If the Borrowers fail to make such payment when due, the Administrative Agent shall notify each Revolving Lender of the applicable LC Disbursement, the payment then due from the Borrowers in respect thereof and such Lender’s Applicable Percentage thereof.  Promptly following receipt of such notice, each Revolving Lender shall pay to the Administrative Agent its Applicable Percentage of the payment then due from the Borrowers, in the same manner as provided in Section 2.07 with respect to Loans made by such Lender (and Section 2.07 shall apply, mutatis mutandis, to the payment obligations of the Revolving Lenders), and the Administrative Agent shall promptly pay to the applicable Issuing Bank the amounts so received by it from the Revolving Lenders. Promptly following receipt by the Administrative Agent of any payment from the Borrowers pursuant to this paragraph, the Administrative Agent shall distribute such payment to the applicable Issuing Bank or, to the extent that Revolving Lenders have made payments pursuant to this paragraph to reimburse such applicable Issuing Bank, then to such Lenders and the applicable Issuing Bank as their interests may appear.  Any payment made by a Revolving Lender pursuant to this paragraph to reimburse the applicable Issuing Bank for any LC Disbursement (other than the funding of ABR Revolving Loans or a Swingline Loan as contemplated above) shall not constitute a Loan and shall not relieve the Borrowers of their obligation to reimburse such LC Disbursement.

(f)            Obligations Absolute.  The Borrowers’ joint and several obligation to reimburse LC Disbursements as provided in paragraph (e) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by an Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrowers’ obligations hereunder.  Neither the Administrative Agent, the Revolving Lenders nor any Issuing Bank, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of any Issuing Bank; provided that the foregoing shall not be construed to excuse the applicable Issuing Bank from liability to the Borrowers to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrowers to the extent permitted by applicable law) suffered by any Borrower that are caused by such Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of bad faith, gross negligence or willful misconduct on the part of an Issuing Bank (as finally determined by a court of competent jurisdiction), such Issuing Bank shall be deemed to have exercised care in each such determination.  In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the applicable Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(g)           Disbursement Procedures.  An Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit.  The applicable Issuing Bank shall promptly notify the Administrative Agent and the applicable Borrower by telephone (confirmed by facsimile) of such demand for payment and whether such Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrowers of their obligation to reimburse the Issuing Bank and the Revolving Lenders with respect to any such LC Disbursement.

(h)           Interim Interest.  If an Issuing Bank shall make any LC Disbursement, then, unless the Borrowers shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrowers reimburse such LC Disbursement, at the rate per annum then applicable to ABR Revolving Loans; provided that, if the Borrowers fail to reimburse such LC Disbursement when due pursuant to paragraph (e) of this Section, then Section 2.13(d) shall apply. Interest accrued pursuant to this paragraph shall be for the account of the applicable Issuing Bank, except that interest accrued on and after the date of payment by any Revolving Lender pursuant to paragraph (e) of this Section to reimburse such Issuing Bank shall be for the account of such Lender to the extent of such payment.

(i)            Issuing Banks.  An Issuing Bank may resign at any time and any existing Lender may become an Issuing Bank at any time, in each case by written agreement among the Borrower Representative, the Administrative Agent, the retiring Issuing Bank or additional Issuing Bank (as applicable).  The Administrative Agent shall notify the Revolving Lenders of any such additional Issuing Bank.  At the time any such resignation shall become effective, the Borrowers shall pay all unpaid fees accrued for the account of the retiring Issuing Bank pursuant to Section 2.12(b).  From and after the effective date of any such addition of an Issuing Bank, the additional Issuing Bank shall have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it.  After the resignation of an Issuing Bank hereunder, the retiring Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such resignation, but shall not be required to issue additional Letters of Credit.

(j)            Cash Collateralization.  If any Event of Default shall occur and be continuing, on the Business Day that the Borrower Representative receives notice from the Administrative Agent or the Required Lenders (or, if the maturity of the Loans has been accelerated, Revolving Lenders with LC Exposure representing greater than 50% of the total LC Exposure) demanding the deposit of cash collateral pursuant to this paragraph, the Borrowers shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Revolving Lenders (the “LC Collateral Account”), an amount in cash equal to 103% of the LC Exposure as of such date plus accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to any Borrower described in clause (h) or (i) of Article VII.  Such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the Secured Obligations.  The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account and the Borrowers hereby grant the Administrative Agent a security interest in the LC Collateral Account.  Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Borrowers’ risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account.  Moneys in such account shall be applied by the Administrative Agent to reimburse the applicable Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrowers for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Revolving Lenders with LC Exposure representing greater than 50% of the total LC Exposure), be applied to satisfy other Secured Obligations.  If the Borrowers are required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrowers within three Business Days after all such Defaults have been cured or waived.

(k)           Existing Letters of Credit.  On the Effective Date, (i) each Existing Letter of Credit, to the extent outstanding, shall be automatically and without further action by the parties thereto deemed converted into Letters of Credit issued pursuant to this Section 2.06 at the request of the Borrower Representative and subject to the provisions hereof as if such Existing Letters of Credit had been issued on the Effective Date, (ii) such Letters of Credit shall each be included in the calculation of “LC Exposure” and, to the extent applicable and without duplication, in the definitions of “Commercial LC Exposure” and “Standby LC Exposure” and (iii) all liabilities of the Borrowers and the other Loan Parties with respect to such Existing Letters of Credit shall constitute Obligations.  No Existing Letter of Credit converted in accordance with this Section 2.06(k) shall be amended, extended or renewed except in accordance with the terms hereof.  Notwithstanding the foregoing, the Borrowers shall not be required to pay any additional issuance fees with respect to the issuance of the Existing Letters of Credit solely as a result of such letter of credit being converted into a Letter of Credit hereunder, it being understood that the fronting, participation and other fees set forth in Section 2.12(b) shall otherwise apply to such Existing Letters of Credit.

SECTION 2.07       Funding of Borrowings.  (a)  Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 1:00 p.m., Chicago time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders in an amount equal to such Lender’s Applicable Percentage; provided that, Swingline Loans shall be made as provided in Section 2.05.  The Administrative Agent will make such

Loans available to the Borrower Representative by promptly crediting the amounts so received, in like funds, to the Funding Account(s); provided that ABR Revolving Loans made to finance the reimbursement of (i) an LC Disbursement as provided in Section 2.06(e) shall be remitted by the Administrative Agent to the applicable Issuing Bank and (ii) a Protective Advance shall be retained by the Administrative Agent.

(b)           Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the applicable Borrower a corresponding amount.  In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrowers severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the applicable Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrowers, the interest rate applicable to ABR Loans.  If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

SECTION 2.08       Interest Elections.  (a)  Each Revolving Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurodollar Revolving Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Borrower Representative may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Revolving Borrowing, may elect Interest Periods therefor, all as provided in this Section.  The Borrower Representative may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.  This Section shall not apply to Swingline Borrowings or Protective Advances, which may not be converted or continued.

(b)           To make an election pursuant to this Section, the Borrower Representative shall notify the Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.03 if the Borrowers were requesting a Revolving Borrowing of the Type resulting from such election to be made on the effective date of such election.  Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or facsimile to the Administrative Agent of a written Interest Election Request in a form approved by the Administrative Agent and signed by the Borrower Representative.

(c)           Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:

(i)            the Borrower and the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii)           the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii)          whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and

(iv)          if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then the Borrowers shall be deemed to have selected an Interest Period of one month’s duration.

(d)           Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e)           If the Borrower Representative fails to deliver a timely Interest Election Request with respect to a Eurodollar Revolving Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower Representative, then, so long as an Event of Default is continuing (i) no outstanding Revolving Borrowing may be converted to or continued as a Eurodollar Borrowing and (ii) unless repaid, each Eurodollar Revolving Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

SECTION 2.09       Termination and Reduction of Commitments; Increase in Revolving Commitments.  (a) Unless previously terminated, the Commitments shall terminate on the Maturity Date.

(b)           The Borrowers may at any time terminate the Commitments upon (i) the payment in full of all outstanding Loans, together with accrued and unpaid interest thereon and on any Letters of Credit, (ii) the cancellation and return of all outstanding Letters of Credit (or alternatively, with respect to each such Letter of Credit, the furnishing to the Administrative Agent of a cash deposit (or at the discretion of the Administrative Agent a back up standby letter of credit satisfactory to the Administrative Agent) equal to 103% of the LC Exposure as of such date), (iii) the payment in full of the accrued and unpaid fees, and (iv) the payment in full of all reimbursable expenses and other Obligations then due and owing together with accrued and unpaid interest thereon.

(c)           The Borrowers may from time to time reduce the Revolving Commitments; provided that (i) each reduction of the Revolving Commitments shall be in an amount that is an integral multiple of $5,000,000 and not less than $25,000,000 and (ii) the Borrowers shall not reduce the Revolving Commitments if, after giving effect to any concurrent prepayment of the Revolving Loans in accordance with Section 2.10, the sum of the Revolving Exposures would exceed the lesser of the total Revolving Commitments and the Borrowing Base.

(d)           The Borrower Representative shall notify the Administrative Agent of any election to terminate or reduce the Commitments under paragraph (b) or (c) of this Section at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof.  Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof.  Each notice delivered by the Borrower Representative pursuant to this Section shall be irrevocable; provided that a notice of termination of the Commitments delivered by the Borrower Representative may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrower Representative (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.  Any termination or reduction of the Commitments shall be permanent.  Each reduction of the Commitments shall be made ratably among the Lenders in accordance with their respective Commitments.

(e)           The Borrowers shall have the right to increase the Revolving Commitment by obtaining additional Revolving Commitments, either from one or more of the Lenders or another lending institution; provided that (i) any such request for an increase shall be in a minimum amount of $25,000,000, (ii) the Borrower Representative, on behalf of the Borrowers, shall have the right to increase the Revolving Commitments on no more than four occasions, (iii) each existing Lender shall have the right, but not the obligation, in each such Lender’s sole discretion, to provide a portion of such increase; (iv) the Administrative Agent and each Issuing Bank has approved the identity of any such new Lender, such approval not to be unreasonably withheld, (iv) any such new Lender assumes all of the rights and obligations of a “Lender” hereunder, (v) any such additional Revolving Commitments shall be on the same terms and conditions as the other existing Revolving Commitments (except as to fees agreed to by the Borrowers) and (vi) the procedure described in Section 2.09(f) have been satisfied.

(f)            Any amendment hereto for such an increase or addition shall be in form and substance reasonably satisfactory to the Administrative Agent and shall only require the written signatures of the Administrative Agent, the Borrowers and the Lender(s) being added or increasing their Commitment, subject only to the approval of Required Lenders if any such increase would cause the Revolving Commitment to exceed $325,000,000.  As a condition precedent to such an increase, Borrower shall deliver to the Administrative Agent a certificate of each Loan Party signed by an authorized officer of such Loan Party (i) certifying and attaching the resolutions adopted by such Loan Party approving or consenting to such increase, and (ii) in the case of the Borrowers, certifying that, before and after giving effect to such increase, (A) the representations and warranties contained in Article III and the other Loan Documents are true and correct in all material respects except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct in all material respects as of such earlier date, and (B) no Default exists.

(g)           Within a reasonable time after the effective date of any increase, the Administrative Agent shall, and is hereby authorized and directed to, revise the Commitment Schedule to reflect such increase and shall distribute such revised Commitment Schedule to each of the Lenders and the Borrowers, whereupon such revised Commitment Schedule shall replace the old Commitment Schedule and become part of this Agreement.  On the Business Day following any such increase, all outstanding ABR Advances shall be reallocated among the Lenders (including any newly added Lenders) in accordance with the Lenders’ respective revised Applicable Percentages.  Eurodollar Advances shall not be reallocated among the Lenders prior to the expiration of the applicable Interest Period in effect at the time of any such increase.

SECTION 2.10       Repayment of Loans; Evidence of Debt.  (a) The Borrowers hereby jointly, severally and unconditionally promise to pay (i) to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Revolving Loan on the Maturity Date, and (ii) to the Administrative Agent the then unpaid amount of each Protective Advance on the earlier of the Maturity Date and demand by the Administrative Agent.

(b)           At all times that full cash dominion is in effect pursuant to Section 7.3 of the Security Agreement, on each Business Day, the Administrative Agent shall apply all funds credited to the Collection Account on such Business Day or the immediately preceding Business Day (at the discretion of the Administrative Agent, whether or not immediately available) first to prepay any Protective Advances that may be outstanding, pro rata, and second to prepay the Revolving Loans (including Swing Line Loans) and to cash collateralize outstanding LC Exposure.

(c)           Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrowers to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(d)           The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Class and Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrowers to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(e)           The entries made in the accounts maintained pursuant to paragraph (c) or (d) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrowers to repay the Loans in accordance with the terms of this Agreement.

(f)            Any Lender may request that Loans made by it be evidenced by a promissory note.  In such event, the Borrowers shall prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent.  Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

SECTION 2.11       Prepayment of Loans.  (a) The Borrowers shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to prior notice in accordance with paragraph (e) of this Section.

(b)           In the event and on such occasion that the total Revolving Exposure exceeds the lesser of (A) the aggregate Revolving Commitments minus the Availability Reserves or (B) the Borrowing Base, the Borrowers shall prepay the Revolving Loans, LC Exposure and/or Swingline Loans in an aggregate amount equal to such excess.

(c)           During a Dominion Trigger Period or after the occurrence and continuance of an Event of Default, in the event and on each occasion that any Net Proceeds are received by or on behalf of Holdings or any Loan Party in respect of any Prepayment Event, the Borrowers shall, immediately after such Net Proceeds are received by Holdings or any Loan Party, prepay the Obligations as set forth in Section 2.11(d) below in an aggregate amount equal to 100% of such Net Proceeds.

(d)           All such amounts pursuant to Section 2.11(c) (as to any insurance or condemnation proceeds, to the extent they arise from casualties or losses to Equipment, Fixtures and real property) shall be applied, first to prepay any Protective Advances that may be outstanding, pro rata and second to prepay the Revolving Loans (including Swing Line Loans) without a corresponding reduction in the Revolving Commitment and to cash collateralize outstanding LC Exposure.  All such amounts pursuant to Section 2.11(c) (as to any insurance or condemnation proceeds, to the extent they arise from casualties or losses to cash or Inventory) shall be applied, first to prepay any Protective Advances that may be outstanding, pro rata, and second to prepay the Revolving Loans (including Swing Line Loans) without a corresponding reduction in the Revolving Commitment and to cash collateralize outstanding LC Exposure.  If the precise amount of insurance or condemnation proceeds allocable to Inventory as compared to Equipment, Fixtures and real property is not otherwise determined, the allocation and application of those proceeds shall be determined by the Administrative Agent, in its Permitted Discretion.

Notwithstanding anything contained herein to the contrary, if any event described in clauses (a) or (b) of the definition of the term “Prepayment Event” occurs, and the Borrowers are required under the terms of the New Senior Subordinated Note Documents or the terms of any other Indebtedness to repay the New Senior Subordinated Notes and/or such other Indebtedness with the Net Proceeds arising from such Prepayment Event to the extent such Net Proceeds are not used to (x) acquire (i) any long lived assets (other than Equity Interests) used in a Related Business (as defined in the New Senior Subordinated Note Indenture), in each case including leasehold interests with respect thereto with a term in excess of one year, (ii) the Equity Interest of a Person that becomes a Restricted Subsidiary as a result of the acquisition of such Equity Interest by the Company or another Restricted Subsidiary, (iii) Equity Interest constituting a minority interest in any Person that at such time is a Restricted Subsidiary, or (iv) otherwise invest, reinvest or deploy such Net Proceeds; or (y) repay the Obligations with a concomitant reduction in the Revolving Commitments prior to a date certain (the “Note Repayment Trigger Date”), then to the extent any such Net Proceeds are not so reinvested prior to the Note Repayment Trigger Date, the Revolving Commitments shall be automatically reduced on the Note Repayment Trigger Date by an amount equal to the amount of such remaining Net Proceeds unless (and to the extent) that Borrower would be permitted to apply such remaining Net Proceeds to the repayment of the New senior Subordinated Notes or such other Indebtedness under Section 6.08(b)(v) on such Note Repayment Trigger Date.

(e)           The Borrower Representative shall notify the Administrative Agent (and, in the case of prepayment of a Swingline Loan, the Swingline Lender) by telephone (confirmed by facsimile) of any prepayment hereunder (i) in the case of prepayment of a Eurodollar Revolving Borrowing, not later than noon, Chicago time, three Business Days before the date of prepayment, or (ii) in the case of prepayment of an ABR Revolving Borrowing, not later than noon, Chicago time, one Business Day before the date of prepayment.  Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that, if a notice of prepayment is given in connection with a conditional notice of termination of the Commitments as contemplated by Section 2.09, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.09. Promptly following receipt of any such notice relating to a Revolving Borrowing, the Administrative Agent shall advise the Lenders of the contents thereof.  Each partial prepayment of any Revolving Borrowing shall be in an amount that would be permitted in the case of an advance of a Revolving Borrowing of the same Type as provided in Section 2.02.  Each prepayment of a Revolving Borrowing shall be applied ratably to the Revolving Loans included in the prepaid Borrowing.  Prepayments shall be accompanied by accrued interest to the extent required by Section 2.13.

SECTION 2.12       Fees.  (a)  The Borrowers agree to pay to the Administrative Agent for the account of each Lender a commitment fee, which shall accrue at the Applicable Commitment Fee Rate on the average daily amount of the Available Revolving Commitment of such Lender during the period from and including the Effective Date to but excluding the date on which the Lenders’ Revolving Commitments terminate.  Accrued commitment fees shall be payable in arrears on the first day of January, April, July and October and on the date on which the Revolving Commitments terminate, commencing on the first such date to occur after the date hereof.  All commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed.

(b)           The Borrowers agree to pay (i) to the Administrative Agent for the account of each Revolving Lender a participation fee with respect to its participations in Letters of Credit, which shall accrue at the same Applicable Rate used to determine the interest rate applicable to Eurodollar Revolving Loans on the average daily amount of such Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date on which such Lender’s Revolving Commitment terminates and the date on which such Revolving Lender ceases to have any LC Exposure, and (ii) to the applicable Issuing Bank a fronting fee, which shall accrue at the rate of 0.125% per annum on the average daily amount of the LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date of termination of the Revolving Commitments and the date on which there ceases to be any LC Exposure, as well as the applicable Issuing Bank’s standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder.  Participation fees and fronting fees accrued through and including the last day of each calendar quarter shall be payable on the first day of each calendar quarter following such last day, commencing on the first such date to occur after the Effective Date; provided that all such fees shall be payable on the date on which the Revolving Commitments terminate and any such fees accruing after the date on which the Commitments terminate shall be payable on demand. Any other fees payable to any Issuing Bank pursuant to this paragraph shall be payable within 10 days after demand. All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed.

(c)           The Borrowers agree to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Borrowers and the Administrative Agent.

(d)           All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent (or to the applicable Issuing Bank, in the case of fees payable to it) for distribution, in the case of commitment fees and participation fees, to the Lenders. Fees paid shall not be refundable under any circumstances.

SECTION 2.13       Interest.  (a)  The Loans comprising each ABR Borrowing (including each Swingline Loan) shall bear interest at the Alternate Base Rate plus the Applicable Rate.

(b)           The Loans comprising each Eurodollar Borrowing shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.

(c)           Each Protective Advance shall bear interest at the Alternate Base Rate plus the Applicable Rate for Revolving Loans plus 2%.

(d)           Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by the Borrowers hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, the Administrative Agent or the Required Lenders may, at their option, by notice to the Borrower Representative (which notice may be revoked at the option of the Required Lenders notwithstanding any provision of Section 9.02 requiring the consent of “each Lender affected thereby” for reductions in interest rates), declare that (i) all overdue principal of the Loans shall bear interest at 2% plus the rate otherwise applicable to such Loans as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount outstanding hereunder, such amount shall accrue at 2% plus the rate applicable to such fee or other obligation as provided hereunder.

(e)           Accrued interest on each Loan (for ABR Loans, accrued through the last day of the prior calendar month) shall be payable in arrears on each Interest Payment Date for such Loan and upon termination of the Commitments; provided that (i) interest accrued pursuant to paragraph (d) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Revolving Loan prior to the end of the Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(f)            All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed.  The applicable Alternate Base Rate, Adjusted LIBO Rate or LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.  If, for any reason (including inaccurate reporting on financial statements, a Borrowing Base Certificate or a Compliance Certificate), it is determined that a higher Applicable Rate should have applied to a period than was actually applied, then the proper rate shall be applied retroactively and the Borrowers shall immediately pay an amount equal to the difference between the amount of interest and fees that would have accrued using the proper rate and the amount actually paid.

SECTION 2.14       Alternate Rate of Interest.  If prior to the commencement of any Interest Period for a Eurodollar Borrowing:

(a)           the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period; or

(b)           the Administrative Agent is advised by the Required Lenders that the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrower Representative and the Lenders by telephone or facsimile as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower Representative and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Revolving Borrowing to, or continuation of any Revolving Borrowing as, a Eurodollar Borrowing shall be ineffective, and (ii) if any Borrowing Request requests a Eurodollar Revolving Borrowing, such Borrowing shall be made as an ABR Borrowing.

SECTION 2.15       Increased Costs.  (a) If any Change in Law shall:

(i)            impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate) or any Issuing Bank; or

(ii)           impose on any Lender or any Issuing Bank or the London interbank market any other condition affecting this Agreement or Eurodollar Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender or such Issuing Bank of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender or such Issuing Bank hereunder (whether of principal, interest or otherwise), then the Borrowers will pay to such Lender or such Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or such Issuing Bank, as the case may be, for such additional costs incurred or reduction suffered; provided that for purposes of this Section, “cost” shall not include Indemnified Taxes or Other Taxes or costs resulting from a change in the rate of tax on the overall net income of such Lender or such issuing Bank.

(b)           If any Lender or any Issuing Bank determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or such Issuing Bank’s capital or on the capital of such Lender’s or such Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by such Issuing Bank, to a level below that which such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such Issuing Bank’s policies and the policies of such Lender’s or such Issuing Bank’s holding company with respect to capital adequacy), then from time to time the Borrowers will pay to such Lender or such Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company for any such reduction suffered.

(c)           A certificate of a Lender or an Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or such Issuing Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Borrower Representative and shall be conclusive absent manifest error.  The Borrowers shall pay such Lender or such Issuing Bank, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d)           Failure or delay on the part of any Lender or any Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or such Issuing Bank’s right to demand such compensation; provided that the Borrowers shall not be required to compensate a Lender or an Issuing Bank pursuant to this Section for any increased costs or reductions incurred more than 270 days prior to the date that such Lender or such Issuing Bank, as the case may be, notifies the Borrower Representative of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or such Issuing Bank’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 270-day period referred to above shall be extended to include the period of retroactive effect thereof.

SECTION 2.16       Break Funding Payments.  In the event of (a) the payment of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Eurodollar Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.09(d) and is revoked in accordance therewith), or (d) the assignment of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower Representative pursuant to Section 2.19, then, in any such event, the Borrowers shall compensate each Lender for the loss, cost and expense attributable to such event (which shall not include any lost profit or margin).  In the case of a Eurodollar Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the eurodollar market.  A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower Representative and shall be conclusive absent manifest error.  The Borrowers shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

SECTION 2.17       Taxes.  (a) Any and all payments by or on account of any obligation of the Borrowers hereunder shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if the Borrowers shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, Lender or an Issuing Bank (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrowers shall make such deductions and (iii) the Borrowers shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b)           Without duplication, in addition, the Borrowers shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c)           The Borrowers shall jointly and severally indemnify the Administrative Agent, each Lender and each Issuing Bank, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent, such Lender or such Issuing Bank, as the case may be, on or with respect to any payment by or on account of any obligation of the Borrowers hereunder (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to the Borrower Representative by a Lender or an Issuing Bank, or by the Administrative Agent on its own behalf or on behalf of a Lender or an Issuing Bank, shall be conclusive absent manifest error.

(d)           Each Lender and each Issuing Bank shall indemnify the Borrowers and the Administrative Agent, within 10 days after written demand therefor, against any and all Taxes and any and all related losses, claims, liabilities, penalties, interest and reasonable expenses (including the fees, charges and disbursements of any counsel for the Borrowers or the Administrative Agent and including Taxes imposed or asserted on or attributable to amounts payable under this Section 2.7(d)) incurred by or asserted against the Borrowers or the Administrative Agent by any Governmental Authority as a result of the failure by such Lender or such Issuing Bank, as the case may be, to deliver, or as a result of the inaccuracy, inadequacy or deficiency of, any documentation required to be delivered to the Borrowers or the Administrative Agent pursuant to Section 2.17(f).  Each Lender and each Issuing Bank hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender or such Issuing Bank, as the case may be, under this Agreement or any other Loan Document against any amount due to the Administrative Agent under this Section 2.17(d).

(e)           As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrowers to a Governmental Authority, the Borrower Representative shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(f)            Forms.

(i)            Each Foreign Lender shall deliver to the Borrower and the Administrative Agent (or, in the case of a Participant, to the Lender from which the related participation shall have been purchased) two copies of either U.S. Internal Revenue Service Form W-8BEN or Form W-8ECI, or, in the case of a Foreign Lender claiming exemption from or reduction of U.S. federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest” a statement substantially in the form of Exhibit D and a Form W-8BEN or, in either case, any subsequent versions thereof or successors thereto, properly completed and duly executed by such Foreign Lender claiming complete exemption from, or a reduced rate of, U.S. federal withholding tax on all payments by the Borrower under this Agreement and the other Loan Documents.  Such forms shall be delivered by each Foreign Lender on or before the date it becomes a party to this Agreement (or, in the case of any Participant, on or before the date such Participant purchases the related participation).  In addition, upon request of the Borrowers, each Foreign Lender shall deliver such forms promptly upon the obsolescence, expiration, or invalidity of any form previously delivered by such Foreign Lender.  Each Foreign Lender shall promptly notify the Borrower at any time it determines that it is no longer in a position to provide any previously delivered certificate to the Borrower (or any other form of certification adopted by the U.S. taxing authorities for such purpose).

(ii)           Any Lender that is entitled to an exemption from or reduction of non-U.S. withholding tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by the Borrower, such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Borrower as will permit such payments to be made without withholding or at a reduced rate.

(iii)          If a payment made to a Lender under any Loan Document would be subject to U.S. Federal withholding Tax imposed by FATCA if such Lender fails to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Withholding Agent (A) a certification signed by the chief financial officer, principal accounting officer, treasurer or controller and (B) other documentation reasonably requested by the Withholding Agent sufficient for the Withholding Agent to comply with its obligations under FATCA and to determine that such Lender has complied with such applicable reporting requirements.

(g)           If the Administrative Agent or a Lender determines, in its sole discretion, that it has received a refund of Taxes or Other Taxes as to which it has been indemnified by the Borrowers or with respect to which the Borrowers have paid additional amounts pursuant to this Section 2.17, it shall promptly pay over such refund to the Borrowers (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrowers under this Section 2.17 with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that the Borrowers, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to the Borrowers (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. This Section 2.17(g) shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Borrowers or any other Person.

SECTION 2.18       Payments Generally; Allocation of Proceeds; Sharing of Set-offs.  (a)  The Borrowers shall make each payment required to be made by them hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 2.15, 2.16 or 2.17, or otherwise) prior to 2:00 p.m., Chicago time, on the date when due, in immediately available funds, without set-off or counterclaim.  Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon.  All such payments shall be made to the Administrative Agent at its offices at 111 Fannin Street, Floor 10, Houston, TX 77002-6925, except payments to be made directly to an Issuing Bank or Swingline Lender as expressly provided herein and except that payments pursuant to Sections 2.15, 2.16, 2.17 and 9.03 shall be made directly to the Persons entitled thereto.  The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof.  If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension.  All payments hereunder shall be made in dollars.

(b)           Any proceeds of Collateral received by the Administrative Agent (i) not constituting any of (A) a specific payment of principal, interest, fees or other sum payable under the Loan Documents (which shall be applied as specified by the Borrowers), (B) a mandatory prepayment (which shall be applied in accordance with Section 2.11) or (C) amounts to be applied from the Collection Account when full cash dominion is in effect (which shall be applied in accordance with Section 2.10(b)) or (ii) after an Event of Default has occurred and is continuing and the Administrative Agent so elects or the Required Lenders so direct, such funds shall be applied ratably first, to pay any fees, indemnities, or expense reimbursements including amounts then due to the Administrative Agent and the applicable Issuing Banks from the Borrowers (other than in connection with Banking Services or Swap Obligations), second, to pay any fees or expense reimbursements then due to the Lenders from the Borrowers (other than in connection with Banking Services or Swap Obligations), third, to pay interest due in respect of Protective Advances, fourth, to pay the principal of Protective Advances, fifth, to pay interest then due and payable on the Loans (other than Protective Advances) ratably, sixth, to prepay principal on the Loans (other than Protective Advances) and unreimbursed LC Disbursements ratably, seventh, to pay an amount to the Administrative Agent equal to one hundred three percent (103%) of the aggregate undrawn face amount of all outstanding Letters of Credit and the aggregate amount of any unpaid LC Disbursements, to be held as cash collateral for such Obligations, eighth, to payment of any amounts owing with respect to Banking Services and with respect to Swap Obligations owed to Lenders or their Affiliates, ninth, to payment of any amounts owing with respect to Swap Obligations owed to Persons that were Lenders at the time of entry into such Swap Obligations but which are no longer Lenders at the time of such payment, or their Affiliates and tenth, to the payment of any other Secured Obligation due to the Administrative Agent or any Lender by the Borrowers. Notwithstanding anything to the contrary contained in this Agreement, unless so directed by the Borrower Representative, or unless a Default is in existence, neither the Administrative Agent nor any Lender shall apply any payment which it receives to any Eurodollar Loan of a Class, except (a) on the expiration date of the Interest Period applicable to any such Eurodollar Loan or (b) in the event, and only to the extent, that there are no outstanding ABR Loans of the same Class and, in any such event, the Borrowers shall pay the break funding payment required in accordance with Section 2.16. The Administrative Agent and the Lenders shall have the continuing and exclusive right to apply and reverse and reapply any and all such proceeds and payments to any portion of the Secured Obligations.

(c)           At the election of the Administrative Agent, all payments of principal, interest, LC Disbursements, fees, premiums, reimbursable expenses (including, without limitation, all reimbursement for fees and expenses pursuant to Section 9.03), and other sums payable under the Loan Documents, may be paid from the proceeds of Borrowings made hereunder whether made following a request by the Borrower Representative pursuant to Section 2.03 or a deemed request as provided in this Section or may be deducted from any deposit account of any Borrower maintained with the Administrative Agent.  Each Borrower hereby irrevocably authorizes (i) the Administrative Agent to make a Borrowing for the purpose of paying each payment of principal, interest and fees as it becomes due hereunder or any other amount due under the Loan Documents and agrees that all such amounts charged shall constitute Loans (including Swingline Loans, but such a Borrowing may only constitute a Protective Advance if it is to reimburse costs, fees and expenses as described in Section 9.03) and that all such Borrowings shall be deemed to have been requested pursuant to Sections 2.03, 2.04 or 2.05, as applicable and (ii) the Administrative Agent to charge any deposit account of any Borrower maintained with the Administrative Agent for each payment of principal, interest and fees as it becomes due hereunder or any other amount due under the Loan Documents.

(d)           If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or participations in LC Disbursements resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and participations in LC Disbursements and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans and participations in LC Disbursements of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and participations in LC Disbursements; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrowers pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or participant, other than to the Borrowers or any Restricted Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply).  Each Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Borrower in the amount of such participation.

(e)           Unless the Administrative Agent shall have received notice from the Borrower Representative prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or any Issuing Bank hereunder that the Borrowers will not make such payment, the Administrative Agent may assume that the Borrowers have made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the applicable Issuing Bank, as the case may be, the amount due.  In such event, if the Borrowers have not in fact made such payment, then each of the Lenders or each applicable Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or such Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(f)            If any Lender shall fail to make any payment required to be made by it hereunder, then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), (i) apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations hereunder until all such unsatisfied obligations are fully paid and/or (ii) hold any such amounts in a segregated account as cash collateral for, and apply any such amounts to, any future funding obligations of such Lender hereunder; application of amounts pursuant to (i) and (ii) above shall be made in such order as may be determined by the Administrative Agent in its discretion.

SECTION 2.19       Mitigation Obligations; Replacement of Lenders.

(a)           If any Lender requests compensation under Section 2.15, or if the Borrowers are required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.15 or 2.17, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender.  The Borrowers hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)           If any Lender requests compensation under Section 2.15, or if the Borrowers are required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, or if any Lender becomes a Defaulting Lender, then the Borrowers may, at their sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrowers shall have received the prior written consent of the Administrative Agent (and if a Revolving Commitment is being assigned, each Issuing Bank), which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrowers (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.15 or payments required to be made pursuant to Section 2.17, such assignment will result in a reduction in such compensation or payments.  A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrowers to require such assignment and delegation cease to apply.

SECTION 2.20       Defaulting Lenders.  Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a)           fees shall cease to accrue on the unfunded portion of the Revolving Commitment of such Defaulting Lender pursuant to Section 2.12(a);

(b)           the Commitment and Revolving Exposure of such Defaulting Lender shall not be included in determining whether all Lenders or the Required Lenders have taken or may take any action hereunder (including any consent to any amendment or waiver pursuant to Section 9.02), provided that any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects such Defaulting Lender more adversely than other affected Lenders shall require the consent of such Defaulting Lender;

(c)           if any Swingline Exposure or LC Exposure exists at the time a Lender becomes a Defaulting Lender then:

(i)            all or any part of such Swingline Exposure and LC Exposure shall be reallocated among the non-Defaulting Lenders in accordance with their respective Applicable Percentages but only to the extent (x) the sum of all non-Defaulting Lenders’ Revolving Exposures plus such Defaulting Lender’s Swingline Exposure and LC Exposure does not exceed the total of all non-Defaulting Lenders’ Revolving Commitments, (y) the conditions set forth in Section 4.02 are satisfied at such time and (z) after giving effect thereto, no Lender’s Revolving Exposure would exceed its Revolving Commitment; and

(ii)           if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrowers shall within one Business Day following notice by the Administrative Agent (x) first, prepay such Swingline Exposure and (y) second, cash collateralize such Defaulting Lender’s LC Exposure (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth in Section 2.06(j) for so long as such LC Exposure is outstanding;

(iii)          if the Borrowers cash collateralize any portion of such Defaulting Lender’s LC Exposure pursuant to Section 2.20(c), the Borrowers shall not be required to pay any fees to such Defaulting Lender pursuant to Section 2.12(b) with respect to such Defaulting Lender’s LC Exposure during the period such Defaulting Lender’s LC Exposure is cash collateralized;

(iv)          if the LC Exposure of the non-Defaulting Lenders is reallocated pursuant to Section 2.20(c), then the fees payable to the Lenders pursuant to Section 2.12(a) and Section 2.12(b) shall be adjusted in accordance with such non-Defaulting Lenders’ Applicable Percentages; or

(v)           if any Defaulting Lender’s LC Exposure is neither cash collateralized nor reallocated pursuant to Section 2.20(c), then, without prejudice to any rights or remedies of any Issuing Bank or any Lender hereunder, all facility fees that otherwise would have been payable to such Defaulting Lender (solely with respect to the portion of such Defaulting Lender’s Commitment that was utilized by such LC Exposure) and letter of credit fees payable under Section 2.12(b) with respect to such Defaulting Lender’s LC Exposure shall be payable to the applicable Issuing Bank until such LC Exposure is cash collateralized and/or reallocated;

(d)           no Issuing Bank shall be required to issue, amend or increase any Letter of Credit, unless it is satisfied that the related exposure will be 100% covered by the Commitments of the non-Defaulting Lenders and/or cash collateral will be provided by the Borrowers in accordance with Section 2.20(c), and participating interests in any such newly issued or increased Letter of Credit or newly made Swingline Loan shall be allocated among non-Defaulting Lenders in a manner consistent with Section 2.20(c)(i) (and Defaulting Lenders shall not participate therein); and

(e)           in the event and on the date that each of the Administrative Agent, the Borrowers, each Issuing Bank and the Swingline Lender agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the Swingline Exposure and LC Exposure of the other Lenders shall be readjusted to reflect the inclusion of such Lender’s Revolving Commitment and on such date such Lender shall purchase at par such of the Loans of the other Lenders (other than Swingline Loans) as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Applicable Percentage.

SECTION 2.21       Returned Payments.  If after receipt of any payment which is applied to the payment of all or any part of the Obligations, the Administrative Agent or any Lender is for any reason compelled to surrender such payment or proceeds to any Person because such payment or application of proceeds is invalidated, declared fraudulent, set aside, determined to be void or voidable as a preference, impermissible setoff, or a diversion of trust funds, or for any other reason, then the Obligations or part thereof intended to be satisfied shall be revived and continued and this Agreement shall continue in full force as if such payment or proceeds had not been received by the Administrative Agent or such Lender. The provisions of this Section 2.21 shall be and remain effective notwithstanding any contrary action which may have been taken by the Administrative Agent or any Lender in reliance upon such payment or application of proceeds.  The provisions of this Section 2.21 shall survive the termination of this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

Each Loan Party represents and warrants to the Lenders that:

SECTION 3.01       Organization; Powers.  Each of the Loan Parties and each of its Restricted Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.

SECTION 3.02       Authorization; Enforceability.  The Transactions are within each Loan Party’s organizational powers and have been duly authorized by all necessary organizational actions and, if required, actions by equity holders.  The Loan Documents to which each Loan Party is a party have been duly executed and delivered by such Loan Party and constitute a legal, valid and binding obligation of such Loan Party, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

SECTION 3.03       Governmental Approvals; No Conflicts.  The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect and except for filings necessary to perfect Liens created pursuant to the Loan Documents, (b) will not violate any Requirement of Law applicable to any Loan Party or any of its Restricted Subsidiaries, (c) will not violate or result in a default under any indenture, agreement or other instrument binding upon any Loan Party or any of its Restricted Subsidiaries or its assets, or give rise to a right thereunder to require any payment to be made by any Loan Party or any of its Restricted Subsidiaries, and (d) will not result in the creation or imposition of any Lien on any asset of any Loan Party or any of its Restricted Subsidiaries, except Liens created pursuant to the Loan Documents.

SECTION 3.04       Financial Condition; No Material Adverse Change. (a)  The Company has heretofore furnished to the Lenders Holdings’ consolidated balance sheet and statements of income, stockholders equity and cash flows (i) as of and for the fiscal year ended December 26, 2008 and December 25, 2009, reported on by Deloitte & Touche LLP, independent public accountants, and (ii) as of and for (x) the fiscal quarter and the portion of the fiscal years ended June 25, 2010 and (y) the fiscal quarter and the portion of the fiscal year ended September 24, 2010, in each case certified by its chief financial officer.  Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of Holdings and its consolidated Restricted Subsidiaries as of such dates and for such periods in accordance with GAAP, subject to year-end audit adjustments and the absence of footnotes in the case of the statements referred to in clause (ii) above.

(b)           No event, change or condition has occurred that has had, or could reasonably be expected to have, a Material Adverse Effect, since December 25, 2009.

SECTION 3.05       Properties.  (a)  As of the date of this Agreement, Schedule 3.05 sets forth the address of each parcel of real property that is owned or leased by each Loan Party.  Each of such leases and subleases is valid and enforceable in accordance with its terms and is in full force and effect, and no default (i) by any Loan Party to any such lease or sublease or (ii) to the knowledge of the Loan Parties, by any other parties to any such lease or sublease exists.  Each of the Loan Parties and its Restricted Subsidiaries has good and indefeasible title to, or valid leasehold interests in, all its real and personal property, free of all Liens other than those permitted by Section 6.02.

(b)           Each Loan Party and its Restricted Subsidiaries owns, or is licensed to use, all material trademarks, tradenames, copyrights, patents and other intellectual property necessary to its business as currently conducted.  A correct and complete list of all trademark and patent registrations and filed applications and all material copyright registrations and filed applications owned by each Loan Party on the Effective Date is set forth on Schedule 3.05, and, to the knowledge of the Loan Parties, the use thereof by the Loan Parties and its Restricted Subsidiaries does not infringe upon the rights of any other Person. Except as set forth on Schedule 3.05 hereof, the Loan Parties are not, as of the date of this Agreement, bound by any exclusive or otherwise material license agreement, licensing agreement or similar arrangement as licensor pursuant to which they have licensed any rights under any of their intellectual property to any Person other than Holdings and its Restricted Subsidiaries.

SECTION 3.06       Litigation and Environmental Matters.  (a)  There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of any Loan Party, threatened against or affecting the Loan Parties or any of their Restricted Subsidiaries (i) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect (other than the Disclosed Matters) or (ii) that involve this Agreement or the Transactions.

(b)           Except for the Disclosed Matters or any other matters that, individually, or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, (i) no Loan Party nor any of its Restricted Subsidiaries has received notice of any claim with respect to any Environmental Liability or knows of any basis for any Environmental Liability and (ii) no Loan Party nor any of its Restricted Subsidiaries (1) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law or (2) has become subject to any Environmental Liability.

(c)           Since the date of this Agreement, there has been no change in the status of the Disclosed Matters or other matters existing on the Effective Date that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

SECTION 3.07       Compliance with Laws and Agreements.  Each Loan Party and its Restricted Subsidiaries is in compliance with all Requirements of Law applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.  No Default has occurred and is continuing.

SECTION 3.08       Investment Company Status.  No Loan Party nor any of its Restricted Subsidiaries is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.

SECTION 3.09       Taxes.  Each Loan Party and its Restricted Subsidiaries has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which such Loan Party or such Restricted Subsidiary, as applicable, has set aside on its books adequate reserves and (b) to the extent that the failure to do so could not be expected to result in a Material Adverse Effect.  No tax liens have been filed and no claims are being asserted with respect to any such taxes.

SECTION 3.10       ERISA.  No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect.  The present value of all accumulated benefit obligations under each Plan (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than $5,000,000 the fair market value of the assets of such Plan.

SECTION 3.11       Disclosure.  Each Borrower and Holdings have disclosed to the Lenders all agreements, instruments and corporate or other restrictions to which it or any Restricted Subsidiary is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. Neither the Information Memorandum nor any of the other reports, financial statements, certificates or other information furnished by or on behalf of the any Loan Party to the Administrative Agent or any Lender in connection with the negotiation of this Agreement or any other Loan Document (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Borrowers and Holdings represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time delivered and, if such projected financial information was delivered prior to the Effective Date, as of the Effective Date.

SECTION 3.12       Material Agreements.  All material agreements and contracts to which any Loan Party is a party or is bound as of the date of this Agreement are either (a) filed as exhibits to, or incorporated by reference in, the reports of Holdings that were filed with the SEC, prior to the Effective Date, or (b) listed on Schedule 3.12.  No Loan Party is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in (i) any material agreement to which it is a party or (ii) any agreement or instrument evidencing or governing Indebtedness.

SECTION 3.13       Solvency.  (a)  Immediately after the consummation of the Transactions to occur on the Effective Date and on the date of each Borrowing and the date any Letter of Credit is issued, amended, renewed or extended, (i) the fair value of the assets of the Loan Parties, at a fair valuation, will exceed their debts and liabilities, subordinated, contingent or otherwise; (ii) the present fair saleable value of the property of the Loan Parties will be greater than the amount that will be required to pay the probable liability of their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (iii) the Loan Parties will be able to pay their debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (iv) no Loan Party will have unreasonably small capital with which to conduct the business in which it is engaged as such business is now conducted and is proposed to be conducted after the Effective Date.

(b)           No Loan Party intends to, or will permit any of its Restricted Subsidiaries to, and no Loan Party believes that it or any of its Restricted Subsidiaries will, incur debts beyond its ability to pay such debts as they mature, taking into account the timing of and amounts of cash to be received by it or any such Restricted Subsidiary and the timing of the amounts of cash to be payable on or in respect of its Indebtedness or the Indebtedness of any such Restricted Subsidiary.

SECTION 3.14       Insurance.  Schedule 3.14 sets forth a description of all insurance maintained by or on behalf of the Loan Parties and the Restricted Subsidiaries as of the Effective Date.  As of the Effective Date, all premiums due and payable in respect of such insurance have been paid.  The Borrowers and Holdings believe that the insurance maintained by or on behalf of the Company and the Restricted Subsidiaries is adequate.

SECTION 3.15       Capitalization and Subsidiaries.  Schedule 3.15 sets forth as of the Effective Date (a) a correct and complete list of the name and relationship to the Company of each and all of the Company’s Subsidiaries, (b) a true and complete listing of each class of each of the Company’s authorized Equity Interests, of which all of such issued shares are validly issued, outstanding, fully paid and non-assessable, and owned beneficially and of record by the Persons identified on Schedule 3.15, and (c) the type of entity of the Company and each of its Subsidiaries.  As of the Effective Date, all of the issued and outstanding Equity Interests owned by any Loan Party has been (to the extent such concepts are relevant with respect to such ownership interests) duly authorized and issued and is fully paid and non-assessable.

SECTION 3.16       Security Interest in Collateral.  The provisions of the Collateral Documents create legal and valid Liens on all the Collateral in favor of the Administrative Agent, for the benefit of the Administrative Agent and the Lenders, and when the actions set forth in the Collateral Documents to perfect such Liens are taken, such Liens will constitute perfected and continuing Liens on the Collateral, securing the Secured Obligations, enforceable against the applicable Loan Party and all third parties, and having priority over all other Liens on the Collateral except in the case of (a) Permitted Encumbrances, to the extent any such Permitted Encumbrances would have priority over the Liens in favor of the Administrative Agent pursuant to any applicable law or agreement and (b) Liens perfected only by possession (including possession of any certificate of title) to the extent the Administrative Agent has not obtained or does not maintain possession of such Collateral.

SECTION 3.17       Employment Matters.  As of the Effective Date, there are no strikes, lockouts or slowdowns against any Loan Party or any Restricted Subsidiary pending or, to the knowledge of the Borrowers, threatened.  The hours worked by and payments made to employees of the Loan Parties and the Restricted Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable Federal, state, local or foreign law dealing with such matters to the extent such violation would result in claims against any Loan Party or any Collateral in excess of $750,000.  All payments due from any Loan Party or any Restricted Subsidiary, or for which any claim may be made against any Loan Party or any Restricted Subsidiary, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as a liability on the books of the Loan Party or such Restricted Subsidiary other than payments not in excess of $750,000.

SECTION 3.18       Common Enterprise.  The successful operation and condition of each of the Loan Parties is dependent on the continued successful performance of the functions of the group of the Loan Parties as a whole and the successful operation of each of the Loan Parties is dependent on the successful performance and operation of each other Loan Party.  Each Loan Party expects to derive benefit (and its board of directors or other governing body has determined that it may reasonably be expected to derive benefit), directly and indirectly, from (i) successful operations of each of the other Loan Parties and (ii) the credit extended by the Lenders to the Borrowers hereunder, both in their separate capacities and as members of the group of companies. Each Loan Party has determined that execution, delivery, and performance of this Agreement and any other Loan Documents to be executed by such Loan Party is within its purpose, will be of direct and indirect benefit to such Loan Party, and is in its best interest.

SECTION 3.19       Senior Indebtedness.  The Obligations constitute “Senior Indebtedness” and “Designated Senior Indebtedness” under, and as defined in, the Senior Subordinated Debt Documents.

SECTION 3.20       OFAC. No Loan Party (i) is a person whose property or interest in property is blocked or subject to blocking pursuant to Section 1 of Executive Order 13224 of September 23, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)), (ii) engages in any dealings or transactions prohibited by Section 2 of such executive order, or is otherwise associated with any such person in any manner violative of Section 2, or (iii) is a person on the list of Specially Designated Nationals and Blocked Persons or subject to the limitations or prohibitions under any other U.S. Department of Treasury’s Office of Foreign Assets Control regulation or executive order.

SECTION 3.21       Patriot Act, Etc. Each Loan Party is in compliance, in all material respects, with (i) the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (ii) the Uniting And Strengthening America By Providing Appropriate Tools Required To Intercept And Obstruct Terrorism (USA Patriot Act of 2001).  No part of the proceeds of the Loans will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

ARTICLE IV

CONDITIONS

SECTION 4.01       Effective Date.  The obligations of the Lenders to make Loans and of the Issuing Banks to issue Letters of Credit hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.02):

(a)           Credit Agreement and Loan Documents.  The Administrative Agent (or its counsel) shall have received (i) from each party hereto either (A) a counterpart of this Agreement signed on behalf of such party or (B) written evidence satisfactory to the Administrative Agent (which may include facsimile transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement and (ii) duly executed copies of the Loan Documents and such other certificates, documents, instruments and agreements as the Administrative Agent shall reasonably request in connection with the transactions contemplated by this Agreement and the other Loan Documents, including any promissory notes requested by a Lender pursuant to Section 2.10 payable to the order of each such requesting Lender and a written opinion of the Loan Parties’ counsel, addressed to the Administrative Agent, each Issuing

Bank and the Lenders in form and substance acceptable to the Administrative Agent and the Lead Arrangers.

(b)           Financial Statements and Projections.  The Lenders shall have received Holdings’ most recent projected income statement, balance sheet and cash flows for the period beginning around June 26, 2010 and the fiscal year ending around December 31, 2015.

(c)           Closing Certificates; Certified Certificate of Incorporation; Good Standing Certificates.  The Administrative Agent shall have received (i) a certificate of each Loan Party, dated the Effective Date and executed by its Secretary or Assistant Secretary, which shall (A) certify the resolutions of its Board of Directors, members or other body authorizing the execution, delivery and performance of the Loan Documents to which it is a party, (B) identify by name and title and bear the signatures of the Financial Officers and any other officers of such Loan Party authorized to sign the Loan Documents to which it is a party, and (C) contain appropriate attachments, including the certificate or articles of incorporation or organization of each Loan Party certified by the relevant authority of the jurisdiction of organization of such Loan Party and a true and correct copy of its by-laws or operating, management or partnership agreement, and (ii) a long form good standing certificate for each Loan Party from its jurisdiction of organization.

(d)           No Default Certificate.  The Administrative Agent shall have received a certificate, signed by the chief financial officer of each Borrower and each other Loan Party, on the Effective Date (i) stating that no Default has occurred and is continuing, (ii) stating that the representations and warranties contained in Article III are true and correct as of such date, and (iii) certifying any other factual matters as may be reasonably requested by the Administrative Agent.

(e)           Fees.  The Lenders, the Administrative Agent and the Lead Arrangers shall have received all fees required to be paid, and all expenses for which invoices have been presented (including the reasonable fees and expenses of legal counsel), on or before the Effective Date.  All such amounts will be paid with proceeds of Loans made on the Effective Date and will be reflected in the funding instructions given by the Borrower Representative to the Administrative Agent on or before the Effective Date.

(f)            Lien Searches.  The Administrative Agent shall have received the results of a recent lien search in each of the jurisdictions where assets of the Loan Parties are located, and such search shall reveal no liens on any of the assets of the Loan Parties except for liens permitted by Section 6.02 or discharged on or prior to the Effective Date pursuant to a pay-off letter or other documentation satisfactory to the Administrative Agent.

(g)           Pay-Off Letter.  The Administrative Agent shall have received a satisfactory pay-off letter for the Existing Credit Agreement to be repaid from the proceeds of the New Senior Subordinated Notes, confirming that all Liens upon any of the property of the Loan Parties constituting Collateral will be terminated concurrently with such payment and all letters of credit issued or guaranteed as part of such Existing Credit Agreement shall have been cash collateralized or supported by a Letter of Credit.

(h)           Funding Accounts.  The Administrative Agent shall have received a notice setting forth the deposit account(s) of the Borrowers (the “Funding Accounts”) to which the Lender is authorized by the Borrowers to transfer the proceeds of any Borrowings requested or authorized pursuant to this Agreement.

(i)            Customer List.  The Administrative Agent shall have received a true and complete Customer List.

(j)            Collateral Access and Control Agreements.  The Administrative Agent shall have received each (i) Collateral Access Agreement required to be provided prior to the Effective Date pursuant to Section 4.13 of the Security Agreement and (ii) Deposit Account Control Agreement required to be provided prior to the Effective Date pursuant to Section 4.14 of the Security Agreement.

(k)           Solvency.  The Administrative Agent shall have received a solvency certificate from a Financial Officer.

(l)            Borrowing Base Certificate.  The Administrative Agent shall have received a Borrowing Base Certificate which calculates the Borrowing Base as of the end of the fiscal month immediately preceding the Effective Date.

(m)          Closing Availability.  After giving effect to all Borrowings to be made on the Effective Date and the issuance of any Letters of Credit on the Effective Date and payment of all fees and expenses due hereunder, and with all of the Loan Parties’ indebtedness, liabilities, and obligations current, the Borrowers’ Availability shall not be less than $150,000,000.

(n)           Junior Capital.  The Borrowers shall have received proceeds of at least $250,000,000 in consideration of the issuance of the New Senior Subordinated Notes, upon terms and conditions reasonably satisfactory to the Administrative Agent and the Lenders.  The Administrative Agent shall have received copies of the New Senior Subordinated Debt Documents, certified by a Financial Officer as complete, true and correct. Proceeds received by the Borrowers from the issuance of the New Senior Subordinated Notes shall have been used to consummate the Debt Tender Offer, to pay fees, commissions and expenses related to the issuance of the New Senior Subordinated Documents and the Debt Tender Offer and the other Transactions.

(o)           Debt Tender Offer.  The withdrawal period under Debt Tender Offer shall have ended, the Company shall have accepted the tender of at least a majority in principal amount of the then outstanding Existing Senior Subordinated Notes and arrangements reasonably satisfactory to the Lead Arrangers shall have been made to redeem, refinance or repay all of the Existing Senior Subordinated Notes within 45 days after the Effective Date or such later period as the Lead Arrangers may agree.

(p)           Pledged Stock; Stock Powers; Pledged Notes. The Administrative Agent shall have received (i) the certificates representing the shares of Capital Stock pledged pursuant to the Security Agreement, together with an undated stock power for each such certificate executed in blank by a duly authorized officer of the pledgor thereof and (ii) each promissory note (if any) pledged to the Administrative Agent pursuant to the Security Agreement endorsed (without recourse) in blank (or accompanied by an executed transfer form in blank) by the pledgor thereof.

(q)           Filings, Registrations and Recordings.  Each document (including any Uniform Commercial Code financing statement) required by the Collateral Documents or under law or reasonably requested by the Administrative Agent to be filed, registered or recorded in order to create in favor of the Administrative Agent, for the benefit of the Lenders, a perfected Lien on the Collateral described therein, prior and superior in right to any other Person (other than with respect to Liens expressly permitted by Section 6.02), shall be in proper form for filing, registration or recordation.

(r)            Insurance.  The Administrative Agent shall have received evidence of insurance coverage in form, scope, and substance reasonably satisfactory to the Administrative Agent and otherwise in compliance with the terms of Section 5.09 and Section 4.12 of the Security Agreement.

(s)           Letter of Credit Application.  The Administrative Agent shall have received a properly completed letter of credit application (whether standalone or pursuant to a master agreement, as applicable) if the issuance of a Letter of Credit will be required on the Effective Date.  The Borrowers shall have executed the applicable Issuing Bank’s master agreement for the issuance of commercial Letters of Credit (if applicable).

(t)            Tax Withholding.  The Administrative Agent shall have received a properly completed and signed IRS Form W-8 or W-9, as applicable, for each Loan Party.

(u)           Approvals.  All governmental and third party approvals necessary in connection with the financing contemplated hereby and the continuing operations of Holdings and its Restricted Subsidiaries (including shareholder approvals, if any) shall have been obtained on satisfactory terms and shall be in full force and effect.

(v)           Appraisals.  The Administrative Agent and the Lead Arrangers shall have received and the Administrative Agent and the Lead Arrangers shall be satisfied with asset appraisals of the Inventory from appraisers satisfactory to the Administrative Agent.

(w)          Field Examinations.  The Administrative Agent and the Lead Arrangers or its designee shall have conducted a satisfactory field examination of the Accounts, Inventory and related working capital matters and financial information of Holdings and its subsidiaries and of the related data processing and other systems.

(x)            Regulatory Compliance.  All legal (including tax implications) and regulatory matters shall be satisfactory to the Administrative Agent and the Lenders, including but not limited to compliance with all applicable requirements of Regulations U, T and X of the Board of Governors of the Federal Reserve System.

(y)           Other Documents.  The Administrative Agent shall have received such other documents as the Administrative Agent, any Issuing Bank, any Lender or their respective counsel may have reasonably requested.

The Administrative Agent shall notify the Borrowers and the Lenders of the Effective Date, and such notice shall be conclusive and binding.  Notwithstanding the foregoing, the obligations of the Lenders to make Loans and of the Issuing Banks to issue Letters of Credit hereunder shall not become effective unless each of the foregoing conditions is satisfied (or waived pursuant to Section 9.02) at or prior to 2:00 p.m., Chicago time, on December 31, 2010 (and, in the event such conditions are not so satisfied or waived, the Commitments shall terminate at such time).

SECTION 4.02       Each Credit Event.  The obligation of each Lender to make a Loan on the occasion of any Borrowing, and of the Issuing Banks to issue, amend, renew or extend any Letter of Credit, is subject to the satisfaction of the following conditions:

(a)           The representations and warranties of the Borrowers set forth in this Agreement shall be true and correct in all material respects on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable.

(b)           At the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default shall have occurred and be continuing.

(c)           After giving effect to any Borrowing or the issuance of any Letter of Credit, Availability is not less than zero.

Each Borrowing and each issuance, amendment, renewal or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by the Borrowers on the date thereof as to the matters specified in paragraphs (a), (b) and (c) of this Section.

Notwithstanding the failure to satisfy the conditions precedent set forth in paragraphs (a) or (b) of this Section, unless otherwise directed by the Required Lenders, the Administrative Agent may, but shall have no obligation to, continue to make Loans and an Issuing Bank may, but shall have no obligation to, issue or cause to be issued any Letter of Credit for the ratable account and risk of Lenders from time to time if the Administrative Agent believes that making such Loans or issuing or causing to be issued any such Letter of Credit is in the best interests of the Lenders.

ARTICLE V

AFFIRMATIVE COVENANTS

Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full and all Letters of Credit shall have expired, been cash collateralized, backstopped or terminated and all LC Disbursements shall have been reimbursed, each Loan Party executing this Agreement covenants and agrees, jointly and severally with all of the Loan Parties, with the Lenders that:

SECTION 5.01       Financial Statements; Borrowing Base and Other Information.  The Borrowers will furnish to the Administrative Agent:

(a)           within 90 days after the end of each fiscal year of Holdings, its audited consolidated and consolidating balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by Deloitte & Touche LLP or another independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Holdings and its consolidated Restricted Subsidiaries on a consolidated basis in accordance with GAAP consistently applied;

(b)           within 45 days after the end of each of the first three fiscal quarters of Holdings, its consolidated and consolidating balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by a Financial Officer of Holdings as presenting fairly in all material respects the financial condition and results of operations of Holdings and its consolidated Restricted Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;

(c)           concurrently with any delivery of financial statements under clause (a) or (b) above, a certificate of a Financial Officer of Holdings in substantially the form of Exhibit C (a “Compliance Certificate”) (i) certifying, in the case of the financial statements delivered under clause (b), as presenting fairly in all material respects the financial condition and results of operations of Holdings and its consolidated Restricted Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes, (ii) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (iii) setting forth a reasonably detailed calculation of the Fixed Charge Coverage Ratio for the most recently ended four fiscal quarters (whether or not during a Covenant Trigger Period) and, if applicable, demonstrating compliance with Section 6.12 and (iv) stating whether any change in GAAP or in the application thereof has occurred since the date of the audited financial statements referred to in Section 3.04 and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate;

(d)           concurrently with any delivery of financial statements under clause (a) above, a certificate of the accounting firm that reported on such financial statements stating whether they obtained knowledge during the course of their examination of such financial statements of any Default (which certificate may be limited to the extent required by accounting rules or guidelines);

(e)           as soon as available, but in any event not more than 90 days after the end of each fiscal year of Holdings, a copy of the plan and forecast (including a projected consolidated and consolidating balance sheet, income statement and cash flow statement) of Holdings for each month of the upcoming fiscal year (the “Projections”) in form reasonably satisfactory to the Administrative Agent;

(f)            as soon as available but in any event within 15 Business Days of the end of each fiscal month end (or within 3 Business Days after the last Business Day of each week during any Weekly Reporting Period), as of the period then ended, a Borrowing Base Certificate and supporting information in connection therewith;

(g)           as soon as available but in any event within 15 Business Days of the end of each fiscal month end (or within 3 Business Days after the last Business Day of each week during any Weekly Reporting Period), as of the period then ended, all of the collateral monitoring reporting requirements listed on Exhibit E;

(h)           as soon as reasonably practicable following the Administrative Agent’s request (to the extent available):

(i)            copies of invoices in connection with the invoices issued by the Borrowers in connection with any Accounts, credit memos, shipping and delivery documents, and other information related thereto;

(ii)           copies of purchase orders and invoices in connection with any Inventory or Equipment purchased by any Loan Party;

(iii)          a schedule of account balances of all intercompany accounts of the Loan Parties; and

(iv)          as of the period then ended, the Borrowers’ sales journal and cash receipts journal (identifying trade and non-trade cash receipts);

(i)            as soon as reasonably practicable after the Administrative Agent’s request, but (so long as no Default is continuing) no more frequently than annually, an updated customer list for the Borrowers and their Restricted Subsidiaries, which list shall state the customer’s name, mailing address and phone number and shall be certified by a Financial Officer of the Borrower Representative as true and correct in all material respects to the best of the Financial Officer’s knowledge;

(j)            as soon as reasonably practicable after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by Holdings, any Borrower or any Restricted Subsidiary with the SEC, or any Governmental Authority succeeding to any or all of the functions of said Commission, or with any national securities exchange, or distributed by Holdings to its shareholders generally, as the case may be; and

(k)           as soon as reasonably practicable following any request therefor, such other information regarding the operations, business affairs and financial condition of the Borrowers or any Restricted Subsidiary, or compliance with the terms of this Agreement, as the Administrative Agent or any Lender may reasonably request.

To the extent that any of the documents required to be delivered pursuant to Sections 5.01(a), (b) or (j) are also filed with the SEC, the Borrowers may fulfill such delivery requirements by providing the Administrative Agent, in writing, an internet link to a corresponding SEC filing that conforms with the requirements of such Sections.  The Administrative Agent will promptly forward all deliveries and notices received by it from by the Loan Parties under this Section 5.01 to each of the Lenders (other than clauses (g) through (i), which will be made available to each Lender at such Lender’s request), which communication may be made by delivery of hard copies, email or posting the information to an intranet or internet site or other electronic communication methods adopted by the Administrative Agent, and will provide notice to each such Lender of the posting of any such intranet, internet or other electronic communication.

SECTION 5.02       Notices of Material Events.  The Borrowers and Holdings will furnish to the Administrative Agent prompt written notice of the following:

(a)           the occurrence of any Default;

(b)           (i) any disclosure filed by any Loan Party with the SEC relating to any governmental investigation or any litigation or proceeding commenced or threatened against any Loan Party that (x) seeks damages in excess of $10,000,000, (y) seeks injunctive relief, or (z) alleges criminal misconduct by any Loan Party, or (ii)  receipt of any notice of any governmental investigation or any litigation or proceeding commenced or threatened against any Loan Party that (i) is asserted or instituted against any Plan, its fiduciaries or its assets, (ii) alleges the material violation of, or seeks material remedies in connection with, any Environmental Laws, (iii) contests any tax, fee, assessment, or other governmental charge in excess of $10,000,000, or (iv) involves any product recall;

(c)           any Lien (other than Permitted Encumbrances and Liens permitted under Section 6.02(k)) or claim made or asserted against any Inventory or Accounts of any Loan Party;

(d)           any loss, damage, or destruction to Inventory in the amount of $15,000,000 or more (or other Collateral in an amount of $25,000,000 or more), whether or not covered by insurance;

(e)           any and all default notices received under or with respect to any leased location or public warehouse where Inventory is located alleging non-payment of rent or other amounts due in excess of one months’ rent to the relevant landlord or warehouseman or any other material default;

(f)            the fact that a Loan Party has entered into a Swap Agreement with a Lender or an Affiliate of a Lender that is intended to be secured by the Collateral or an amendment to any such Swap Agreement with a Lender or an Affiliate of a Lender, together with copies of all agreements evidencing such Swap Agreement or amendments thereto (which shall be delivered within two Business Days) or such later time period as is acceptable to the Administrative Agent in the exercise of its Permitted Discretion;

(g)           the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of the Borrowers and the Restricted Subsidiaries in an aggregate amount exceeding $5,000,000; and

(h)           any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or other executive officer of the Borrower Representative setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.  The Administrative Agent will promptly forward all notices received by it from the Loan Parties under this Section 5.02 to each of the Lenders, which communication may be made by delivery of hard copies, email or posting the information to an intranet or internet site or other electronic communication methods adopted by the Administrative Agent, and will provide notice to each such Lender of the posting of any such intranet, internet or other electronic communication.

SECTION 5.03       Existence; Conduct of Business. Each Loan Party will, and will cause each Restricted Subsidiary to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, qualifications, licenses, permits, franchises, governmental authorizations, intellectual property rights, licenses and permits material to the conduct of its business, and maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 6.03.

SECTION 5.04       Payment of Obligations. Each Loan Party will, and will cause each Restricted Subsidiary to, pay or discharge all Material Indebtedness and all other material liabilities and obligations, including Taxes, before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) such Loan Party or such Restricted Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.05       Maintenance of Properties. Each Loan Party will, and will cause each Restricted Subsidiary to, keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted.

SECTION 5.06       Books and Records; Inspection Rights. Each Loan Party will, and will cause each Restricted Subsidiary to, (i) keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities and (ii) permit any representatives designated by the Administrative Agent or any Lead Arranger (including employees of the Administrative Agent, any Lead Arranger or any consultants, accountants, lawyers and appraisers retained by the Administrative Agent), upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested.  The Loan Parties acknowledge that the Administrative Agent, after exercising its rights of inspection, may prepare and distribute to the Lenders certain Reports pertaining to the Loan Parties’ assets for internal use by the Administrative Agent and the Lenders.

SECTION 5.07       Compliance with Laws. Each Loan Party will, and will cause each Restricted Subsidiary to, comply with all Requirements of Law applicable to it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.08       Use of Proceeds.  The proceeds of the Loans will be used only for the working capital needs and general corporate purposes of the Borrowers and the Restricted Subsidiaries.  No part of the proceeds of any Loan and no Letter of Credit will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations T, U and X.

SECTION 5.09       Insurance.  Each Loan Party will, and will cause each Restricted Subsidiary to, maintain with financially sound and reputable carriers having a financial strength rating of at least A- by A.M. Best Company (a) insurance in such amounts (with no greater risk retention) and against such risks (including loss or damage by fire,  business interruption and general liability) and such other hazards, as is reasonably available and is customarily maintained by companies of established repute engaged in the same or similar businesses operating in the same or similar locations with asset-based loan facilities and (b) all insurance required pursuant to the Collateral Documents.  The Borrowers will furnish to the Lenders, upon request of the Administrative Agent, information in reasonable detail as to the insurance so maintained.

SECTION 5.10       Casualty and Condemnation.  The Borrowers (a) will furnish to the Administrative Agent and the Lenders prompt written notice of any casualty or other insured damage to any material portion of the Collateral or the commencement of any action or proceeding for the taking of any material portion of the Collateral or interest therein under power of eminent domain or by condemnation or similar proceeding and (b) will ensure that the Net Proceeds of any such event (whether in the form of insurance proceeds, condemnation awards or otherwise) are collected and applied in accordance with the applicable provisions of this Agreement and the Collateral Documents

SECTION 5.11       Appraisals.  At any time that the Administrative Agent requests, the Borrowers and the Restricted Subsidiaries will provide the Administrative Agent with appraisals or updates thereof of their Inventory from an appraiser selected and engaged by the Administrative Agent, and prepared on a basis satisfactory to the Administrative Agent, such appraisals and updates to include, without limitation, information required by applicable law and regulations.  The Borrowers shall reimburse the Administrative Agent for all reasonable charges, costs and expenses related to one appraisal during each calendar year; provided, however, that if (a) Availability is less than $50,000,000 at any time or (b) at any time during any calendar year average daily Availability for the immediately preceding calendar month is less than the greater of (x) $90,000,000 and (y) 40% of the sum of the total Revolving Commitments at such time, the Borrowers shall reimburse the Administrative Agent for all reasonable charges, costs and expenses related to a second appraisal during such calendar year; and provided further, that there shall be no limitation on the number or frequency of appraisals that shall be at the sole expense of the Borrowers if any Default or Event of Default shall have occurred and be continuing.

SECTION 5.12       Field Examinations.  At any time that the Administrative Agent requests, the Borrowers and the Restricted Subsidiaries will allow the Administrative Agent to conduct field examinations or updates thereof to ensure the adequacy of Collateral included in any Borrowing Base and related reporting and control systems, and prepared on a basis satisfactory to the Administrative Agent, such field examinations and updates to include, without limitation, information required by applicable law and regulations. The Borrowers shall reimburse the Administrative Agent for all reasonable charges, costs and expenses related to one field examination during each calendar year; provided, however, that if (a) Availability is less than $50,000,000 at any time or (b) at any time during any calendar year average daily Availability for the immediately preceding calendar month is less than the greater of (x) $90,000,000 and

(y) 40% of the sum of the total Revolving Commitments at such time, the Borrowers shall reimburse the Administrative Agent for all reasonable charges, costs and expenses related to a second field examination during such calendar year; and provided, further, that there shall be no limitation on the number or frequency of field examinations that shall be at the sole expense of the Borrowers if any Default or Event of Default shall have occurred and be continuing.

SECTION 5.13       Depository Banks.  The Borrowers and each Restricted Subsidiary that is a Domestic Subsidiary will maintain the Administrative Agent or another Lender as its principal depository bank, including for the maintenance of operating, administrative, cash management,  and other deposit accounts for the conduct of its business, provided, that the Borrowers and such Restricted Subsidiaries may maintain their collection accounts with the banks that are Lenders as of the Effective Date so long as such collection account arrangements are on terms satisfactory to the Administrative Agent in its Permitted Discretion and such collection accounts are, to the extent required in the Security Agreement, subject to deposit account control agreements meeting the requirements of the Security Agreement.

SECTION 5.14       Additional Collateral; Further Assurances.  (a)  Subject to applicable law, each Borrower and each Restricted Subsidiary that is a Loan Party shall cause each of its Domestic Subsidiaries formed or acquired after the date of this Agreement in accordance with the terms of this Agreement to become a Loan Party by executing the Joinder Agreement set forth as Exhibit D hereto (the “Joinder Agreement”). Upon execution and delivery thereof, each such Person (i) shall automatically become a Loan Guarantor hereunder and thereupon shall have all of the rights, benefits, duties, and obligations in such capacity under the Loan Documents and (ii) will grant Liens to the Administrative Agent, for the benefit of the Administrative Agent and the Lenders, in any property of such Loan Party which constitutes Collateral, including any parcel of real property located in the U.S. owned by any Loan Party.

(b)           Each Loan Party will cause 100% of the issued and outstanding Equity Interests of each of its Domestic Subsidiaries owned by it to be subject at all times to a first priority, perfected Lien in favor of the Administrative Agent pursuant to the terms and conditions of the Loan Documents or other security documents as the Administrative Agent shall reasonably request.

(c)           Without limiting the foregoing, each Loan Party will, and will cause each Restricted Subsidiary to, execute and deliver, or cause to be executed and delivered, to the Administrative Agent such documents, agreements and instruments, and will take or cause to be taken such further actions (including the filing and recording of financing statements, fixture filings and other documents and such other actions or deliveries of the type required by Section 4.01, as applicable), which may be required by law or which the Administrative Agent may, from time to time, reasonably request to carry out the terms and conditions of this Agreement and the other Loan Documents and to ensure perfection and priority of the Liens created or intended to be created by the Collateral Documents, all at the expense of the Loan Parties.

(d)           If any material assets (other than any real property or any interest therein) are acquired by any Loan Party after the Effective Date (other than assets constituting Collateral under the Security Agreement that become subject to the Lien in favor of the Security Agreement upon acquisition thereof), the Borrower Representative will notify the Administrative Agent and the Lenders thereof, and, if requested by the Administrative Agent or the Required Lenders, the Loan Parties will cause such assets to be subjected to a Lien securing the Secured Obligations and will take such actions as shall be necessary or reasonably requested by the Administrative Agent to grant and perfect such Liens, including actions described in paragraph (c) of this Section, all at the expense of the Loan Parties.

ARTICLE VI

NEGATIVE COVENANTS

Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees, expenses and other amounts payable under any Loan Document have been paid in full and all Letters of Credit have expired, been cash collateralized, backstopped or terminated and all LC Disbursements shall have been reimbursed, the Loan Parties covenant and agree, jointly and severally, with the Lenders that:

SECTION 6.01       Indebtedness.  No Loan Party will, nor will it permit any Restricted Subsidiary to, create, incur or suffer to exist any Indebtedness, except:

(a)           the Secured Obligations;

(b)           in the case of the Borrowers, the Existing Senior Subordinated Notes in an aggregate principal amount not to exceed (x) the aggregate principal amount of the Existing Senior Subordinated Notes outstanding immediately following consummation of the Debt Tender Offer less (y) the aggregate principal amount of Existing Senior Subordinated Notes redeemed, repurchased or retired pursuant to Section 6.08;

(c)           in the case of the Borrowers, the New Senior Subordinated Notes or any other senior subordinated or subordinated Indebtedness provided (i) at the time such other Indebtedness is issued or otherwise incurred, the Consolidated Coverage Ratio (as defined in the New Senior Subordinated Note Indenture as in effect on the date hereof) exceeds 2.0 to 1.0, and the Company shall have delivered to the Administrative Agent, no later than five Business Days prior to the issuance or incurrence of such Indebtedness, pro forma financial statements indicting its compliance with this Section 6.01(c)(i), (ii) such Indebtedness does not mature or require any scheduled or mandatory principal prepayments (other than mandatory prepayments required in connection with a change in control or asset sale that are no less favorable to the Loan Parties than exist in the New Senior Subordinated Note Indenture on the Effective Date) prior to May 16, 2016 and (iii) the subordination terms governing such subordinated debt are no less favorable to the Lenders as those contained in the New Senior Subordinated Notes or are otherwise in form and substance satisfactory to each Lead Arranger in the exercise of its reasonable discretion (from the perspective of a secured, asset-based senior lender);

(d)           Indebtedness existing on the date hereof (other than the Existing Senior Subordinated Notes and the New Senior Subordinated Notes) and set forth in Schedule 6.01 and extensions, renewals and replacements of any such Indebtedness in accordance with clause (h) hereof;

(e)           Indebtedness of any Borrower to any Restricted Subsidiary and of any Restricted Subsidiary to any Borrower or any other Restricted Subsidiary, provided that (i) Indebtedness of any Subsidiary that is not a Loan Party to any Borrower or any Subsidiary that is a Loan Party shall be subject to Section 6.04 and (ii) Indebtedness of any Borrower to any Restricted Subsidiary and Indebtedness of any Subsidiary that is a Loan Party to any Subsidiary that is not a Loan Party shall be subordinated to the Secured Obligations and evidenced by an Intercompany Note;

(f)            Guarantees by any Borrower of Indebtedness of any Restricted Subsidiary and by any Restricted Subsidiary of Indebtedness of any Borrower or any other Restricted Subsidiary, provided that (i) the Indebtedness so Guaranteed is permitted by this Section 6.01, (ii) Guarantees by any Borrower or any Subsidiary that is a Loan Party of Indebtedness of any Restricted Subsidiary that is not a Loan Party shall be subject to Section 6.04 and (iii) Guarantees permitted under this clause (f) shall be subordinated to the Secured Obligations of the applicable Restricted Subsidiary on the same terms as the Indebtedness so Guaranteed is subordinated to the Secured Obligations;

(g)           Indebtedness of any Borrower or any Restricted Subsidiary incurred to finance the acquisition, construction or improvement of any fixed or capital assets (whether or not constituting purchase money Indebtedness), including Capital Lease Obligations and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof, and extensions, renewals and replacements of any such Indebtedness in accordance with clause (h) hereof; provided that (i) such Indebtedness is incurred prior to or within 180 days after such acquisition or the completion of such construction or improvement and (ii) the aggregate principal amount of Indebtedness permitted by this clause (g) shall not exceed $20,000,000 at any time outstanding;

(h)           Indebtedness which represents an extension, refinancing, or renewal of any of the Indebtedness described in clauses (c), (d), (g), (k) and (l) hereof; provided that, (i) the principal amount or interest rate of such Indebtedness is not increased (other than increases in principal by an amount equal to any premiums, fees or other costs of such refinancing and other than increases in interest rates to market rates in the case of Indebtedness extended, refinanced or renewed at, or within twelve months prior to, maturity), (ii) any Liens securing such Indebtedness are not extended to any additional property of any Loan Party, (iii) no Loan Party that is not originally obligated with respect to repayment of such Indebtedness is required to become obligated with respect thereto, (iv) such extension, refinancing or renewal does not result in a shortening of the average weighted maturity of the Indebtedness so extended, refinanced or renewed, (v) except in the case of Indebtedness extended, refinanced or renewed at, or within twelve months prior to, maturity, the representations, covenants and defaults applicable of any such extension, refinancing, or renewal, taken as a whole, are not materially more burdensome to Borrowers than those applicable to the Indebtedness being extended, refinanced or renewed and (vi) if the Indebtedness that is refinanced, renewed, or extended was subordinated in right of payment to the Obligations or the Secured Obligations, then the terms and conditions of the refinancing, renewal, or extension Indebtedness must include subordination terms and conditions that are at least as favorable to the Administrative Agent and the Lenders as those that were applicable to the refinanced, renewed, or extended Indebtedness;

(i)            Indebtedness owed to any person providing workers’ compensation, health, disability or other employee benefits or property, casualty or liability insurance, pursuant to reimbursement or indemnification obligations to such person, in each case incurred in the ordinary course of business;

(j)            Indebtedness of any Borrower or any Restricted Subsidiary in respect of performance bonds, bid bonds, appeal bonds, surety bonds and similar obligations, in each case provided in the ordinary course of business;

(k)           Indebtedness of any Person that becomes a Restricted Subsidiary after the date hereof; provided that (i) such Indebtedness exists at the time such Person becomes a Subsidiary and is not created in contemplation of or in connection with such Person becoming a Subsidiary and (ii) the aggregate principal amount of Indebtedness permitted by this clause (k) shall not exceed $30,000,000 at any time outstanding;

(l)            Indebtedness of any Borrower or any Restricted Subsidiary consisting of Capital Lease Obligations incurred in connection with the sale and leaseback transactions relating to the Specified Properties permitted by Section 6.06(b);

(m)          letters of credit or bank guarantees (other than Letters of Credit issued pursuant to Section 2.06) having an aggregate face amount not in excess of $10,000,000; and

(n)           other unsecured Indebtedness in an aggregate principal amount not exceeding $30,000,000 at any time outstanding; and

(o)           Indebtedness in respect of term loans secured on a junior basis to the Secured Obligations provided (i) at the time such Indebtedness is issued or otherwise incurred, the Consolidated Coverage Ratio (as defined in the New Senior Subordinated Note Indenture as in effect on the date hereof) exceeds 2.0 to 1.0, and the Company shall have delivered to the Administrative Agent, no later than five Business Days prior to the issuance or incurrence of such Indebtedness, pro forma financial statements indicting its compliance with this Section 6.01(o)(i), (ii) such Indebtedness does not mature or require any scheduled or mandatory principal prepayments prior to May 16, 2016 other than (A) scheduled principal payments not in excess of 1% of the original principal amount of such Indebtedness per annum and (B) mandatory principal prepayments required in connection with a change in control or asset sale that are no less favorable to the Loan Parties than exist in the New Senior Subordinated Note Indenture on the Effective Date, (iii) the Liens securing such Indebtedness shall be permitted under Section 6.02(k) hereof, and (iv) such Indebtedness shall not be secured by any assets other than the Collateral nor guaranteed by any Person other than a Loan Party.

SECTION 6.02       Liens.  No Loan Party will, nor will it permit any Restricted Subsidiary to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:

(a)           Liens created pursuant to any Loan Document;

(b)           Permitted Encumbrances;

(c)           any Lien on any property or asset of any Borrower or any Restricted Subsidiary existing on the date hereof and set forth in Schedule 6.02; provided that (i) such Lien shall not apply to any other property or asset of such Borrower or Restricted Subsidiary and (ii) such Lien shall secure only those obligations which it secures on the date hereof and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;

(d)           Liens on fixed or capital assets acquired, constructed or improved by any Borrower or any Restricted Subsidiary; provided that (i) such security interests secure Indebtedness permitted by clause (g) of Section 6.01, (ii) such security interests and the Indebtedness secured thereby are incurred prior to or within 90 days after such acquisition or the completion of such construction or improvement, (iii) the Indebtedness secured thereby does not exceed 100% of the cost of acquiring, constructing or improving such fixed or capital assets and (iv) such security interests shall not apply to any other property or assets of such Borrower, any other Borrower or Restricted Subsidiary;

(e)           any Lien existing on any property or asset (other than Accounts and Inventory) prior to the acquisition thereof by any Borrower or any Restricted Subsidiary or existing on any property or asset (other than Accounts and Inventory) of any Person that becomes a Loan Party after the date hereof prior to the time such Person becomes a Loan Party; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Loan Party, as the case may be, (ii) such Lien shall not apply to any other property or assets of the Loan Party and (iii) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Loan Party, as the case may be and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;

(f)            Liens of a collecting bank arising in the ordinary course of business under Section 4-208 of the Uniform Commercial Code in effect in the relevant jurisdiction covering only the items being collected upon;

(g)           Liens arising out of sale and leaseback transactions permitted by Section 6.06;

(h)           Liens granted by a Subsidiary that is not a Loan Party in favor of any Borrower or another Loan Party in respect of Indebtedness owed by such Subsidiary;

(i)            Liens that are contractual rights of set-off relating to deposit accounts in favor of banks and other depositary institutions in the ordinary course of business;

(j)            Liens securing obligations in respect of trade-related letters of credit permitted under Section 6.01(m), which Liens shall cover only the goods (or the documents of title in respect of such goods) financed by such letters of credit and the proceeds and products thereof; and

(k)           Liens in respect of Indebtedness incurred pursuant to Section 6.01(o); provided that such Liens are subordinate to the Liens securing the Obligations pursuant to an intercreditor agreement in form and substance satisfactory to each Lead Arranger, as determined by each such Lead Arranger in the exercise of its reasonable discretion (from the perspective of a secured, asset-based first lien lender) (it being understood that no payment subordination terms will be required).

Notwithstanding the foregoing, none of the Liens permitted pursuant to this Section 6.02 may at any time attach to any Loan Party’s (1) Accounts, other than those permitted under clause (a) of the definition of Permitted Encumbrance and clauses (a) and (k) above and (2) Inventory, other than those permitted under clauses (a) and (b) of the definition of Permitted Encumbrance and clauses (a) and (k) above.

SECTION 6.03       Fundamental Changes.  (a)  No Loan Party will, nor will it permit any Restricted Subsidiary to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Event of Default shall have occurred and be continuing (i) any Borrower may merge with and into Holdings; provided Holdings expressly assumes, in writing, all of such Borrower’s obligations hereunder and under the other Loan Documents and takes such other actions with respect thereto as the Administrative Agent may reasonably request, (ii) any Subsidiary Guarantor may merge or liquidate into any Borrower or any other Subsidiary Guarantor, (iii) any Subsidiary that is not a Loan Party may merge or liquidate into any other Subsidiary that is not a Loan Party, (iv) any Subsidiary that is not a Loan Party may liquidate or dissolve if the Company determines in good faith that such liquidation or dissolution is in the best interests of the Company and is not materially disadvantageous to the Lenders; provided that any such merger involving a Person that is not a wholly owned Subsidiary immediately prior to such merger shall not be permitted unless also permitted by Section 6.04 and (v) any Subsidiary may merge with another Person in any Acquisition permitted under Section 6.04 provided such other Person is or becomes a Restricted Subsidiary upon the consummation of such merger and assumes all of the obligations of merging Subsidiary (if any) under all of the Loan Documents.

(b)           No Loan Party will, nor will it permit any of its Restricted Subsidiaries to, engage to any material extent in any business other than businesses of the type conducted by the Borrowers and their Subsidiaries on the date of execution of this Agreement and any business activities that are similar, related, incidental, complementary or corollary thereto or a reasonable extension thereof.

(c)           Glenwood Acquisition LLC will not engage in any business or activity other than the ownership of Equity Interests in Buyers Access and activities incidental thereto. Glenwood Acquisition

LLC will not own or acquire any assets (other than Equity Interests in Buyers Access, cash and Permitted Investments) or incur any liabilities (other than liabilities under the Loan Documents, liabilities in respect of Guarantees permitted by Section 6.01, liabilities imposed by law, including tax liabilities, and other liabilities incidental to its existence and permitted business and activities).

(d)           Holdings will not engage in any business or activity, or own or acquire any assets or incur any liabilities, other than in connection with (i) the ownership of all the outstanding Equity Interests in the Company, (ii) the maintenance of its corporate existence as a public company, (iii) the consummation of the Transactions (including the payment of customary fees and expenses in connection therewith), (iv) the performance of its obligations under and in connection with the Loan Documents, (v) the consummation of any offering of its Equity Interests permitted under the terms of this Agreement (including the payment of customary fees and expenses in connection therewith), (vi) the ordinary course grant of common stock to employees and directors pursuant to the terms of any employee benefit or stock option plan; provided that, in the event of any merger of any Borrower and Holdings pursuant to clause (a) above, Holdings may engage in the activities permitted under clause (b) above and (vii) investments in its subsidiaries as permitted by Section 6.01 and 6.04.

SECTION 6.04       Investments, Loans, Advances, Guarantees and Acquisitions.  No Loan Party will, nor will it permit any Restricted Subsidiary to, purchase, hold or acquire (including pursuant to any merger with any Person that was not a Loan Party and a wholly owned Subsidiary prior to such merger) any capital stock, evidences of indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, Guarantee any obligations of, or make or permit to exist any investment or any other interest in, any other Person, or purchase or otherwise acquire (in one transaction or a series of transactions) any assets of any other Person constituting a business unit (whether through purchase of assets, merger or otherwise), except:

(a)           Permitted Investments, subject to control agreements in favor of the Administrative Agent for the benefit of the Lenders or otherwise subject to a perfected security interest in favor of the Administrative Agent for the benefit of the Lenders, in each case to the extent required in the Security Agreement;

(b)           investments in existence on the date of this Agreement and described in Schedule 6.04;

(c)           investments by Holdings in the Borrowers and by the Borrowers and the Restricted Subsidiaries in Equity Interests in their respective Subsidiaries, provided that (A) any such Equity Interests of Domestic Subsidiaries held by a Loan Party shall be pledged pursuant to the Security Agreement and (B) the aggregate amount of investments by Loan Parties in Subsidiaries that are not Loan Parties (together with outstanding intercompany loans permitted under clause (B) to the proviso to Section 6.04(d) and outstanding Guarantees permitted under the proviso to Section 6.04(e)) shall not exceed $20,000,000 at any time outstanding (in each case determined without regard to any write-downs or write-offs);

(d)           loans or advances made by any Borrower to any Restricted Subsidiary and made by any Restricted Subsidiary to any other Borrower or any other Restricted Subsidiary, provided that (A) any such loans and advances made by a Loan Party shall be evidenced by a promissory note pledged pursuant to the Security Agreement and (B) the amount of such loans and advances made by Loan Parties to Subsidiaries that are not Loan Parties (together with outstanding investments permitted under clause (B) to the proviso to Section 6.04(c) and outstanding Guarantees permitted under the proviso to Section 6.04(e)) shall not exceed $20,000,000 at any time outstanding (in each case determined without regard to any write-downs or write-offs);

(e)           Guarantees constituting Indebtedness permitted by Section 6.01, provided that the aggregate principal amount of Indebtedness of Subsidiaries that are not Loan Parties that is Guaranteed by any Loan Party shall (together with outstanding investments permitted under clause (B) to the proviso to Section 6.04(c) and outstanding intercompany loans permitted under clause (B) to the proviso to Section 6.04(d)) shall not exceed $20,000,000 at any time outstanding (in each case determined without regard to any write-downs or write-offs);

(f)            loans or advances made by a Loan Party to its employees on an arms-length basis in the ordinary course of business consistent with past practices for travel and entertainment expenses, relocation costs and similar purposes up to a maximum of $1,000,000 to any employee and up to a maximum of $5,000,000 in the aggregate at any one time outstanding;

(g)           subject to Sections 4.2(a) and 4.4 of the Security Agreement, notes payable, or stock or other securities issued by Account Debtors to a Loan Party pursuant to negotiated agreements with respect to settlement of such Account Debtor’s Accounts in the ordinary course of business, consistent with past practices;

(h)           investments in the form of Swap Agreements permitted by Section 6.07;

(i)            investments of any Person existing at the time such Person becomes a Subsidiary of a Borrower or consolidates or merges with a Borrower or any of the Subsidiaries (including in connection with a permitted acquisition) so long as such investments were not made in contemplation of such Person becoming a Subsidiary or of such merger;

(j)            investments received in connection with the dispositions of assets permitted by Section 6.05;

(k)           investments constituting deposits described in clauses (c) and (d) of the definition of the term “Permitted Encumbrances”;

(l)            investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers, in each case in the ordinary course of business;

(m)          Permitted Acquisitions and other investments; provided that (i) no Default or Event of Default then exists of would result therefrom and (ii) the Payment Conditions shall have been satisfied with respect to such Permitted Acquisition or other investment; and

(n)           other investments that are not included in any of the preceding clauses of this Section in an aggregate amount, as valued at cost at the time each such investment is made, not exceeding in the aggregate for all such investments made from and after the Effective Date, the sum of (i) $30,000,000 plus (ii) net proceeds of any issuance of Equity Interests by Holdings (provided that (x) the Company has notified the Administrative Agent at or prior to the time of such issuance that the Company and/or one or more of its Subsidiaries intended to utilize all or a portion of such proceeds to fund such investment (and describing the contemplated use and estimated amount of such investment) and (y) such investment is made (or a commitment to make such expenditures is entered into) within sixty days of the issuance of such Equity Interests).

Notwithstanding anything herein to the contrary, (i) no Acquisition shall be permitted to be made under this Section 6.04 unless such Acquisition constitutes a Permitted Acquisition (provided, that in the case of Acquisitions of Equity Interests of a Person consummated in reliance on Section 6.04(n),

Holdings and its Restricted Subsidiaries shall not be required to comply with the requirements of subsection (c)(i) of the definition of Permitted Acquisition so long as the acquired Person becomes a Domestic Subsidiary of a Loan Party upon the consummation of such Acquisition) and (ii) no investment in any Capital Stock of any Domestic Subsidiary shall be made under this Section 6.04 (other than Section 6.04(n)) unless such Subsidiary is a wholly-owned Domestic Subsidiary.

SECTION 6.05       Asset Sales.  No Loan Party will, nor will it permit any Restricted Subsidiary to, sell, transfer, lease or otherwise dispose of any asset, including any Equity Interest owned by it, nor will Holdings or any Borrower permit any Restricted Subsidiary to issue any additional Equity Interest in such Subsidiary (other than to another Borrower or another Restricted Subsidiary in compliance with Section 6.04), except:

(a)           sales, transfers and dispositions of (i) inventory in the ordinary course of business and (ii) used, obsolete, worn out or surplus equipment or property in the ordinary course of business;

(b)           sales, transfers and dispositions to any Borrower or any Restricted Subsidiary, provided that any such sales, transfers or dispositions involving a Subsidiary that is not a Loan Party shall be made in compliance with Section 6.09;

(c)           sales, transfers and dispositions of accounts receivable in connection with the compromise, settlement or collection thereof;

(d)           sales, transfers and dispositions of Permitted Investments and other investments permitted by clauses (i), (j) and (l) of Section 6.04;

(e)           sale and leaseback transactions permitted by Section 6.06;

(f)            dispositions resulting from any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any property or asset of any Borrower or any Restricted Subsidiary; and

(g)           sales, transfers and other dispositions of assets (other than Equity Interests in a Restricted Subsidiary unless all Equity Interests in such Subsidiary are sold) that are not permitted by any other paragraph of this Section of up to the sum of (i) $50,000,000 in the aggregate and (ii) $5,000,000 in any rolling twelve month period

(h)           sales, transfers and dispositions of the Specified Properties;

provided that all sales, transfers, leases and other dispositions permitted hereby (other than those permitted by paragraphs (b) and (f) above) shall be made for fair value and for at least 75% cash consideration.

SECTION 6.06       Sale and Leaseback Transactions.  No Loan Party will, nor will it permit any Restricted Subsidiary to, enter into any arrangement, directly or indirectly, whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property sold or transferred, except for (a) any such sale of any fixed or capital assets by any Borrower or any Restricted Subsidiary that is made for cash consideration in an amount not less than the fair value of such fixed or capital asset and is consummated within 90 days after such Borrower or such Restricted Subsidiary acquires or completes the construction of such fixed or capital asset and (b) any transaction involving the Specified Properties.

SECTION 6.07       Swap Agreements.  No Loan Party will, nor will it permit any Restricted Subsidiary to, enter into any Swap Agreement, except (a) Swap Agreements entered into to hedge or mitigate risks to which any Borrower or any Restricted Subsidiary has actual exposure (other than those in respect of Equity Interests of any Borrower or any of its Restricted Subsidiaries), and (b) Swap Agreements entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of any Borrower or any Restricted Subsidiary.

SECTION 6.08       Restricted Payments; Certain Payments of Indebtedness.

(a)           No Loan Party will, nor will it permit any Restricted Subsidiary to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except:

(i)            each of Holdings and each Borrower may declare and pay dividends with respect to its common stock payable solely in additional shares of its common stock, and Holdings may declare and pay dividends with respect to its preferred stock, payable solely in additional shares of such preferred stock or in shares of its common stock;

(ii)           Restricted Subsidiaries may declare and pay dividends ratably with respect to their Equity Interests;

(iii)          the Borrowers may make Restricted Payments to Holdings to permit Holdings to make payments pursuant to and in accordance with stock option plans or other benefit plans for management or employees of Holdings, the Borrowers and their Restricted Subsidiaries in an aggregate amount not to exceed $7,500,000 during any fiscal year;

(iv)          Holdings may (A) redeem the Qualified Preferred Stock pursuant to a conversion into common stock of Holdings and (B) make any Restricted Payments in connection with such conversion, in each case, in accordance with the terms of the Qualified Preferred Stock;

(v)           the Borrowers may make Restricted Payments to Holdings at such times and in such amounts (A) not exceeding $3,000,000 during any fiscal year, as shall be necessary to permit Holdings to discharge its corporate overhead (including franchise taxes and directors fees) and other permitted liabilities and to make payments permitted by Section 6.09 and (B) as shall be necessary to pay any taxes that are due and payable by Holdings as part of a consolidated group that includes the Borrowers, to the extent that such taxes relate to the operations of the Borrowers and the Restricted Subsidiaries;

(vi)          if (A) each of the Payment Conditions have been satisfied, Holdings may repurchase, redeem or retire its outstanding Equity Interests (and the Borrowers may make Restricted Payments the proceeds of which are to be used by Holdings to effect such repurchases, redemptions or retirements) and (B) each of the Payment Conditions other than the Payment Condition contained in subsection (b)(iii) of the definition thereof have been satisfied, Holdings may repurchase, redeem or retire its outstanding Equity Interests (and the Borrowers may make Restricted Payments the proceeds of which are used by Holdings to effect such repurchases, redemptions or retirements) in an amount not to exceed (during any rolling twelve month period and when combined with Restricted Payments made in reliance on subsection (vii)(B), below) $25,000,000, which amounts paid under this clause (vi)(B) shall not be included in any future calculation of subsection (b)(iii) of the Payment Conditions; and

(vii)         if (A) each of the Payment Conditions have been satisfied, Holdings may declare or pay any other Restricted Payments (and the Borrowers may declare or pay Restricted Payments the proceeds of which are used by Holdings to make such payments) and (B) each of the Payment Conditions other than the Payment Condition contained in subsection (b)(iii) of the definition thereof have been satisfied, Holdings may declare or pay any other Restricted Payments (and the Borrowers may declare or pay Restricted Payments the proceeds of which are used by Holdings to make such payments) in an amount not to exceed (during any rolling twelve month period and when combined with Restricted Payments made in reliance on subsection (vi)(B), above,  $25,000,000, which amounts paid under this clause (vii)(B) shall not be included in any future calculation of subsection (b)(iii) of the Payment Conditions.

(b)           No Loan Party will, nor will it permit any Restricted Subsidiary to, make or agree to pay or make, directly or indirectly, any payment or other distribution (whether in cash, securities or other property) of or in respect of principal of or interest on any Indebtedness, or any payment or other distribution (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Indebtedness, except:

(i)            payment of Indebtedness created under the Loan Documents;

(ii)           payment of regularly scheduled interest and principal payments as and when due in respect of any Indebtedness, other than payments in respect of the Subordinated Indebtedness prohibited by the subordination provisions thereof;

(iii)          refinancings of Indebtedness to the extent permitted by Section 6.01;

(iv)          payment of secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness;

(v)           if (A) the Payment Conditions have been satisfied, the Loan Parties may prepay, redeem, repurchase or retire any Indebtedness of Holdings, any Borrower or any Restricted Subsidiary (including any premium (if any) and accrued and unpaid interest thereon to the date of such repayment, redemption, repurchase or retirement) and (B) each of the Payment Conditions other than the Payment Condition contained in subsection (a)(iii) of the definition thereof have been satisfied, the Loan Parties may prepay, redeem, repurchase or retire any Indebtedness of Holdings, any Borrower or any Restricted Subsidiary (including any premium (if any) and accrued and unpaid interest thereon to the date of such repayment, redemption, repurchase or retirement) in an amount not to exceed $25,000,000 during any rolling twelve month period; and

(vi)          the Borrowers may redeem the Existing Senior Subordinated Notes in connection with the redemption described in Section 4.01(o).

SECTION 6.09       Transactions with Affiliates.  No Loan Party will, nor will it permit any Restricted Subsidiary to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (a) transactions that (i) are in the ordinary course of business and (ii) are at prices and on terms and conditions not less favorable to such Borrower or such Restricted Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties, (b) transactions between or among any Borrower and any Subsidiary that is a Loan Party not involving any other Affiliate, (c) any investment permitted by Sections 6.04(c), (d) or (e), (d) any Indebtedness permitted under Section 6.01(e), (e) any Restricted Payment permitted by Section 6.08, (f) loans or advances to employees permitted under Section 6.04, (g) the payment of reasonable fees to directors of any Borrower or any Restricted Subsidiary who are not employees of such Borrower or Restricted Subsidiary, and compensation and employee benefit arrangements paid to, and indemnities provided for the benefit of, directors, officers or employees of the Borrowers or the Restricted Subsidiaries in the ordinary course of business, (h) compensation and reimbursement of expenses of officers and directors of any Loan Party, including the issuance of Equity Interests of Holdings, in each case in the ordinary course of business, (i) any issuances of securities or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment agreements, stock options and stock ownership plans approved by a Borrower’s board of directors and (j) any sale or disposition of inventory by any Borrower or any Restricted Subsidiary to wholly owned Foreign Subsidiaries in the ordinary course of business, at a price not less than the cost of such inventory.

SECTION 6.10       Restrictive Agreements.  No Loan Party will, nor will it permit any Restricted Subsidiary to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of such Loan Party or any of its Restricted Subsidiaries to create, incur or permit to exist any Lien upon any of its property or assets other than Permitted Encumbrances, or (b) the ability of any Restricted Subsidiary to pay dividends or other distributions with respect to any shares of its capital stock or to make or repay loans or advances to any Borrower or any other Restricted Subsidiary or to Guarantee Indebtedness of any Borrower or any other Restricted Subsidiary; provided that (i) the foregoing shall not apply to restrictions and conditions imposed by law or by any Loan Document or any Senior Subordinated Debt Document (to the extent such restrictions or conditions are no more restrictive than those with respect to the Senior Subordinated Notes), (ii) the foregoing shall not apply to restrictions and conditions existing on the date hereof identified on Schedule 6.10 (but shall apply to any extension or renewal of, or any amendment or modification expanding the scope of, any such restriction or condition), (iii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Restricted Subsidiary pending such sale, provided such restrictions and conditions apply only to the Restricted Subsidiary that is to be sold and such sale is permitted hereunder, (iv) clause (a) of the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness and (v) clause (a) of the foregoing shall not apply to (x) customary provisions in leases and other contracts restricting the assignment or subletting thereof or (y) customary restrictions on dispositions of real property interests found in reciprocal easement agreements of such Loan Party or any of its Restricted Subsidiaries.

SECTION 6.11       Amendment of Material Documents.  No Loan Party will, nor will it permit any Restricted Subsidiary to, amend, modify or waive any of its rights under (a) any agreement relating to any Subordinated Indebtedness (including, the Existing Senior Subordinated Notes and the New Senior Subordinated Notes) to the extent any such amendment, modification or waiver would be adverse to the Lenders and (b) its certificate of incorporation, by-laws, operating, management or partnership agreement or other organizational documents to the extent any such amendment, modification or waiver would be materially adverse to the Lenders.

SECTION 6.12       Fixed Charge Coverage Ratio.  The Borrowers will not permit the Fixed Charge Coverage Ratio for each period of four consecutive fiscal quarters ending during or immediately before any Covenant Trigger Period to be less than 1.00 to 1.00 (determined as of the last day of the most recent fiscal quarter for which a Compliance Certificate has been or should have been delivered pursuant to Sections 4.01(b) or 5.01(c)).

ARTICLE VII

EVENTS OF DEFAULT

If any of the following events (“Events of Default”) shall occur:

(a)           the Borrowers shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b)           the Borrowers shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under this Agreement, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three (3) Business Days;

(c)           any representation or warranty made or deemed made by or on behalf of any Loan Party or any Restricted Subsidiary in or in connection with this Agreement or any Loan Document or any amendment or modification thereof or waiver thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any Loan Document or any amendment or modification thereof or waiver thereunder, shall prove to have been materially incorrect when made or deemed made;

(d)           any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in Section 5.01(f), 5.02(a), 5.03 (with respect to a Loan Party’s existence) or 5.08 or in Article VI;

(e)           any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those which constitute a default under another Section of this Article), and such failure shall continue unremedied for a period of (i) five (5) days after the earlier of any Loan Party’s knowledge of such breach or notice thereof from the Administrative Agent (which notice will be given at the request of any Lender) if such breach relates to terms or provisions of Section 5.01 (except as set forth above), 5.02 (other than Section 5.02(a)), 5.03 through 5.07, 5.09, 5.10 or 5.13 of this Agreement or (ii) thirty (30) days after the earlier of any Loan Party’s knowledge of such breach or notice thereof from the Administrative Agent (which notice will be given at the request of any Lender) if such breach relates to terms or provisions of any other Section of this Agreement;

(f)            any Loan Party or any Restricted Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable;

(g)           any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this clause (g) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness;

(h)           an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of a Loan Party or any Restricted Subsidiary of any Loan Party or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Loan Party or any Restricted Subsidiary of any Loan Party or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(i)            any Loan Party or any Restricted Subsidiary of any Loan Party shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for such Loan Party or Restricted Subsidiary of any Loan Party or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

(j)            any Loan Party or any Restricted Subsidiary of any Loan Party shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

(k)           one or more judgments for the payment of money in an aggregate amount in excess of $15,000,000 (in excess of insurance provided by reputable providers for which coverage has not been disclaimed) shall be rendered against any Loan Party, any Restricted Subsidiary of any Loan Party or any combination thereof and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of any Loan Party or any Restricted Subsidiary of any Loan Party to enforce any such judgment or any Loan Party or any Restricted Subsidiary of any Loan Party shall fail within 30 days to discharge one or more non-monetary judgments or orders which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, which judgments or orders, in any such case, are not stayed on appeal or otherwise being appropriately contested in good faith by proper proceedings diligently pursued;

(l)            an ERISA Event shall have occurred that, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in liability of the Borrowers and the Restricted Subsidiaries in an aggregate amount exceeding $10,000,000 for all periods;

(m)          a Change in Control shall occur;

(n)           the occurrence of any “default”, as defined in any Loan Document (other than this Agreement) or the breach of any of the terms or provisions of any Loan Document (other than this Agreement), which default or breach continues beyond any period of grace therein provided;

(o)           the Loan Guaranty shall fail to remain in full force or effect or any action shall be taken by any Loan Party to discontinue or to assert the invalidity or unenforceability of the Loan Guaranty, or any Loan Guarantor shall fail to comply with any of the terms or provisions of the Loan Guaranty to which it is a party, or any Loan Guarantor shall deny that it has any further liability under the Loan Guaranty to which it is a party, or shall give notice to such effect;

(p)           any Collateral Document shall for any reason fail to create a valid and perfected first priority security interest in any Collateral purported to be covered thereby, except as permitted by the terms of any Collateral Document, or any Collateral Document shall fail to remain in full force or effect or any action shall be taken by any Loan Party to discontinue or to assert the invalidity or unenforceability of any Collateral Document, or any Loan Party shall fail to comply with any of the terms or provisions of any Collateral Document; or

(q)           any material provision of any Loan Document for any reason ceases to be valid, binding and enforceable in accordance with its terms (or any Loan Party shall challenge the enforceability of any Loan Document or shall assert in writing, or engage in any action or inaction based on any such assertion, that any provision of any of the Loan Documents has ceased to be or otherwise is not valid, binding and enforceable in accordance with its terms);

then, and in every such event (other than an event with respect to the Borrowers described in clause (h) or (i) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower Representative, take either or both of the following actions, at the same or different times:  (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrowers accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers; and in case of any event with respect to the Borrowers described in clause (h) or (i) of this Article, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrowers accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers.  Upon the occurrence and the continuance of an Event of Default, the Administrative Agent may, and at the request of the Required Lenders shall, exercise any rights and remedies provided to the Administrative Agent under the Loan Documents or at law or equity, including all remedies provided under the UCC.

ARTICLE VIII

THE ADMINISTRATIVE AGENT

Each of the Lenders and each of the Issuing Banks hereby irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf, including execution of the other Loan Documents, and to exercise such powers as are delegated to the Administrative Agent by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto.

The bank serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Loan Parties or any Subsidiary of a Loan Party or other Affiliate thereof as if it were not the Administrative Agent hereunder.

The Administrative Agent shall not have any duties or obligations except those expressly set forth in the Loan Documents.  Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated by the Loan Documents that the Administrative Agent is required to exercise in writing as directed by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02), and (c) except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Loan Party or any of its Subsidiaries that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity.  The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02) or in the absence of its own bad faith, gross negligence or wilful misconduct.  The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by the Borrower Representative or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or in connection with any Loan Document, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, (v) the creation, perfection or priority of Liens on the Collateral or the existence of the Collateral, or (vi) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person.  The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon.  The Administrative Agent may consult with legal counsel (who may be counsel for the Borrowers), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent.  The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties.  The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

Subject to the appointment and acceptance of a successor Administrative Agent as provided in this paragraph, the Administrative Agent may resign at any time by notifying the Lenders, the Issuing Banks and the Borrower Representative.  Upon any such resignation, the Required Lenders shall have the right, with the Company’s consent (not to be unreasonably withheld or delayed), to appoint a successor.  If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders and the Issuing Banks, appoint a successor Administrative Agent which shall be a commercial bank or an Affiliate of any such commercial bank.  Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder.  The fees payable by the Borrowers to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrowers and such successor.  After the Administrative Agent’s resignation hereunder, the provisions of this Article, Section 2.17(d) and Section 9.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent.

Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or related agreement or any document furnished hereunder or thereunder.

Each Lender hereby agrees that (a) it has requested a copy of each Report prepared by or on behalf of the Administrative Agent; (b) the Administrative Agent (i) makes no representation or warranty, express or implied, as to the completeness or accuracy of any Report or any of the information contained therein or any inaccuracy or omission contained in or relating to a Report and (ii) shall not be liable for any information contained in any Report; (c) the Reports are not comprehensive audits or examinations, and that any Person performing any field examination will inspect only specific information regarding the Loan Parties and will rely significantly upon the Loan Parties’ books and records, as well as on representations of the Loan Parties’ personnel and that the Administrative Agent undertakes no obligation to update, correct or supplement the Reports; (d) it will keep all Reports confidential and strictly for its internal use, not share the Report with or any other Person except as otherwise permitted pursuant to this Agreement; and (e) without limiting the generality of any other indemnification provision contained in this Agreement, it will pay and protect, and indemnify, defend, and hold the Administrative Agent and any such other Person preparing a Report harmless from and against, the claims, actions, proceedings, damages, costs, expenses, and other amounts (including reasonable attorney fees) incurred by as the direct or indirect result of any third parties who might obtain all or part of any Report through the indemnifying Lender.

The Joint Bookrunners, Joint Lead Arrangers, the Co-Documentation Agents and the Syndication Agent shall not have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders as such.

ARTICLE IX

MISCELLANEOUS

SECTION 9.01       Notices.  (a)  Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile, as follows:

(i)            if to any Loan Party, to the Borrower Representative at:

701 San Marco Boulevard

Jacksonville, FL 32207

Attention: Treasurer

Facsimile No: (856) 505-1679

with a copy to:	Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, NY 10019-6064
Attention: Eric Goodison
Facsimile No: (212) 757-3990

(ii)           if to the Administrative Agent, JPMCB, as an Issuing Bank or the Swingline Lender, to JPMorgan Chase Bank, N.A. at:

1111 Fannin Street — Floor 10

Houston, Texas 77002

Attention: Syed A. Abbas

Telephone No: 713-750-7924

Facsimile No: 713-750-2938

Email: syed.x.abbas@jpmchase.com

(iii)          if to any other Lender, to it at its address or facsimile number set forth in its Administrative Questionnaire.

All such notices and other communications (i) sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received or (ii) sent by facsimile shall be deemed to have been given when sent, provided that if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient.

(b)           Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications (including e-mail and internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II or to Compliance Certificates and no Event of Default certificates delivered pursuant to Section 5.01(c) unless otherwise agreed by the Administrative Agent and the applicable Lender.  The Administrative Agent or the Borrower Representative (on behalf of the Loan Parties) may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications. All such notices and other communications (i) sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if not given during the normal business hours of the recipient, such notice or communication shall be deemed to have been given at the opening of business on the next Business Day for the recipient, and (ii) posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (b)(i) of notification that such notice or communication is available and identifying the website address therefor.

(c)           Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto.

SECTION 9.02       Waivers; Amendments.  (a)  No failure or delay by the Administrative Agent, any Issuing Bank or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power.  The rights and remedies of the Administrative Agent, the Issuing Banks and the Lenders hereunder and under any other Loan Document are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Lender or any Issuing Bank may have had notice or knowledge of such Default at the time.

(b)           Neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except (i) in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Borrowers and the Required Lenders or, (ii) in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the Administrative Agent and the Loan Party or Loan Parties that are parties thereto, with the consent of the Required Lenders; provided that no such agreement shall (i) increase the Commitment of any Lender without the written consent of such Lender, (ii) reduce or forgive the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon (other than default interest), or reduce or forgive any interest (other than default interest) or fees payable hereunder, without the written consent of each Lender directly affected thereby, (iii) postpone any scheduled date of payment of the principal amount of any Loan or LC Disbursement, or any date for the payment of any interest, fees or other Obligations payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender directly affected thereby, (iv) change Section 2.18(b) or (d) in a manner that would alter the manner in which payments are shared (except such changes that provide for different interest rates, commitment fees or other fees or separate tranches of Loans for consenting and non-consenting Lenders, in each case, in connection with the extension of the Maturity Date), without the written consent of each Lender, (v) increase any Borrowing Base advance rates without the written consent of each Lender, (vi) add new categories of eligible assets to the Borrowing Base or modify that portion of Section 2.01 which limits the amount that can be borrowed, without the written consent of the Supermajority Lenders, (vii) change the definition of “Covenant Trigger Period”, “Dominion Trigger Period” or “Weekly Reporting Period” without the written consent of the Supermajority Lenders, (viii) change any of the provisions of this Section or the definition of “Required Lenders” or “Supermajority Lenders” or any other provision of any Loan Document specifying the number or percentage of Lenders (or Lenders of any Class) required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder, without the written consent of each Lender, (ix) change Section 2.20, without the consent of each Lender (other than any Defaulting Lender), (x) release Loan Guarantors from their obligation under the Loan Guaranty constituting all or substantially all of the value of the guarantees (except as otherwise permitted herein or in the other Loan Documents), without the written consent of each Lender, or (xi) except as provided in clause (d) of this Section or in any Collateral Document, release all or substantially all of the Collateral, without the written consent of each Lender; provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, any Issuing Bank or the Swingline Lender hereunder without the prior written consent of the Administrative Agent, such Issuing Bank or the Swingline Lender, as the case may be (it being understood that any change to Section 2.20 shall require the consent of the Administrative Agent, the Swingline Lender and each Issuing Bank).  The Administrative Agent may also amend the Commitment Schedule to reflect assignments entered into pursuant to Section 9.04.

(c)           The Lenders hereby irrevocably authorize the Administrative Agent, at its option and in its sole discretion, to release any Liens granted to the Administrative Agent by the Loan Parties on any

Collateral (i) upon the termination of the all Commitments, payment and satisfaction in full in cash of all Secured Obligations (other than Unliquidated Obligations), and the cash collateralization of all Unliquidated Obligations in a manner satisfactory to each affected Lender, (ii) constituting property being sold or disposed of if the Loan Party disposing of such property certifies to the Administrative Agent that the sale or disposition is made in compliance with the terms of this Agreement (and the Administrative Agent may rely conclusively on any such certificate, without further inquiry), and to the extent that the property being sold or disposed of constitutes 100% of the Equity Interest of a Restricted Subsidiary, the Administrative Agent is authorized to release any Loan Guaranty provided by such Restricted Subsidiary, (iii) constituting property leased to a Loan Party under a lease which has expired or been terminated in a transaction permitted under this Agreement, or (iv) as required to effect any sale or other disposition of such Collateral in connection with any exercise of remedies of the Administrative Agent and the Lenders pursuant to Article VII.  Except as provided in the preceding sentence, the Administrative Agent will not release any Liens on Collateral without the prior written authorization of the Required Lenders; provided that, the Administrative Agent may in its discretion, release its Liens on Collateral valued in the aggregate not in excess of $10,000,000 during any calendar year without the prior written authorization of the Required Lenders.  Any such release shall not in any manner discharge, affect, or impair the Obligations or any Liens (other than those expressly being released) upon (or obligations of the Loan Parties in respect of) all interests retained by the Loan Parties, including the proceeds of any sale, all of which shall continue to constitute part of the Collateral.

(d)           If, in connection with any proposed amendment, waiver or consent requiring (i) the consent of “each Lender” or “each Lender affected thereby,” or (ii) the Supermajority Lenders, the consent of the Required Lenders is obtained, but the consent of other necessary Lenders is not obtained (any such Lender whose consent is necessary but not obtained being referred to herein as a “Non-Consenting Lender”), then the Borrowers may elect to replace a Non-Consenting Lender as a Lender party to this Agreement, provided that, concurrently with such replacement, (i) another bank or other entity which is reasonably satisfactory to the Borrowers and the Administrative Agent shall agree, as of such date, to purchase for cash the Loans and other Obligations due to the Non-Consenting Lender pursuant to an Assignment and Assumption and to become a Lender for all purposes under this Agreement and to assume all obligations of the Non-Consenting Lender to be terminated as of such date and to comply with the requirements of clause (b) of Section 9.04, and (ii) the Borrowers shall pay to such Non-Consenting Lender in same day funds on the day of such replacement (1) all interest, fees and other amounts then accrued but unpaid to such Non-Consenting Lender by the Borrowers hereunder to and including the date of termination, including without limitation payments due to such Non-Consenting Lender under Sections 2.15 and 2.17, and (2) an amount, if any, equal to the payment which would have been due to such Lender on the day of such replacement under Section 2.16 had the Loans of such Non-Consenting Lender been prepaid on such date rather than sold to the replacement Lender.

SECTION 9.03       Expenses; Indemnity; Damage Waiver.  (a)  The Borrowers shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent, each Lead Arranger and their respective Affiliates (the “Agent/Arranger Persons”), including the reasonable fees, charges and disbursements of one counsel for the Agent/Arranger Persons and to the extent necessary, one special or local counsel in each appropriate jurisdiction (absent a conflict of interest, in which case the Agent/Arranger Persons may engage and be reimbursed for additional counsel), in connection with the syndication and distribution (including, without limitation, via the internet or through a service such as Intralinks) of the credit facilities provided for herein, the preparation and administration of the Loan Documents or any amendments, modifications or waivers of the provisions of the Loan Documents and in connection with the enforcement, collection or protection of its rights in connection with the Loan Documents, including its rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by any Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket expenses incurred by any Issuing Bank or any Lender during the continuance of an Event of Default, including the fees, charges and disbursements of one counsel for the Issuing Bank and the Lenders and to the extent necessary, one special or local counsel in each appropriate jurisdiction (absent a conflict of interest, in which case the Issuing Bank and the Lenders may engage and be reimbursed for additional counsel), in connection with the enforcement, collection or protection of its rights in connection with the Loan Documents, including its rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, and with respect to each Issuing Bank and Lender, all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit. Expenses being reimbursed by the Borrowers under this Section include, without limiting the generality of the foregoing, costs and expenses incurred in connection with:

(i)            appraisals and insurance reviews;

(ii)           field examinations and the preparation of Reports based on the fees charged by a third party retained by the Administrative Agent or the internally allocated fees for each Person employed by the Administrative Agent with respect to each field examination, together with the reasonable fees and expenses associated with collateral monitoring services performed by the Administrative Agent (and the Borrowers agree to modify or adjust the computation of the Borrowing Base — which may include maintaining additional Reserves — to the extent required by the Administrative Agent as a result of any such evaluation, appraisal or monitoring);

(iii)          background checks regarding senior management and/or key investors, as deemed necessary or appropriate in the sole discretion of the Administrative Agent;

(iv)          taxes, fees and other charges for (A) lien searches and (B) filing financing statements and continuations, and other actions to perfect, protect, and continue the Administrative Agent’s Liens;

(v)           sums paid or incurred to take any action required of any Loan Party under the Loan Documents that such Loan Party fails to pay or take; and

(vi)          forwarding loan proceeds, collecting checks and other items of payment, and establishing and maintaining the accounts and lock boxes, and costs and expenses of preserving and protecting the Collateral.

All of the foregoing costs and expenses may be charged to the Borrowers as Revolving Loans or to another deposit account, all as described in Section 2.18(c).

(b)           The Borrowers shall, jointly and severally, indemnify the Administrative Agent, each Issuing Bank and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, penalties, incremental taxes, liabilities and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of the Loan Documents or any agreement or instrument contemplated thereby, the performance by the parties hereto of their respective obligations thereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by an

Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by any Borrower or any of the Restricted Subsidiaries, or any Environmental Liability related in any way to any Borrower or any of the Restricted Subsidiaries, (iv) the failure of the Borrowers to deliver to the Administrative Agent the required receipts or other required documentary evidence with respect to a payment made by the Borrowers for Taxes pursuant to Section 2.17, or (v) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto and whether or not such proceeding is instituted or brought on behalf of a third party or by any Loan Party or any of its respective Affiliates; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, penalties, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the bad faith, gross negligence or wilful misconduct of such Indemnitee.

(c)           To the extent that the Borrowers fail to pay any amount required to be paid by it to the Administrative Agent, any Issuing Bank or the Swingline Lender under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent, the applicable Issuing Bank or the Swingline Lender, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, penalty, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent, the applicable Issuing Bank or the Swingline Lender in its capacity as such.

(d)           To the extent permitted by applicable law, no Loan Party shall assert, and each hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof.

(e)           All amounts due under this Section shall be payable promptly after written demand therefor.

SECTION 9.04       Successors and Assigns.  (a)  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of any Issuing Bank that issues any Letter of Credit), except that (i) the Borrowers may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrowers without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section.  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of any Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Issuing Banks and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)           (i)  Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld) of:

(A)      the Borrower Representative (which consent shall be deemed given if no objection is made within five Business Days after notice of the proposed assignment), provided that no consent of the Borrower Representative shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or, if an Event of Default has occurred and is continuing, any other assignee;

(B)       the Administrative Agent; and

(C)       each Issuing Bank.

(ii)           Assignments shall be subject to the following additional conditions:

(A)      except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans of any Class, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 unless each of the Borrower Representative and the Administrative Agent otherwise consent, provided that no such consent of the Borrower Representative shall be required if an Event of Default has occurred and is continuing;

(B)       each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement;

(C)       the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; and

(D)      the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire in which the assignee designates one or more Credit Contacts to whom all syndicate-level information (which may contain material non-public information about the Company, the Loan Parties and their Related Parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws.

For the purposes of this Section 9.04(b), the term “Approved Fund” has the following meaning:

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

(i)            Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.15, 2.16, 2.17 and 9.03).  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(ii)           The Administrative Agent, acting for this purpose as an agent of the Borrowers, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive, in the absence of manifest error, and the Borrowers, the Administrative Agent, the Issuing Banks and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement.  Any assignment of any Loan, whether or not evidenced by a note, shall be effective only upon appropriate entries with respect thereto being made in the Register (and each note shall expressly so provide). The Register shall be available for inspection by the Borrowers, any Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(iii)          Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to Section 2.05, 2.06(d) or (e), 2.07(b), 2.18(d) or 9.03(c), the Administrative Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon.  No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c)           (i)  Any Lender may, without the consent of the Borrowers, the Administrative Agent, any Issuing Bank or the Swingline Lender, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrowers, the Administrative Agent, the Issuing Banks and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that affects such Participant.  Subject to paragraph (c)(ii) of this Section, the Borrowers agree that each Participant shall be entitled to the benefits of Sections 2.15, 2.16 and 2.17 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section.  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.18(c) as though it were a Lender.

(ii)           A Participant shall not be entitled to receive any greater payment under Section 2.15 or 2.17 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower Representative’s prior written consent.  A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.17 unless the Borrower Representative is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrowers, to comply with Section 2.17(f) as though it were a Lender.

(d)           Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

SECTION 9.05       Survival.  All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, any Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated.  The provisions of Sections 2.15, 2.16, 2.17 and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.

SECTION 9.06       Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.  Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.  Delivery of an executed counterpart of a signature page of this Agreement by facsimile (or other electronic) transmission shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 9.07       Severability.  Any provision of any Loan Document held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions thereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 9.08       Right of Setoff.  If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of the Borrowers or such Loan Guarantor against any of and all the Secured Obligations held by such Lender, irrespective of whether or not such Lender shall have made any demand under the Loan Documents and although such obligations may be unmatured. The applicable Lender shall notify the Borrower Representative and the Administrative Agent of such set-off or application, provided that any failure to give or any delay in giving such notice shall not affect the validity of any such set-off or application under this Section.  The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

SECTION 9.09       Governing Law; Jurisdiction; Consent to Service of Process.  (a)  The Loan Documents (other than those containing a contrary express choice of law provision) shall be governed by and construed in accordance with the laws of the State of New York, but giving effect to federal laws applicable to national banks.

(b)           Each Loan Party hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any U.S. Federal or New York State court sitting in the Borough of Manhattan in any action or proceeding arising out of or relating to any Loan Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court.  Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Agreement or any other Loan Document shall affect any right that the Administrative Agent, any Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against any Loan Party or its properties in the courts of any jurisdiction.

(c)           Each Loan Party hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section.  Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)           Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01.  Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 9.10       WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 9.11       Headings.  Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 9.12       Confidentiality. Each of the Administrative Agent, the Issuing Banks and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority, (c) to the extent required by Requirement of Law or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Loan Parties and their obligations, (g) with the consent of the Borrower Representative or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent, any Issuing Bank or any Lender on a non-confidential basis from a source other than the Borrowers. For the purposes of this Section, “Information” means all information received from the Borrowers relating to the Borrowers or their business, other than any such information that is available to the Administrative Agent, any Issuing Bank or any Lender on a non-confidential basis prior to disclosure by the Borrowers. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

EACH LENDER ACKNOWLEDGES THAT INFORMATION AS DEFINED IN SECTION 9.12 FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING THE COMPANY AND ITS AFFILIATES AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES, AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH

MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

ALL INFORMATION, INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS, FURNISHED BY THE BORROWERS OR THE ADMINISTRATIVE AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION ABOUT THE COMPANY, THE LOAN PARTIES AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES.  ACCORDINGLY, EACH LENDER REPRESENTS TO THE BORROWERS AND THE ADMINISTRATIVE AGENT THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

SECTION 9.13       Several Obligations; Nonreliance; Violation of Law.  The respective obligations of the Lenders hereunder are several and not joint and the failure of any Lender to make any Loan or perform any of its obligations hereunder shall not relieve any other Lender from any of its obligations hereunder. Each Lender hereby represents that it is not relying on or looking to any margin stock for the repayment of the Borrowings provided for herein. Anything contained in this Agreement to the contrary notwithstanding, no Issuing Bank nor any Lender shall be obligated to extend credit to the Borrowers in violation of any Requirement of Law.

SECTION 9.14       USA PATRIOT Act. Each Lender that is subject to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”) hereby notifies the Borrowers that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies the Borrowers, which information includes the names and addresses of the Borrowers and other information that will allow such Lender to identify the Borrowers in accordance with the Act.

SECTION 9.15       Disclosure.  Each Loan Party and each Lender hereby acknowledges and agrees that the Administrative Agent and/or its Affiliates from time to time may hold investments in, make other loans to or have other relationships with any of the Loan Parties and their respective Affiliates.

SECTION 9.16       Appointment for Perfection.  Each Lender hereby appoints each other Lender as its agent for the purpose of perfecting Liens, for the benefit of the Administrative Agent and the Lenders, in assets which, in accordance with Article 9 of the UCC or any other applicable law can be perfected only by possession.  Should any Lender (other than the Administrative Agent) obtain possession of any such Collateral, such Lender shall notify the Administrative Agent thereof, and, promptly upon the Administrative Agent’s request therefor shall deliver such Collateral to the Administrative Agent or otherwise deal with such Collateral in accordance with the Administrative Agent’s instructions.

SECTION 9.17       Interest Rate Limitation.  Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

SECTION 9.18     No Advisory or Fiduciary Duty.  In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), each Loan Party acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (a) (i) the arranging and other services regarding this Agreement provided by the Administrative Agent and the Arrangers are arm’s-length commercial transactions between the Loan Parties and their respective Affiliates, on the one hand, and the Administrative Agent and the Arrangers, on the other hand, (ii) each of the Loan Parties has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (iii) each of the Loan Parties is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (b) (i) the Administrative Agent and the Arrangers each is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Loan Parties or any of their respective Affiliates, or any other Person and (ii) neither the Administrative Agent nor the Arrangers has any obligation to the Loan Parties or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (c) the Administrative Agent and the Arrangers and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Loan Parties and their respective Affiliates, and neither the Administrative Agent nor the Arrangers has any obligation to disclose any of such interests to the Borrowers or any of their respective Affiliates.  To the fullest extent permitted by law, each Loan Party hereby waives and releases any claims that it may have against the Administrative Agent and the Arrangers with respect to any breach or alleged breach of agency or fiduciary duty to such Loan Party or its Affiliates in connection with any aspect of any transaction contemplated hereby.

ARTICLE X

LOAN GUARANTY

SECTION 10.01          Guaranty.  Each Loan Guarantor (other than those that have delivered a separate Guaranty) hereby agrees that it is jointly and severally liable for, and absolutely and unconditionally guarantees to the Administrative Agent, each Issuing Bank and the Lenders, the prompt payment when due, whether at stated maturity, upon acceleration or otherwise, and at all times thereafter, of the Secured Obligations and all costs and expenses including, without limitation, all court costs and attorneys’ and paralegals’ fees (including allocated costs of in-house counsel and paralegals) and expenses paid or incurred by the Administrative Agent, the Issuing Banks and the Lenders in endeavoring to collect all or any part of the Secured Obligations from, or in prosecuting any action against, any Borrower, any Loan Guarantor or any other guarantor of all or any part of the Secured Obligations (such costs and expenses, together with the Secured Obligations, collectively the “Guaranteed Obligations”). Each Loan Guarantor further agrees that the Guaranteed Obligations may be extended or renewed in whole or in part without notice to or further assent from it, and that it remains bound upon its guarantee notwithstanding any such extension or renewal. All terms of this Loan Guaranty apply to and may be enforced by or on behalf of any domestic or foreign branch or Affiliate of any Lender that extended any portion of the Guaranteed Obligations.

SECTION 10.02          Guaranty of Payment.  This Loan Guaranty is a guaranty of payment and not of collection. Each Loan Guarantor waives any right to require the Administrative Agent, any Issuing Bank or any Lender to sue any Borrower, any Loan Guarantor, any other guarantor, or any other person obligated for all or any part of the Guaranteed Obligations (each, an “Obligated Party”), or otherwise to enforce its payment against any collateral securing all or any part of the Guaranteed Obligations.

SECTION 10.03          No Discharge or Diminishment of Loan Guaranty. (a)  Except as otherwise provided for herein, the obligations of each Loan Guarantor hereunder are unconditional and absolute and not subject to any reduction, limitation, impairment or termination for any reason (other than the indefeasible payment in full in cash of the Guaranteed Obligations), including:  (i) any claim of waiver, release, extension, renewal, settlement, surrender, alteration, or compromise of any of the Guaranteed Obligations, by operation of law or otherwise; (ii) any change in the corporate existence, structure or ownership of any Borrower or any other guarantor of or other person liable for any of the Guaranteed Obligations; (iii) any insolvency, bankruptcy, reorganization or other similar proceeding affecting any Obligated Party, or their assets or any resulting release or discharge of any obligation of any Obligated Party; or (iv) the existence of any claim, setoff or other rights which any Loan Guarantor may have at any time against any Obligated Party, the Administrative Agent, any Issuing Bank, any Lender, or any other person, whether in connection herewith or in any unrelated transactions.

(b)           The obligations of each Loan Guarantor hereunder are not subject to any defense or setoff, counterclaim, recoupment, or termination whatsoever by reason of the invalidity, illegality, or unenforceability of any of the Guaranteed Obligations or otherwise, or any provision of applicable law or regulation purporting to prohibit payment by any Obligated Party, of the Guaranteed Obligations or any part thereof.

(c)           Further, the obligations of any Loan Guarantor hereunder are not discharged or impaired or otherwise affected by: (i) the failure of the Administrative Agent, any Issuing Bank or any Lender to assert any claim or demand or to enforce any remedy with respect to all or any part of the Guaranteed Obligations; (ii) any waiver or modification of or supplement to any provision of any agreement relating to the Guaranteed Obligations; (iii) any release, non-perfection, or invalidity of any indirect or direct security for the obligations of any Borrower for all or any part of the Guaranteed Obligations or any obligations of any other guarantor of or other person liable for any of the Guaranteed Obligations; (iv) any action or failure to act by the Administrative Agent, any Issuing Bank or any Lender with respect to any collateral securing any part of the Guaranteed Obligations; or (v) any default, failure or delay, willful or otherwise, in the payment or performance of any of the Guaranteed Obligations, or any other circumstance, act, omission or delay that might in any manner or to any extent vary the risk of such Loan Guarantor or that would otherwise operate as a discharge of any Loan Guarantor as a matter of law or equity (other than the indefeasible payment in full in cash of the Guaranteed Obligations).

SECTION 10.04          Defenses Waived.  To the fullest extent permitted by applicable law, each Loan Guarantor hereby waives any defense based on or arising out of any defense of any Borrower or any Loan Guarantor or the unenforceability of all or any part of the Guaranteed Obligations from any cause, or the cessation from any cause of the liability of any Borrower or any Loan Guarantor, other than the indefeasible payment in full in cash of the Guaranteed Obligations. Without limiting the generality of the foregoing, each Loan Guarantor irrevocably waives acceptance hereof, presentment, demand, protest and, to the fullest extent permitted by law, any notice not provided for herein, as well as any requirement that at any time any action be taken by any person against any Obligated Party, or any other person.  Each Loan Guarantor confirms that it is not a surety under any state law and shall not raise any such law as a defense to its obligations hereunder.  The Administrative Agent may, at its election, foreclose on any Collateral held by it by one or more judicial or nonjudicial sales, accept an assignment of any such Collateral in lieu of foreclosure or otherwise act or fail to act with respect to any collateral securing all or a part of the Guaranteed Obligations, compromise or adjust any part of the Guaranteed Obligations, make any other accommodation with any Obligated Party or exercise any other right or remedy available to it against any Obligated Party, without affecting or impairing in any way the liability of such Loan

Guarantor under this Loan Guaranty except to the extent the Guaranteed Obligations have been fully and indefeasibly paid in cash.  To the fullest extent permitted by applicable law, each Loan Guarantor waives any defense arising out of any such election even though that election may operate, pursuant to applicable law, to impair or extinguish any right of reimbursement or subrogation or other right or remedy of any Loan Guarantor against any Obligated Party or any security.

SECTION 10.05          Rights of Subrogation.  No Loan Guarantor will assert any right, claim or cause of action, including, without limitation, a claim of subrogation, contribution or indemnification that it has against any Obligated Party, or any collateral, until the Loan Parties and the Loan Guarantors have fully performed all their obligations to the Administrative Agent, the Issuing Banks and the Lenders.

SECTION 10.06          Reinstatement; Stay of Acceleration.  If at any time any payment of any portion of the Guaranteed Obligations is rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy, or reorganization of any Borrower or otherwise, each Loan Guarantor’s obligations under this Loan Guaranty with respect to that payment shall be reinstated at such time as though the payment had not been made and whether or not the Administrative Agent, the Issuing Banks and the Lenders are in possession of this Loan Guaranty. If acceleration of the time for payment of any of the Guaranteed Obligations is stayed upon the insolvency, bankruptcy or reorganization of any Borrower, all such amounts otherwise subject to acceleration under the terms of any agreement relating to the Guaranteed Obligations shall nonetheless be payable by the Loan Guarantors forthwith on demand by the Lender.

SECTION 10.07          Information.  Each Loan Guarantor assumes all responsibility for being and keeping itself informed of the Borrowers’ financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations and the nature, scope and extent of the risks that each Loan Guarantor assumes and incurs under this Loan Guaranty, and agrees that neither the Administrative Agent, any Issuing Bank nor any Lender shall have any duty to advise any Loan Guarantor of information known to it regarding those circumstances or risks.

SECTION 10.08          Termination.  The Lenders may continue to make loans or extend credit to the Borrowers based on this Loan Guaranty until five days after it receives written notice of termination from any Loan Guarantor.  Notwithstanding receipt of any such notice, each Loan Guarantor will continue to be liable for any Guaranteed Obligations created, assumed or committed to prior to the fifth day after receipt of the notice, and all subsequent renewals, extensions, modifications and amendments with respect to, or substitutions for, all or any part of that Guaranteed Obligations.

SECTION 10.09          Taxes.  All payments of the Guaranteed Obligations will be made by each Loan Guarantor free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if any Loan Guarantor shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, Lender or applicable Issuing Bank (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Loan Guarantor shall make such deductions and (iii) such Loan Guarantor shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

SECTION 10.10          Maximum Liability.  The provisions of this Loan Guaranty are severable, and in any action or proceeding involving any state corporate law, or any state, federal or foreign bankruptcy, insolvency, reorganization or other law affecting the rights of creditors generally, if the obligations of any Loan Guarantor under this Loan Guaranty would otherwise be held or determined to be avoidable, invalid or unenforceable on account of the amount of such Loan Guarantor’s liability under this Loan Guaranty, then, notwithstanding any other provision of this Loan Guaranty to the contrary, the amount of such liability shall, without any further action by the Loan Guarantors or the Lenders, be automatically limited and reduced to the highest amount that is valid and enforceable as determined in such action or proceeding (such highest amount determined hereunder being the relevant Loan Guarantor’s “Maximum Liability”.  This Section with respect to the Maximum Liability of each Loan Guarantor is intended solely to preserve the rights of the Lenders to the maximum extent not subject to avoidance under applicable law, and no Loan Guarantor nor any other person or entity shall have any right or claim under this Section with respect to such Maximum Liability, except to the extent necessary so that the obligations of any Loan Guarantor hereunder shall not be rendered voidable under applicable law. Each Loan Guarantor agrees that the Guaranteed Obligations may at any time and from time to time exceed the Maximum Liability of each Loan Guarantor without impairing this Loan Guaranty or affecting the rights and remedies of the Lenders hereunder, provided that, nothing in this sentence shall be construed to increase any Loan Guarantor’s obligations hereunder beyond its Maximum Liability.

SECTION 10.11          Contribution.  In the event any Loan Guarantor (a “Paying Guarantor”) shall make any payment or payments under this Loan Guaranty or shall suffer any loss as a result of any realization upon any collateral granted by it to secure its obligations under this Loan Guaranty, each other Loan Guarantor (each a “Non-Paying Guarantor”) shall contribute to such Paying Guarantor an amount equal to such Non-Paying Guarantor’s “Applicable Percentage” of such payment or payments made, or losses suffered, by such Paying Guarantor.  For purposes of this Article X, each Non-Paying Guarantor’s “Applicable Percentage” with respect to any such payment or loss by a Paying Guarantor shall be determined as of the date on which such payment or loss was made by reference to the ratio of (i) such Non-Paying Guarantor’s Maximum Liability as of such date (without giving effect to any right to receive, or obligation to make, any contribution hereunder) or, if such Non-Paying Guarantor’s Maximum Liability has not been determined, the aggregate amount of all monies received by such Non-Paying Guarantor from the Borrowers after the date hereof (whether by loan, capital infusion or by other means) to (ii) the aggregate Maximum Liability of all Loan Guarantors hereunder (including such Paying Guarantor) as of such date (without giving effect to any right to receive, or obligation to make, any contribution hereunder), or to the extent that a Maximum Liability has not been determined for any Loan Guarantor, the aggregate amount of all monies received by such Loan Guarantors from the Borrowers after the date hereof (whether by loan, capital infusion or by other means).  Nothing in this provision shall affect any Loan Guarantor’s several liability for the entire amount of the Guaranteed Obligations (up to such Loan Guarantor’s Maximum Liability).  Each of the Loan Guarantors covenants and agrees that its right to receive any contribution under this Loan Guaranty from a Non-Paying Guarantor shall be subordinate and junior in right of payment to the payment in full in cash of the Guaranteed Obligations.  This provision is for the benefit of both the Administrative Agent, the Issuing Banks, the Lenders and the Loan Guarantors and may be enforced by any one, or more, or all of them in accordance with the terms hereof.

SECTION 10.12          Liability Cumulative.  The liability of each Loan Party as a Loan Guarantor under this Article X is in addition to and shall be cumulative with all liabilities of each Loan Party to the Administrative Agent, the Issuing Banks and the Lenders under this Agreement and the other Loan Documents to which such Loan Party is a party or in respect of any obligations or liabilities of the other Loan Parties, without any limitation as to amount, unless the instrument or agreement evidencing or creating such other liability specifically provides to the contrary.

ARTICLE XI

THE BORROWER REPRESENTATIVE

SECTION 11.01          Appointment; Nature of Relationship.  The Company is hereby appointed by each of the Borrowers as its contractual representative (herein referred to as the “Borrower Representative”) hereunder and under each other Loan Document, and each of the Borrowers irrevocably authorizes the Borrower Representative to act as the contractual representative of such Borrower with the rights and duties expressly set forth herein and in the other Loan Documents.  The Borrower Representative agrees to act as such contractual representative upon the express conditions contained in this Article XI.  Additionally, the Borrowers hereby appoint the Borrower Representative as their agent to receive all of the proceeds of the Loans in the Funding Account(s), at which time the Borrower Representative shall promptly disburse such Loans to the appropriate Borrower.  The Administrative Agent and the Lenders, and their respective officers, directors, agents or employees, shall not be liable to the Borrower Representative or any Borrower for any action taken or omitted to be taken by the Borrower Representative or the Borrowers pursuant to this Section 11.01.

SECTION 11.02          Powers  The Borrower Representative shall have and may exercise such powers under the Loan Documents as are specifically delegated to the Borrower Representative by the terms of each thereof, together with such powers as are reasonably incidental thereto. The Borrower Representative shall have no implied duties to the Borrowers, or any obligation to the Lenders to take any action thereunder except any action specifically provided by the Loan Documents to be taken by the Borrower Representative.

SECTION 11.03          Employment of Agents.  The Borrower Representative may execute any of its duties as the Borrower Representative hereunder and under any other Loan Document by or through authorized officers.

SECTION 11.04          Notices.  Each Borrower shall immediately notify the Borrower Representative of the occurrence of any Default or Unmatured Default hereunder referring to this Agreement describing such Default or Unmatured Default and stating that such notice is a “notice of default.”  In the event that the Borrower Representative receives such a notice, the Borrower Representative shall give prompt notice thereof to the Administrative Agent and the Lenders.  Any notice provided to the Borrower Representative hereunder shall constitute notice to each Borrower on the date received by the Borrower Representative.

SECTION 11.05          Successor Borrower Representative.  Upon the prior written consent of the Administrative Agent, the Borrower Representative may resign at any time, such resignation to be effective upon the appointment of a successor Borrower Representative. The Administrative Agent shall give prompt written notice of such resignation to the Lenders.

SECTION 11.06          Execution of Loan Documents; Borrowing Base Certificate.  The Borrowers hereby empower and authorize the Borrower Representative, on behalf of the Borrowers, to execute and deliver to the Administrative Agent and the Lenders the Loan Documents and all related agreements, certificates, documents, or instruments as shall be necessary or appropriate to effect the purposes of the Loan Documents, including without limitation, the Borrowing Base Certificates and the Compliance Certificates.  Each Borrower agrees that any action taken by the Borrower Representative or the Borrowers in accordance with the terms of this Agreement or the other Loan Documents, and the exercise by the Borrower Representative of its powers set forth therein or herein, together with such other powers that are reasonably incidental thereto, shall be binding upon all of the Borrowers.

SECTION 11.07          Reporting.  Each Borrower hereby agrees that such Borrower shall furnish promptly after each fiscal month to the Borrower Representative a copy of its Borrowing Base Certificate and any other certificate or report required hereunder or requested by the Borrower Representative on which the Borrower Representative shall rely to prepare the Borrowing Base Certificates and Compliance Certificates required pursuant to the provisions of this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

INTERLINE BRANDS, INC., a New Jersey corporation, as a Borrower

By		/s/ John A. Ebner
	Name:	John A. Ebner
	Title:	Chief Financial Officer

OTHER LOAN PARTIES:

INTERLINE BRANDS, INC., a Delaware corporation

By		/s/ John A. Ebner
	Name:	John A. Ebner
	Title:	Chief Financial Officer

WILMAR HOLDINGS, INC., a Delaware corporation

By		/s/ John A. Ebner
	Name:	John A. Ebner
	Title:	Chief Financial Officer

WILMAR FINANCIAL, INC., a Delaware corporation

By		/s/ John A. Ebner
	Name:	John A. Ebner
	Title:	Chief Financial Officer

GLENWOOD ACQUISITION LLC, a Delaware limited liability company

By		/s/ John A. Ebner
	Name:	John A. Ebner
	Title:	Chief Financial Officer

AGENTS AND LENDERS:

JPMORGAN CHASE BANK, N.A., individually, as Administrative Agent, Issuing Bank, Swingline Lender and a Lender

By		/s/ Peter S. Predun
	Name:	Peter S. Predun
	Title:	Executive Director

BANK OF AMERICA, N.A., as Syndication Agent and a Lender

By		/s/ John Olsen
	Name:	John Olsen
	Title:	Senior Vice President

BARCLAYS BANK PLC,
as a Co-Documentation Agent and a Lender

By		/s/ Kevin Cullen
	Name:	Kevin Cullen
	Title:	Director

WELLS FARGO CAPITAL FINANCE, LLC,
as a Co-Documentation Agent and a Lender

By		/s/ Sanat S. Amladi
	Name:	Sanat S. Amladi
	Title:	Senior Vice President

BRANCH BANKING AND TRUST COMPANY,
as a Lender

By		/s/ C. William Buchholz
	Name:	C. William Buchholz
	Title:	Senior Vice President

SIEMENS FINANCIAL SERVICES, INC., as a Lender

By		/s/ Anthony Casciano
	Name:	Anthony Casciano
	Title:	Managing Director

By		/s/ Douglas Maher
	Name:	Douglas Maher
	Title:	Managing Director

SUNTRUST BANK, as a Lender

By		/s/ Mike Knuckles
	Name:	Mike Knuckles
	Title:	Director

U.S. BANK NATIONAL ASSOCIATION, as a Lender

By		/s/ Matthew Kasper
	Name:	Matthew Kasper
	Title:	Relationship Manager

COMMITMENT SCHEDULE

Lender	Revolving Commitment
JPMorgan Chase Bank, N.A.	$32,250.000.00
Bank of America, N.A.	$32,250.000.00
Barclays Bank PLC	$32,250.000.00
Wells Fargo Capital Finance, LLC	$32,250.000.00
Branch Banking and Trust Company	$32,250.000.00
Siemens Financial Services, Inc.	$21,250.000.00
SunTrust Bank	$21,250.000.00
U.S. Bank National Association	$21,250.000.00

Total	$225,000,000.00

Schedule 1.01

SPECIFIED PROPERTIES

1.                           1800 Research Drive

Louisville, KY 40299

2.                           77 Rodeo Drive

Brentwood, NY 11717

3.                           801 W. Bay Street

Jacksonville, FL 32204

Schedule 2.06

EXISTING LETTERS OF CREDIT

Standby LCs

As Of Date	Client ID	Client Name	Type	Ref No	Beneficiary Name	Beneficiary Country	LC Issue Date	LC Expiry Date	Dd Ccy Outstanding Amt
11/09/10	C0084867	INTERLINE BRANDS INC.	Standby-Performance	00000001304118	ARROWWOOD INDEMNITY COMPANY ON	UNITED STATES OF AMERICA	05/09/05	09/01/11	210,000.00
11/09/10	C0084867	INTERLINE BRANDS INC.	Standby-Performance	00000001458513	AMERICAN CASUALTY COMPANY OF	UNITED STATES OF AMERICA	05/09/05	10/31/11	55,000.00
11/09/10	C0084867	INTERLINE BRANDS INC.	Standby-Financial	00000068010458	THE TRAVELERS INDEMNITY COMPANY	UNITED STATES OF AMERICA	12/15/05	12/13/10	5,500,000.00
11/09/10	C0084867	INTERLINE BRANDS INC.	Standby-Performance	00000068013487	GREENWICH INSURANCE COMPANY	UNITED STATES OF AMERICA	06/28/06	07/03/11	150,000.00
11/09/10	C0084867	INTERLINE BRANDS INC.	Standby-Performance	00000068013486	ARROWOOD INDEMNITY COMPANY ON	UNITED STATES OF AMERICA	06/28/06	07/03/11	135,000.00
									6,050,000.00

Commercial LCs

As Of Date	Branch No	Branch Name	Client Name	Ref No	Customer Car Ref	Dd Ccy Code	Beneficiary Name	Beneficiary Country	LC Issue Date	LC Expiry Date	Original Amt	Dd Ccy Outstanding Amt
11/08/10	6055	HONG KONG MAIN OFFICE	BARNETT,INC.(A DIV OF INTERLINE)	IM591538/10	TD605500167718-1	USD	KAMBO SECURITY PRODUCTS LTD.	HONG KONG	08/10/10	11/05/10	60,783.64	86,434.84
11/08/10	6055	HONG KONG MAIN OFFICE	BARNETT,INC.(A DIV OF INTERLINE)	IM592778/10	TD605500167730-1	USD	TAIWAN MAIN FINE INTERNATIONAL LTD	HONG KONG	08/30/10	10/16/10	22,286.48	21,849.49
11/08/10	6055	HONG KONG MAIN OFFICE	BARNETT,INC.(A DIV OF INTERLINE)	IM592786/10	TD605500167738-1	USD	KAMBO SECURITY PRODUCTS LTD.	HONG KONG	08/30/10	12/06/10	65,023.2	15,095.21
11/08/10	6055	HONG KONG MAIN OFFICE	BARNETT,INC.(A DIV OF INTERLINE)	IM592781/10	TD605500167733-1	USD	TAIWAN MAIN FINE INTERNATIONAL LTD	HONG KONG	08/31/10	10/16/10	22,276.02	21,839.24
11/08/10	6055	HONG KONG MAIN OFFICE	BARNETT,INC.(A DIV OF INTERLINE)	IM592782/10	TD605500167734-1	USD	TAIWAN MAIN FINE INTERNATIONAL LTD	HONG KONG	08/31/10	10/23/10	26,402.28	26,402.28
11/08/10	6055	HONG KONG MAIN OFFICE	BARNETT,INC.(A DIV OF INTERLINE)	IM592784/10	TD605500167736-1	USD	TAIWAN MAIN FINE INTERNATIONAL LTD	HONG KONG	08/31/10	10/23/10	49,362.27	49,362.27
11/08/10	6055	HONG KONG MAIN OFFICE	BARNETT,INC.(A DIV OF INTERLINE)	IM593232/10	TD605500167739-1	USD	KAMBO SECURITY PRODUCTS LTD.	HONG KONG	09/06/10	10/22/10	54,131.93	54,131.93
11/08/10	6055	HONG KONG MAIN OFFICE	BARNETT,INC.(A DIV OF INTERLINE)	IM593961/10	TD605500167741-1	USD	TAIWAN MAIN FINE INTERNATIONAL LTD	HONG KONG	09/22/10	10/10/10	29,626.81	29,045.89
11/08/10	6055	HONG KONG MAIN OFFICE	BARNETT,INC.(A DIV OF INTERLINE)	IM593965/10	TD605500167743-1	USD	TAIWAN MAIN FINE INTERNATIONAL LTD	HONG KONG	09/22/10	10/16/10	30,041.31	29,452.26
11/08/10	6055	HONG KONG MAIN OFFICE	BARNETT,INC.(A DIV OF INTERLINE)	IM593968/10	TD605500167748-1	USD	KAMBO SECURITY PRODUCTS LTD.	HONG KONG	09/22/10	10/25/10	19,505.46	25,217.64
11/08/10	6055	HONG KONG MAIN OFFICE	BARNETT,INC.(A DIV OF INTERLINE)	IM593969/10	TD605500167749-1	USD	KAMBO SECURITY PRODUCTS LTD.	HONG KONG	09/22/10	10/25/10	15,443.53	15,443.53
11/08/10	6055	HONG KONG MAIN OFFICE	BARNETT,INC.(A DIV OF INTERLINE)	IM593964/10	TD605500167742-1	USD	TAIWAN MAIN FINE INTERNATIONAL LTD	HONG KONG	09/22/10	11/06/10	24,329.47	24,329.47
11/08/10	6055	HONG KONG MAIN OFFICE	BARNETT,INC.(A DIV OF INTERLINE)	IM593966/10	TD605500167746-1	USD	TAIWAN MAIN FINE INTERNATIONAL LTD	HONG KONG	09/22/10	11/06/10	43,004.78	43,004.78
11/08/10	6055	HONG KONG MAIN OFFICE	BARNETT,INC.(A DIV OF INTERLINE)	IM593967/10	TD605500167747-1	USD	KAMBO SECURITY PRODUCTS LTD.	HONG KONG	09/22/10	11/07/10	44,947.28	44,947.28
11/08/10	6055	HONG KONG MAIN OFFICE	BARNETT,INC.(A DIV OF INTERLINE)	IM593963/10	TD605500167745-1	USD	TAIWAN MAIN FINE INTERNATIONAL LTD	HONG KONG	09/24/10	10/16/10	29,792.54	29,208.37
11/08/10	6055	HONG KONG MAIN OFFICE	BARNETT,INC.(A DIV OF INTERLINE)	IM593962/10	TD605500167744-1	USD	TAIWAN MAIN FINE INTERNATIONAL LTD	HONG KONG	09/24/10	11/13/10	44,821.32	44,821.32
11/08/10	6055	HONG KONG MAIN OFFICE	BARNETT,INC.(A DIV OF INTERLINE)	IM594736/10	TD605500167753-1	USD	TAIWAN MAIN FINE INTERNATIONAL LTD	HONG KONG	10/07/10	11/20/10	22,993.59	22,993.59
11/08/10	6055	HONG KONG MAIN OFFICE	BARNETT,INC.(A DIV OF INTERLINE)	IM594738/10	TD605500167750-1	USD	TAIWAN MAIN FINE INTERNATIONAL LTD	HONG KONG	10/12/10	11/06/10	29,996.73	29,996.73
11/08/10	6055	HONG KONG MAIN OFFICE	BARNETT,INC.(A DIV OF INTERLINE)	IM594735/10	TD605500167752-1	USD	TAIWAN MAIN FINE INTERNATIONAL LTD	HONG KONG	10/12/10	11/20/10	46,322.49	46,322.49
11/08/10	6055	HONG KONG MAIN OFFICE	BARNETT,INC.(A DIV OF INTERLINE)	IM594737/10	TD605500167751-1	USD	TAIWAN MAIN FINE INTERNATIONAL LTD	HONG KONG	10/12/10	11/20/10	46,789.1	46,789.1
11/08/10	6055	HONG KONG MAIN OFFICE	BARNETT,INC.(A DIV OF INTERLINE)	IM595486/10	TD605500167754-1	USD	TAIWAN MAIN FINE INTERNATIONAL LTD	HONG KONG	10/21/10	11/15/10	31,156.56	31,156.56
11/08/10	6055	HONG KONG MAIN OFFICE	BARNETT,INC.(A DIV OF INTERLINE)	IM595488/10	TD605500167758-1	USD	TAIWAN MAIN FINE INTERNATIONAL LTD	HONG KONG	10/21/10	11/15/10	29,791.87	29,791.87
11/08/10	6055	HONG KONG MAIN OFFICE	BARNETT,INC.(A DIV OF INTERLINE)	IM595484/10	TD605500167760-1	USD	TAIWAN MAIN FINE INTERNATIONAL LTD	HONG KONG	10/21/10	11/25/10	30,272.82	30,272.82
11/08/10	6055	HONG KONG MAIN OFFICE	BARNETT,INC.(A DIV OF INTERLINE)	IM595489/10	TD605500167755-1	USD	TAIWAN MAIN FINE INTERNATIONAL LTD	HONG KONG	10/21/10	11/30/10	22,213.7	22,213.7
11/08/10	6055	HONG KONG MAIN OFFICE	BARNETT,INC.(A DIV OF INTERLINE)	IM595487/10	TD605500167756-1	USD	TAIWAN MAIN FINE INTERNATIONAL	HONG KONG	10/21/10	12/05/10	23,660.57	23,660.57
11/08/10	6055	HONG KONG MAIN OFFICE	BARNETT,INC.(A DIV OF INTERLINE)	IM595490/10	TD605500167759-1	USD	TAIWAN MAIN FINE INTERNATIONAL LTD	HONG KONG	10/26/10	12/05/10	23,766.31	23,766.31
11/08/10	6055	HONG KONG MAIN OFFICE	BARNETT,INC.(A DIV OF INTERLINE)	IM595485/10	TD605500167757-1	USD	TAIWAN MAIN FINE INTERNATIONAL LTD	HONG KONG	10/26/10	12/20/10	30,821.83	30,821.83
											919,563.89	898,371.37

Schedule 3.05

PROPERTIES

3.05(a) Real Property Owned or Leased by Each Loan Party

Loan Party	Address	Lease/Own
Interline Brands, Inc.(1)	2310 Thornton Taylor Parkway, Suite B Fayetteville, TN 37334	Lease
Interline Brands, Inc.	200 East Park Drive Mt Laurel, NJ 08057	Lease
Interline Brands, Inc.	3989 Crater Lake Highway Medford, OR 97504	Lease
Interline Brands, Inc.	217 SW Pumice Ave Suite B Redmond, OR 97756	Lease
Interline Brands, Inc.	5727 South Lewis Ave, Suite 705 Tulsa, OK 74105	Lease
Interline Brands, Inc.	701 San Marco Blvd. Jacksonville, FL 32207	Lease
Interline Brands, Inc.	801 W. Bay Street Jacksonville, FL 32204	Own
Interline Brands, Inc.	304 S 20th street Fairfield, IA 52556	Lease
Interline Brands, Inc.	570 Taxter Road Elmsford, NY 10523	Lease
Interline Brands, Inc.	1 Avenue A Carlsdadt, NJ 07072	Lease
Interline Brands, Inc.	260 East Baker Street, Suite 100 La Mirada, CA 90638	Lease
Interline Brands, Inc.	6403 Amendale Road Beltsville, MD 20705	Lease
Interline Brands, Inc.	230 Harris Avenue, #11 Sacramento, CA 95838	Lease
Interline Brands, Inc.	7950 Silverton Avenue San Diego, CA 92126	Lease
Interline Brands, Inc.	4701 W. Jefferson Street Phoenix, AZ 85043	Lease
Interline Brands, Inc.	6635 Business Parkway, Suite 200 Elkridge, MD 21075	Lease
Interline Brands, Inc.	7010-A Reames Road Charlotte, NC 28216	Lease
Interline Brands, Inc.	1514 E. Frank Street Lufkin, TX 75904	Lease
Interline Brands, Inc.	2401 West Herrin Ave Herrin, IL 62948	Lease
Interline Brands, Inc.	700 Conger Street Eugene, OR 97402	Lease
Interline Brands, Inc.	18027 Highway 99, Suite G	Lease

(1)  All references are to Interline Brands, Inc., a New Jersey corporation.

Lynwood, WA 98037
Interline Brands, Inc.	3310 E. Acorn Lane Port Angeles, WA 98362	Lease
Interline Brands, Inc.	1501 North Topping Kansas City, MO 64120	Lease
Interline Brands, Inc.	7933 S. W. 34th Street Oklahoma City, OK 73179	Lease
Interline Brands, Inc.	201 N. 2nd Avenue Yakima, WA 98902	Lease
Interline Brands, Inc.	3421 N Haven Spokane, WA 99207	Lease
Interline Brands, Inc.	7145 Industrial Ave. “Rear” El Paso , TX 79915	Lease
Interline Brands, Inc.	1110 W Washington St Paris, TX 75460	Lease
Interline Brands, Inc.	4740 Perrin Creek Suite 400 San Antonio, TX 78217	Lease
Interline Brands, Inc.	1830 N 109th East Ave Tulsa, OK 74116	Lease
Interline Brands, Inc.	14912 West 101st Terrace Lenexa, KS 66215	Lease
Interline Brands, Inc.	77 Rodeo Drive Brentwood, NY 11717	Own
Interline Brands, Inc.	2701 Eugenia Avenue Nashville, TN 37211	Lease
Interline Brands, Inc.	4650 Lake Forest Drive Suite 400 Cincinnati, OH 45242	Lease
Interline Brands, Inc.	4031 Industrial Center Dr. #701 North Las Vegas, NV 89030	Lease
Interline Brands, Inc.	3031 N. Andrews Ave Pompano Beach, FL 33064	Lease
Interline Brands, Inc.	2395 International St. Columbus, OH 43228	Lease
Interline Brands, Inc.	1149 Andover Park West Seattle, WA 98188	Lease
Interline Brands, Inc.	8707 North By N.E. Blvd. #300 Fishers, IN 46038	Lease
Interline Brands, Inc.	1307 National Cemetery Florence, SC 29506	Lease
Interline Brands, Inc.	7350 Kyrene Road Suite 104 Tempe, AZ 85283	Lease
Interline Brands, Inc.	133 Westgate Drive Beaver Falls, PA 15010	Lease
Interline Brands, Inc.	601 Edwards Avenue Suite B Harahan, LA 70123	Lease
Interline Brands, Inc.	80 Twinbridge Drive Pennsauken, NJ 8100	Lease
Interline Brands, Inc.	8700 N. Allen Road Peoria, IL 61612	Lease
Interline Brands, Inc.	8461 Mid County Industrial Drive St. Louis, MO 63114	Lease
Interline Brands, Inc.	6260 Abbott Drive Omaha, NE 68110	Lease
Interline Brands, Inc.	1930 Energy Park Drive St. Paul, MN 55108	Lease

Interline Brands, Inc.	3901 S.W. 30th Avenue Hollywood, FL 33312	Lease
Interline Brands, Inc.	7640 Hub Prkwy Valley View, OH 44125	Lease
Interline Brands, Inc.	23975 Research Drive Farmington Hills, MI 48335	Lease
Interline Brands, Inc.	515 Heron Drive Pureland Industrial Park Swedesboro, NJ 08085	Lease
Interline Brands, Inc.	13450 Smith Road, Suite 600 Aurora, CO 80011	Lease
Interline Brands, Inc.	7110 Old Katy Road Houston , TX 77024	Lease
Interline Brands, Inc.	4829 Jennings Lane Louisville, KY 40218	Lease
Interline Brands, Inc.	1100 North Lombard RD Lombard, IL 60148	Lease
Interline Brands, Inc.	5961 Outfall Circle Sacramento, CA 95828	Lease
Interline Brands, Inc.	1110 E Mill Street San Bernardino, CA 92408	Lease
Interline Brands, Inc.	3115 N. Great Southwest Parkway, Suite 100 Grand Prairie, TX 75050	Lease
Interline Brands, Inc.	6875C Best Friend Road Suite 100 Doraville, GA 30340	Lease
Interline Brands, Inc.	6000 Eastport Blvd Richmond, VA 23231	Lease
Interline Brands, Inc.	1800 Research Drive Louisville, KY 40299	Own
Interline Brands, Inc.	26 Millbury St Auburn, MA 01501	Lease
Interline Brands, Inc.	407 Glasgow Aberdeen, NC 28315	Lease
Interline Brands, Inc.	50 Teledyne Place LaVergne, TN 37086	Lease
Interline Brands, Inc.	1420 South 4800 West Salt Lake City, UT 84104	Lease
Interline Brands, Inc.	33 Runway Drive Levittown, PA 19057	Lease
Interline Brands, Inc.	4601 Bull’s Bay Hwy Jacksonville, FL 32219	Lease
Interline Brands, Inc.	650 Brennan St. San Jose, CA 95131	Lease
Interline Brands, Inc.	5635 Union Pacific Ave. Commerce, CA 90022	Lease
Interline Brands, Inc.	6881 District Blvd. #F Bakersfield, CA 93313	Lease
Interline Brands, Inc.	1155 East North Avenue, Suite 104 Fresno, CA 93725	Lease
Interline Brands, Inc.	4848 Perrin Creek Suite 640 San Antonio, TX 78217	Lease
Interline Brands, Inc.	26411 Crestview Court Farmington Hills, MI 48335	Lease
Interline Brands, Inc.	Tower 1, Suite 406 Las Vegas, NV 89106	Lease

Interline Brands, Inc.	3115 N Great Southwest Pkwy Dallas, TX 75050	Lease
Interline Brands, Inc.	4071-4075 Seaboard Road Orlando, FL 32808	Lease
Interline Brands, Inc.	402 West Superior Street Duluth, MN 55802	Lease
Interline Brands, Inc.	11159 Aurua Avenue Urbandale, IA 50322	Lease
Interline Brands, Inc.	2921 22nd Street SE Salem, OR 97302	Lease
Interline Brands, Inc.	1635 East 37th Street, North Ste 1 Wichita, KS 67219	Lease
Interline Brands, Inc.	4616 Pierce Drive Lincoln, NE 68504	Lease
Interline Brands, Inc.	2205 South Ave W Missoula, MT 59801	Lease
Interline Brands, Inc.	5750 Bell Circle Montgomery, AL 36116	Lease
Interline Brands, Inc.	312 1st Ave S Great Falls, MT 59403	Lease
Interline Brands, Inc.	1919 NW 82nd Avenue Doral, FL 33126	Lease
Interline Brands, Inc.	7830 Drew Circle Ft Myers, FL 33967	Lease
Interline Brands, Inc.	1670 S Congress Avenue West Palm Beach, FL 33406	Lease
Interline Brands, Inc.	2900 Beaver Ave Pittsburgh , PA 15233	Lease
Interline Brands, Inc.	4721 West 135th Street Crestwood, IL 60445	Lease
Interline Brands, Inc.	3225 Chester Avenue Cleveland, OH 44114	Lease
Interline Brands, Inc.	1301 South Jason Street, Unit C Denver, CO 80223	Lease
Interline Brands, Inc.	207 Kelsey Lane - Suite A Tampa, FL 33619	Lease
Interline Brands, Inc.	378 Commercial Street Unit C Malden, MA 2148	Lease
Interline Brands, Inc.	7242 Gaines Street Court Davenport, IA 52806	Lease
Interline Brands, Inc.	123 Nakoma Street San Antonio, TX 78216	Lease
Interline Brands, Inc.	10680 SW Industrial Way Tualatin, OR 97062	Lease
Interline Brands, Inc.	3655 W Sunset Rd, Suite D Las Vegas, NV 89118	Lease
Interline Brands, Inc.	8717 Complex Drive San Diego, CA 92123	Lease
Interline Brands, Inc.	5181 110th Ave. North, Unit C Clearwater, FL 33760	Lease
Interline Brands, Inc.	9315 Monroe Street - Suite C Charlotte, NC 28270	Lease
Interline Brands, Inc.	10 Malcolm Ave, Suite # 00004 Teterboro, NJ 07608	Lease
Interline Brands, Inc.	8600 Telephone Rd	Lease

Houston, TX 77061
Interline Brands, Inc.	10650 W Airport Road, Suite 110 Stafford, TX 77477	Lease

3.05(b) Intellectual Property

Patents

Title	Patent No. (App. No.)	Issue Date (App. Date)	Record Owner	Status
Chimney Cover	6,152,817	11/28/00	Interline Brands, Inc.	Issued

Chimney Damper	5,160,291	11/3/92	Interline Brands, Inc.	Issued

Chimney Damper with Hammer Device	5,127,874	7/7/1992	Interline Brands, Inc.	Issued

Chimney Damper With Locking Mechanism	5,556,329	9/17/96	Interline Brands, Inc.	Issued

Light Switch Device	D457,145	5/14/02	Interline Brands, Inc.	Issued

Liner Adaptor for Chimney	CA2455364		Interline Brands, Inc.	Issued

Liner Adaptor for Chimneys	6,852,023	2/8/05	Interline Brands, Inc.	Issued

Pivoting Recessed Light Fixture	61/175,205		Interline Brands, Inc.	Issued

Spring Based Chimney Damper	5,125,869	6/30/1992	Interline Brands, Inc.	Issued

Top Sealing Chimney Cap	5,295,901	3/22/94	Interline Brands, Inc.	Issued

Top Sealing Chimney Cap	5,437,574	8/1/95	Interline Brands, Inc.	Issued

Top Sealing Chimney Cap	5,387,151	2/07/1995	Interline Brands, Inc.	Issued

Universal Chimney Cap	6,918,827 (10/634,753)	7/19/2005 (8/6/03)	Interline Brands, Inc.	Issued

Trademarks

Mark	Jurisdiction	Reg. No. (serial no.)	Registered (Filed)	Owner	Status - Liens
	Canada	1,363,815		Interline Brands, Inc.	Pending
	Canada	0545553/ TMA322,379	1/2/87	Interline Brands, Inc.	Registered
Design only	Canada	0761135/ TMA464,231	10/18/96	J.A. Sexauer, Inc.	Registered
GARRISON	Canada	1,363,814		Interline Brands, Inc.	Pending
GELCO	Canada	1,239,026/ TMA667,438	7/12/06	Interline Brands, Inc., Fairfield, Iowa	Registered
KICKER	Canada	0759649/ TMA442,640	5/5/95	J.A. Sexauer, Inc.	Registered
LIQUI-ZYME	Canada	0857706/ TMA533,706	9/28/00	J.A. Sexauer, Inc.	Registered
LOCK-TOP	Canada	1,239,028/ TMA662,676	4/18/06	Interline Brands, Inc., Fairfield, Iowa	Registered
LYEMANCE	Canada	1,239,027/ TMA669,037	7/31/06	Interline Brands, Inc., Fairfield, Iowa	Registered
MAINTENANCE CHOICE	Canada	0823441/ TMA517,696	10/8/99	J.A. Sexauer, Inc.	Registered
MULE KICK	Canada	0765010/ TMA446,798	8/25/95	J.A. Sexauer, Inc.	Registered
PREMIERPLUS	Canada	1488959	7/16/10	Interline Brands, Inc.	Pending
QUICK-PICK	Canada	0758134/ TMA473,783	3/26/97	J.A. Sexauer, Inc.	Registered
SEXAUER	Canada	0545552/ TMA316,729	7/25/86	J.A. Sexauer, Inc.	Registered
VALUE PLUS	Canada	0562063/ TMA334,336	11/20/87	J.A. Sexauer, Inc.	Registered

Mark	Jurisdiction	Reg. No. (serial no.)	Registered (Filed)	Owner	Status - Liens
VALUE PLUS logo	Canada	0562064/ TMA331,694	9/4/87	J.A. Sexauer, Inc.	Registered
PREMIER (stylized)	China	6685999	4/28/08	Interline Brands, Inc.	Pending
	Puerto Rico	18,177	4/10/73	Interline Brands, Inc.	Registered
	Puerto Rico	17,985	3/8/73	Interline Brands, Inc.	Registered
SEXAUER	Puerto Rico	18,023	3/8/73	Interline Brands, Inc.	Registered
SEXAUER	Puerto Rico	18,017	3/8/73	Interline Brands, Inc.	Registered
SEXAUER	Puerto Rico	17,910	12/6/72	Interline Brands, Inc.	Registered
SEXAUER	Puerto Rico	18,018	3/8/73	Interline Brands, Inc.	Registered
SEXAUER	Puerto Rico	21,726	10/27/78	Interline Brands, Inc.	Registered
SURE-GRIP	Puerto Rico	21,727	10/27/78	Interline Brands, Inc.	Registered
	U.S. Federal	(85047532)	(5/25/10)	Interline Brands, Inc.	Pending
	U.S. Federal	(85048135)	(5/26/10)	Interline Brands, Inc.	Pending
	U.S. Federal	(85096044)	(7/29/10)	Interline Brands, Inc.	Pending
	U.S. Federal	(85069853)	(6/23/10)	Interline Brands, Inc.	Pending
	U.S. Federal	(85054584)	(6/4/10)	Interline Brands, Inc.	Pending
	U.S. Federal	0558587	5/13/52	Interline Brands, Inc.	Registered
	U.S. Federal	2369493	7/18/00	Interline Brands, Inc.	Registered
	U.S. Federal	2541649	2/19/02	Interline Brands, Inc.	Registered
	U.S. Federal	2942331	4/19/05	Interline Brands, Inc.	Registered

Mark	Jurisdiction	Reg. No. (serial no.)	Registered (Filed)	Owner	Status - Liens
	U.S. Federal	3844961	9/7/10	Interline Brands, Inc.	Registered
	U.S. Federal	3505004	9/23/08	Interline Brands, Inc.	Registered
	U.S. Federal	3504990	9/23/08	Interline Brands, Inc.	Registered
	U.S. Federal	0439361	6/22/48	Interline Brands, Inc.	Registered
	U.S. Federal	0224528	3/1/27	Interline Brands, Inc.	Registered
	U.S. Federal	3442774	6/3/08	Interline Brands, Inc.	Registered
	U.S. Federal	3544984	12/9/08	Interline Brands, Inc.	Registered
	U.S. Federal	3623550	5/19/09	Interline Brands, Inc.	Registered
	U.S. Federal	2310694	1/25/00	Interline Brands, Inc.	Registered
	U.S. Federal	1702822	7/28/92	Interline Brands, Inc.	Registered
	U.S. Federal	2323254	2/29/00	Interline Brands, Inc.	Registered
	U.S. Federal	2317422	2/15/00	Interline Brands, Inc.	Registered
	U.S. Federal	2327939	3/14/00	Interline Brands, Inc.	Registered
	U.S. Federal	2007761	10/15/96	Interline Brands, Inc.	Registered
	U.S. Federal	0538820	3/6/51	Interline Brands, Inc.	Registered
	U.S. Federal	0558236	4/29/52	Interline Brands, Inc.	Registered
	U.S. Federal	1134409	5/6/80	Interline Brands, Inc.	Registered
	U.S. Federal	1135759	5/20/80	Interline Brands, Inc.	Registered
	U.S. Federal	1135402	5/20/80	Interline Brands, Inc.	Registered

Mark	Jurisdiction	Reg. No. (serial no.)	Registered (Filed)	Owner	Status - Liens
	U.S. Federal	1137747	7/15/80	Interline Brands, Inc.	Registered
	U.S. Federal	1142351	12/9/80	Interline Brands, Inc.	Registered
	U.S. Federal	1148671	3/24/81	Interline Brands, Inc.	Registered
	U.S. Federal	1185370	1/12/82	Interline Brands, Inc.	Registered
	U.S. Federal	2481105	8/28/01	Interline Brands, Inc.	Registered
	U.S. Federal	1183470	12/29/81	Interline Brands, Inc.	Registered
	U.S. Federal	1189902	2/16/82	J.A. Sexauer, Inc.	Registered
	U.S. Federal	0289929	12/15/31	J.A. Sexauer, Inc.	Registered
	U.S. Federal	0941244	8/22/72	J.A. Sexauer, Inc.	Registered
	U.S. Federal	0286815	9/8/31	J.A. Sexauer, Inc.	Registered
	U.S. Federal	1806604	11/23/1993	Warehouse Depot, Inc.	Registered
	U.S. Federal	85/167,781	11/3/10	Interline Brands, Inc.	Pending
AF LIGHTING	U.S. Federal	(85047452)	(5/25/10)	Interline Brands, Inc.	Pending
AF LIGHTING	U.S. Federal	(85048002)	(5/26/10)	Interline Brands, Inc.	Pending
AMSAN	U.S. Federal	2464679	6/26/01	Interline Brands, Inc.	Registered
AMSAN	U.S. Federal	2565493	4/30/02	Interline Brands, Inc.	Registered
AMSAN	U.S. Federal	3076262	4/4/06	Interline Brands, Inc.	Registered

Mark	Jurisdiction	Reg. No. (serial no.)	Registered (Filed)	Owner	Status - Liens
AMSAN	U.S. Federal	3844956	9/7/10	Interline Brands, Inc.	Registered
AMSAN E-ACCESS	U.S. Federal	3308414	10/9/07	Interline Brands, Inc.	Registered
AMSAN UNIVERSITY	U.S. Federal	3162068	10/24/06	Interline Brands, Inc.	Registered
BALA	U.S. Federal	2308782	1/18/00	Interline Brands, Inc.	Registered
BARNETT	U.S. Federal	3470979	7/22/08	Interline Brands, Inc.	Registered
BARNETT	U.S. Federal	3479540	8/5/08	Interline Brands, Inc.	Registered
BIG DUTY DEADBOLT	U.S. Federal	1947684	1/9/96	Interline Brands, Inc.	Registered
BIG JERRY	U.S. Federal	0765650	2/25/64	J.A. Sexauer, Inc.	Registered
BLUE SPOT	U.S. Federal	0958856	5/15/73	Interline Brands, Inc.	Registered
BRIDGE LIGHTING	U.S. Federal	3480660	8/5/08	Interline Brands, Inc.	Registered
BULL DOG	U.S. Federal	0959791	5/29/73	Interline Brands, Inc.	Registered
C2 LABORATORIES	U.S. Federal	2472992		Interline Brands, Inc.	Registered
CASTAWAY	U.S. Federal	3732623		Interline Brands, Inc.	Registered
CASTOFF	U.S. Federal	77/826066		Interline Brands, Inc.	Pending
CLEAN SOURCE	U.S. Federal	2282778		Interline Brands, Inc.	Registered
CLEAN SOURCE	U.S. Federal	2368001		Interline Brands, Inc.	Registered
CLEAN SOURCE	U.S. Federal	2409973		Interline Brands, Inc.	Registered
CLEAN SOURCE and design	U.S. Federal	2270441		Interline Brands, Inc.	Registered
CLEANSOURCE	U.S. Federal	2122234		Interline Brands, Inc.	Registered
COPPERFIELD	U.S. Federal	(85067924)	(6/21/10)	Interline Brands, Inc.	Pending
COPPERFIELD	U.S. Federal	1583068	2/13/90	Interline Brands, Inc.	Registered
EAGLE MAINTENANCE SUPPLY	U.S. Federal	3,643,089	6/23/09	Eagle Maintenance Supply, Inc.	Registered
EASY-TITE	U.S. Federal	0891583	5/26/70	Interline Brands, Inc.	Registered
EASY-WRAP	U.S. Federal	1048507	9/21/76	Interline Brands, Inc.	Registered
EASY-WRAP	U.S. Federal	0928898	2/8/72	J.A. Sexauer, Inc.	Registered
ECOSOURCE	U.S. Federal	(77401822)	(2/20/08)	Interline Brands, Inc.	Pending
ENDURANCE 2000	U.S. Federal	3442742	6/3/08	Interline Brands, Inc.	Registered
GARRISON	U.S. Federal	3544986	12/9/08	Interline Brands, Inc.	Registered
GARRISON	U.S. Federal	3623499	5/19/09	Interline Brands, Inc.	Registered
GELCO	U.S. Federal	2984849	8/16/05	Interline Brands, Inc.	Registered
GET IT ALL WITH ONE CALL	U.S. Federal	2228253	3/2/99	Interline Brands, Inc.	Registered
GREASE MONKEY	U.S. Federal	2428396	2/13/01	Interline Brands, Inc.	Registered
GSI	U.S. Federal	1768359	5/4/93	Interline Brands, Inc.	Registered
HANDY ANDY	U.S. Federal	0288175	10/20/31	J.A. Sexauer, Inc.	Registered

Mark	Jurisdiction	Reg. No. (serial no.)	Registered (Filed)	Owner	Status - Liens
HARDWARE EXPRESS	U.S. Federal	85/167,406	11/2/10	Interline Brands, Inc.	Pending
HOMESAVER	U.S. Federal	1740848	12/22/92	Interline Brands, Inc.	Registered
HOMESAVER	U.S. Federal	2328111	3/14/00	Interline Brands, Inc.	Registered
HORSEPOWER	U.S. Federal	3859155		Interline Brands, Inc.	Registered
INTERLINE	U.S. Federal	2759591	9/2/03	Interline Brands, Inc.	Registered
INTERLINE BRANDS	U.S. Federal	3448685	6/17/08	Interline Brands, Inc.	Registered
LERAN	U.S. Federal	(85095869)	(7/29/10)	Interline Brands, Inc.	Pending
LIME TAMER	U.S. Federal	1539892	5/23/89	Interline Brands, Inc.	Registered
LIQUI-ZYME	U.S. Federal	2258587	7/6/99	Interline Brands, Inc.	Registered
LOCK-TOP	U.S. Federal	2947569	5/10/05	Interline Brands, Inc.	Registered
LYEMANCE	U.S. Federal	2984827	8/16/05	Interline Brands, Inc.	Registered
MAINTENANCE USA	U.S. Federal	(85068582)	6/22/10	Interline Brands, Inc.	Pending
MONUMENT	U.S. Federal	(77887295)	(12/7/09)	Interline Brands, Inc.	Pending
MULE-KICK	U.S. Federal	0180572	3/4/24	J.A. Sexauer, Inc.	Registered
NATURE - GREEN	U.S. Federal	2107994	10/21/97	Interline Brands, Inc.	Registered
NEO-TITE	U.S. Federal	1917954	9/12/95	J.A. Sexauer, Inc.	Registered
PREFERRED INDUSTRIES	U.S. Federal	3224101	4/3/07	Interline Brands, Inc.	Registered
PREMIER	U.S. Federal	2215678	1/5/99	Interline Brands, Inc.	Registered
PREMIER	U.S. Federal	3250866	6/12/07	Interline Brands, Inc.	Registered
PREMIERPLUS	U.S. Federal	2945744	5/3/05	Interline Brands, Inc.	Registered
PROFESSIONAL SOLUTIONS	U.S. Federal	(77656697)	(1/26/09)	Interline Brands, Inc.	Pending
PROFESSIONAL SOLUTIONS	U.S. Federal	(77656806)	(1/26/09)	Interline Brands, Inc.	Pending
PROFESSIONAL SOLUTIONS	U.S. Federal	(77657176)	(1/27/09)	Interline Brands, Inc.	Pending
PROFESSIONAL SOLUTIONS	U.S. Federal	2651741	11/19/02	Interline Brands, Inc.	Registered
PROFORMA	U.S. Federal	3372877	1/22/08	Interline Brands, Inc.	Registered
PROFORMA	U.S. Federal	3394840	3/11/08	Interline Brands, Inc.	Registered
PROPLUS	U.S. Federal	(77461079)	(4/29/08)	Interline Brands, Inc.	Pending
PROPLUS	U.S. Federal	3716189	11/24/09	Interline Brands, Inc.	Registered
PROPLUS	U.S. Federal	3814996	7/6/10	Interline Brands, Inc.	Registered
RENOVATIONSPLUS	U.S. Federal	3118706	7/25/06	Interline Brands, Inc.	Registered
RENOWN	U.S. Federal	3150579	10/3/06	Interline Brands, Inc.	Registered
RENOWN	U.S. Federal	3158841	10/17/06	Interline Brands, Inc.	Registered
ROCHESTER	U.S. Federal	(78947457)	(8/8/06)	Interline Brands, Inc.	Pending
SECURITY BOW	U.S. Federal	3573601	2/10/09	Interline Brands, Inc.	Registered
SEXAUER	U.S. Federal	(85092456)	(7/26/10)	Interline Brands, Inc.	Pending
SEXAUER	U.S. Federal	0533533	11/21/50	Interline Brands, Inc.	Registered

Mark	Jurisdiction	Reg. No. (serial no.)	Registered (Filed)	Owner	Status - Liens
SEXAUER	U.S. Federal	0536341	1/16/51	Interline Brands, Inc.	Registered
SEXAUER	U.S. Federal	0848767	5/7/68	Interline Brands, Inc.	Registered
SEXAUER	U.S. Federal	0880136	11/4/69	Interline Brands, Inc.	Registered
SEXAUER	U.S. Federal	2197011	10/20/98	Interline Brands, Inc.	Registered
SEX-ITE	U.S. Federal	0551132	11/20/51	J.A. Sexauer, Inc.	Registered
SURE-GRIP	U.S. Federal	0980821	3/26/74	J.A. Sexauer, Inc.	Registered
TKO	U.S. Federal	3826390		Interline Brands, Inc.	Registered
TRAYCO	U.S. Federal	(85116674)	(8/26/10)	Interline Brands, Inc.	Pending
TRAYCO	U.S. Federal	2473132	7/31/01	Interline Brands, Inc.	Registered
TRAYCO logo	U.S. Federal	(85117259)	(8/2710)	Interline Brands, Inc.	Pending
U. S. LOCK	U.S. Federal	1163405	8/4/81	Interline Brands, Inc.	Registered
U.S. LOCK	U.S. Federal	(85054561)	(6/4/10)	Interline Brands, Inc.	Pending
VISIBLE STOCK CONTROL	U.S. Federal	0817247	10/25/66	Interline Brands, Inc.	Registered
WHEN IT COMES TO KEEPING CRITTERS OUT OF CHIMNEYS, WE’RE ANIMALS!	U.S. Federal	3298445	9/25/07	Interline Brands, Inc.	Registered
WILMAR	U.S. Federal	(85051521)	(6/1/10)	Interline Brands, Inc.	Pending
WILMAR	U.S. Federal	2072965	6/24/97	Interline Brands, Inc.	Registered
WILMAR (stylized)	U.S. Federal	(85051449)	(6/1/10)	Interline Brands, Inc.	Pending
WOODFIELD	U.S. Federal	(77874352)	(11/17/09)	Interline Brands, Inc.	Pending
WOODFIELD	U.S. Federal	3814074	7/6/10	Interline Brands, Inc.	Registered
WOODFIELD	U.S. Federal	3814137	7/6/10	Interline Brands, Inc.	Registered
WOODFIELD	U.S. Federal	3847356	9/14/10	Interline Brands, Inc.	Registered
(Transliteration is Ying Te Lai)	China	(6850993)	(7/21/08)	Interline Brands, Inc.	Pending

Schedule 3.06

DISCLOSED MATTERS

None.

Schedule 3.12

MATERIAL AGREEMENTS

None.

Schedule 3.14

INSURANCE

SCHEDULE OF INSURANCE
NOVEMBER 1, 2010

Two Logan Square Philadelphia, PA 19103-2797 215-246-1000

Marsh

This Schedule is for your use as a reference only and is not intended to be inclusive of all policy terms, conditions and exclusions.  For specific details, please refer to your policy.

i

LINE OF COVERAGE	CARRIER & BEST RATING	POLICY NO.	POLICY PERIOD	PREMIUM	LIMIT		DEDUCTIBLE/RETENTION/ COMMENTS
Property (inc. Boiler and Machinery)	Travelers A+ XV	KTJ-CMB-5054B28-8-10	11/1/10-11	$311,054 Premium $2,870 Tax	$100,000,000 $39,740,000	Policy Limit Business Interruption/Extra Expense	$25,000	Applying to all Coverages 24 Hours Time Element Coverages
					$25,000,000	Earth Movement (Annual Aggregate) subject to a $10,000,000 sublimit for High/Moderate Hazard Counties and excluding CA, HI, PR & AK	$100,000 $100,000	Flood Earthquake except n CA or High and Moderate hazard Counties
					$6,000,000	Earth Movement occurring in CA	5% or $250,000 2% or $250,000	CA Earthquake Earthquake in High or Moderate Counties
					$25,000,000	Flood (Annual Aggregate) except $1,000,000 Flood in zones A. No coverage for Flood Zone V	2% or $250,000	Wind (combined location PD and TE values in High Hazard Counties
							$25,000	Wind occurring at all other locations
							$25,000	Boiler & Machinery

General Liability (Canadian)	Chartis Insurance Company of Canada A XV	13054362	11/1/10-11	$4,707 Premium	$2,000,000 $2,000,000 $1,000,000 $1,000,000 $300,00 $25,000	General Aggregate Products/Completed Operations Personal & Advertising Injury Each Occurrence Fire Legal Liability Medical Expense	$75,000	Per Occurrence

1

LINE OF COVERAGE	CARRIER & BEST RATING	POLICY NO.	POLICY PERIOD	PREMIUM	LIMIT		DEDUCTIBLE/RETENTION/ COMMENTS
General Liability	Chartis Specialty Insurance Company A XV	2067728	11/1/10-11	$374,938 Premium	$2,000,000 $2,000,000 $1,000,000 $1,000,000 $300,00 $25,000	General Aggregate Products/Completed Operations Personal & Advertising Injury Each Occurrence Fire Legal Liability Medical Expense	$75,000	Per Occurrence

2

LINE OF COVERAGE	CARRIER & BEST RATING	POLICY NO.	POLICY PERIOD	PREMIUM	LIMIT		DEDUCTIBLE/RETENTION/ COMMENTS
Pollution Legal Liability	Chartis Specialty Insurance Company A XV	2067728	11/1/10-11	Included in General Liability Premium	$1,000,000	Pollution Legal Liability for Designated Locations Designated Location: LaVergne, TN 11/01/2006 Retroactive Date Salt Lake City, UT Levittown, PA Jacksonville, FL 11/01/2010 Retroactive Date Coverage D-1 Gradual Pollution for Designated Locations Coverage D-2 Sudden and Accidental Pollution Coverage E-1 Hostile Fire and Building Equipment Coverage E-2 Products Pollution and Exposure Liability Coverage E-3 Contractors Pollution Liability Coverage E-4 Transported Cargo	$75,000	Each Claim

3

LINE OF COVERAGE	CARRIER & BEST RATING	POLICY NO.	POLICY PERIOD	PREMIUM	LIMIT		DEDUCTIBLE/RETENTION/ COMMENTS
Employee Benefits Liability	Chartis Specialty Lines Insurance Company A XV	2067728	11/1/10-11	Included in General Liability Premium	$1,000,000 $1,000,000	Each Claim Aggregate	$1,000	Each Claim

Automobile Liability	Travelers A+ XV	TC2J-CAP-823K5806-10	11/1/10-11	$396,800	$2,000,000	Combined Single Limit	$250,000	Liability: Each Occurrence
Statutory Personal Injury Protection

Minimum Added Personal Injury Protection

					$5,000	Medical Expenses
					$1,000,000	Uninsured Motorist
					$1,000,000	Underinsured Motorist

Workers’ Compensation & Employer’s Liability

Deductible Program	Travelers Property Casualty Company of America A+ XV	TC2JUB- 823K578-7-10	11/1/10-11	$439,964 (not including taxes and surcharges)		Statutory Workers Compensation	$250,000	Large Deductible (Including Allocated Loss Expenses)
					$500,000	Employer’s Liability Each Accident
					$500,000	Employer’s Liability Disease Aggregate
					$500,000	Employers Liability Disease Each Employee

4

LINE OF COVERAGE	CARRIER & BEST RATING	POLICY NO.	POLICY PERIOD	PREMIUM	LIMIT		DEDUCTIBLE/RETENTION/ COMMENTS
Retro Program	Travelers Indemnity Company A+ XV	TRK-UB- 823K579-9-10	11/1/10-11	Included in Workers Compensation Deductible Premium		Statutory Workers Compensation	$250,000	Large Deductible (Including Allocated Loss Expenses)
					$500,000	Employer’s Liability Each Accident
					$500,000	Employer’s Liability Disease Aggregate
					$500,000	Employers Liability Disease Each Employee

Commercial Package Puerto Rico (Marsh Saldana, Inc. 787-721-2600 (Includes General Liability, Employee Benefits & Property)	Seguros Triple —S A- VII	CPP 81031919-9	11/29/09-10	$15,235	$1,000,000	General Liability: General Aggregate
					$1,000,000	Premises Operations & Products-Completed Aggregate
					$1,000,000	Personal & Advertising Injury
					$1,000,000	Each Occurrence
					$50,000	Fire Damage (Any One Fire)
					$5,000	Medical Expense (Any One Person)

						Employee Benefits Liability:	$1,000	Employee Benefits Liability
					$1,000,000	Each Claim
					$1,000,000	Aggregate

						Property:		Property:
					$1,918,958	Business Personal Property	$250 $250	Special Theft Coverage
					$240,000	Business Income with Extra Expense	2%	Wind or Hail

5

LINE OF COVERAGE	CARRIER & BEST RATING	POLICY NO.	POLICY PERIOD	PREMIUM	LIMIT		DEDUCTIBLE/RETENTION/ COMMENTS
Foreign Package (Includes Property, General Liability, Employee Benefits, Hired Auto Liability & Physical Damage, Foreign Voluntary Workers Compensation & Foreign Travel Accident & Sickness)	Chartis Worldsource A XV	TBD	11/01/10-11	$6,673	$50,000	Property: Business Personal Property	$2,500	Property: Any One Occurrence — AOP
					$25,000	Burglary, Theft or Robbery	$5,000	Burglary, Theft or Robbery

					$2,000,000	General Liability: Master Control Program Aggregate
					$1,000,000	General Aggregate
					$1,000,000	Products-Completed Aggregate
					$1,000,000	Personal & Advertising Injury
					$1,000,000	Each Occurrence
					$25,000	Medical Expense

Employee Benefits Liability:
					$1,000,000	Each Claim
					$1,000,000	Annual Aggregate

						Automobile Liability & Physical Damage for Hired Autos:	$1,000	Automobile Physical Damage: Each Auto
					$1,000,000	Liability (Any One Accident)
					$25,000	Medical Expense (Each Accident)
					Auto Physical	Hired Autos Only
Damage — lesser of ACV or $10,000

6

LINE OF COVERAGE	CARRIER & BEST RATING	POLICY NO.	POLICY PERIOD	PREMIUM	LIMIT		DEDUCTIBLE/RETENTION/ COMMENTS
Foreign Voluntary Workers Compensation:
Covered US Hires/Citizens Covered Third Country Nationals Not Covered Local Hires or Local Nationals, Canadian Employees

						Foreign Travel Accident & Sickness:		Foreign Travel Accident & Sickness:
					$500,000	Aggregate Coverage A & B: Accidental Death & Dismemberment
					$50,000	Principal sum, each insured person or five times the person’s annual salary
					$25,000	Maximum Coverage C: Accident and Sickness Medical Expense	$250	Per Person Coverage C: Accident & Sickness Medical Expense
					$100,000	Maximum Coverage D: Emergency Medical Evaluation
					$100,000	Maximum Coverage E: Emergency Family Travel
					$25,000	Maximum Coverage F: Repatriation of Remains
Umbrella Liability	Liberty Mutual Fire Insurance Co. A XV	TH2-631-509477-010	11/1/10-11	$337,000 Premium $3,370 Surcharge	$25,000,000	Each Occurrence	$25,000	Self Insured Retention
					$25,000,000	General Aggregate
					$25,000,000	Products & Completed Aggregate

7

LINE OF COVERAGE	CARRIER & BEST RATING	POLICY NO.	POLICY PERIOD	PREMIUM	LIMIT		DEDUCTIBLE/RETENTION/ COMMENTS
Excess Liability ($25M xs $25M)	American Guarantee and Liability Insurance Company A XV	AEC-9263200-03	11/1/10-11	$62,912.50 Premium $1504.50 Tax	$25,000,000 $25,000,000	Each Occurrence Aggregate Limit where Applicable

National Flood Insurance Program	American Bankers Insurance Co. of Florida A-VIII	AB00060058	4/11/10-11	$9,541		Insured Location: 3901 North 29th Avenue Hollywood, FL 33020
					$500,000	Building	$2,000	Building
					$500,000	Contents	$2,000	Contents

	American Bankers Insurance Co. of Florida A-VIII	AB00060057	4/11/10-11	$1,860		Insured Location: 7320 S Kyrene Road Tempe, AZ 85283
					$0	Building
					$500,000	Contents	$1,000	Contents

8

Marsh USA Inc. Two Logan Square Philadelphia, PA 19103-2797 215-246-1000

Schedule 3.15

CAPITALIZATION AND SUBSIDIARIES

3.15(a) Subsidiary Names and Relationships to Company

Subsidiary	Relationship to Company
Wilmar Holdings, Inc., a Delaware corporation	100% wholly owned by Company
Wilmar Financial, Inc., a Delaware corporation	100% wholly owned by Company
Glenwood Acquisition LLC, a Delaware limited liability company	100% wholly owned by Company
Barnett of the Caribbean, Inc., a Puerto Rico corporation	65% of certificate 2 common stock and 35% of certificate 3 common stock owned by Company
Sexauer Ltd., a Canada company	100% wholly owned by Company
Interline Brands Hong Kong Limited, a Hong Kong company	100% wholly owned by Company
Interline Brands International Trading (Shenzhen) Co. Ltd., a China company	100% of common stock owned by Interline Brands Hong Kong Limited, a wholly owned subsidiary of Company

3.15(b) Classes of Company’s Authorized Equity Interests

Owner	Shares owned	Class of stock	Percentage Ownership
Interline Brands, Inc., a Delaware corporation	100	Common	100%
Interline Brands, Inc., a Delaware corporation	1	Senior Preferred	100%

3.15(c) Type of Entity of Company and Subsidiaries

Entity Name	Type of Entity
Interline Brands, Inc., a New Jersey corporation	Corporation
Wilmar Holdings, Inc., a Delaware corporation	Corporation
Wilmar Financial, Inc., a Delaware corporation	Corporation
Glenwood Acquisition LLC, a Delaware limited	Limited Liability Company

liability company
Barnett of the Caribbean, Inc., a Puerto Rico corporation	Corporation
Sexauer Ltd., a Canada company	Company
Interline Brands Hong Kong Limited, a Hong Kong company	Company
Interline Brands International Trading (Shenzhen) Co. Ltd., a China company	Company

Schedule 6.01

EXISTING INDEBTEDNESS

Capital Lease Obligations

Code	Start Date	End Date	Term (mos.)	Original Amount	Payment	Estimated Remaining Balance	Lessor	Property
AS-1	9/15/2006	8/15/2011	60	$24,900.00	$415.00	$4,150.00	Associated MH	Order picker
CS-1	8/11/2008	8/11/2013	60	$32,223.60	$537.06	$18,260.04	American Packaging Capital	Shrink Wrap System
CS-3	2/24/2009	2/23/2014	60	$20,845.80	$347.43	$13,897.20	De Lage Landen Fin. Serv	Sharp Copier
CS-4	8/9/2010	7/4/2015	60	$28,098.00	$468.30	$26,693.10	GE Capital	Sharp Copier
CS-5	12/10/2009	12/9/2014	60	$8,062.80	$134.38	$6,719.00	GE Capital	Sharp Copier
CS-6	1/26/2009	1/25/2014	60	$25,105.80	$418.43	$16,318.77	De Lage Landen Fin. Serv	Sharp Copier
CS-7	11/18/2008	11/18/2013	60	$19,353.60	$322.56	$11,934.72	De Lage Landen Fin. Serv	Sharp Copier
CS-8	7/24/2008	6/24/2013	60	$29,227.20	$487.12	$15,587.84	GE Capital	Sharp Copier
CS-9	8/25/2008	7/25/2013	60	$20,654.40	$344.24	$11,359.92	GE Capital	Sharp Copier
CS-10	11/1/2008	10/1/2013	60	$19,354.80	$322.58	$11,612.88	GE Capital	Sharp Copier
CS-11	10/1/2006	9/30/2011	60	$71,824.80	$1,197.08	$13,167.88	NMHG Fin’l Serv	Yale New Forklift
CS-12	11/21/2008	11/21/2013	60	$27,248.40	$454.14	$16,803.18	NMHG Fin’l Serv	Yale New Motorized Hand Truck
CS-13	12/31/2008	12/31/2013	60	$28,305.60	$471.76	$18,398.64	NMHG Fin’l Serv	Yale New Motorized Hand Truck
CS-14	4/30/2009	12/31/2013	56	$39,627.84	$707.64	$27,597.96	NMHG Fin’l Serv	Yale New Motorized Hand Truck
CS-15	6/1/2009	6/1/2012	36	$28,330.56	$786.96	$14,952.24	NMHG Fin’l Serv	Yale New Motorized Hand Truck
CS-16	5/20/2009	5/20/2012	36	$4,721.76	$131.16	$2,492.04	NMHG Fin’l Serv	Yale New Motorized Hand Truck
CS-17	5/20/2009	5/20/2012	36	$6,608.52	$183.57	$3,487.83	NMHG Fin’l Serv	Yale New Motorized Hand Truck
CS-18	6/12/2009	6/12/2012	36	$9,443.52	$262.32	$5,246.40	NMHG Fin’l Serv	Yale New Motorized Hand Truck
CS-19	4/30/2009	4/30/2012	36	$9,505.44	$264.04	$4,752.72	NMHG Fin’l Serv	Yale New Motorized Hand Truck
CS-20	8/25/2009	8/25/2012	36	$4,721.76	$131.16	$2,885.52	NMHG Fin’l Serv	Yale New Motorized Hand Truck
CS-21	6/22/2009	6/22/2012	36	$4,721.76	$131.16	$2,623.20	NMHG Fin’l Serv	Yale New Motorized Hand Truck
CS-22	10/21/2009	10/20/2014	60	$25,980.00	$433.00	$20,784.00	NMHG Fin’l Serv	Yale Forklift
CS-23	6/12/2009	2/28/2013	45	$76,635.00	$1,703.00	$47,684.00	NMHG Fin’l Serv	Yale New Motorized Hand Truck
CS-24	9/29/2009	9/29/2012	36	$4,860.00	$135.00	$3,105.00	NMHG Fin’l Serv	Yale New Motorized Hand Truck
CS-25	3/1/2010	2/28/2013	36	$4,860.00	$135.00	$3,780.00	NMHG Fin’l Serv	Yale New Motorized Hand Truck
CS-26	10/13/2009	10/13/2014	60	$8,940.00	$149.00	$7,152.00	NMHG Fin’l Serv	Yale New Motorized Hand Truck

Code	Start Date	End Date	Term (mos.)	Original Amount	Payment	Estimated Remaining Balance	Lessor	Property
CS-27	8/9/2010	8/19/2013	36	$14,472.00	$402.00	$13,668.00	NMHG Fin’l Serv	Yale New Motorized Hand Truck
CS-28	9/21/2010	9/22/2013	36	$9,648.00	$268.00	$9,380.00	NMHG Fin’l Serv	Yale New Motorized Hand Truck
CS-33	4/30/2007	4/30/2013	72	$78,264.00	$1,087.00	$32,610.00	Penske Leasing	Penske 26FT SAD Medium Van
CS-34	4/30/2007	4/30/2013	72	$78,264.00	$1,087.00	$32,610.00	Penske Leasing	Penske 26FT SAD Medium Van
CS-35	4/30/2007	4/30/2013	72	$78,264.00	$1,087.00	$32,610.00	Penske Leasing	Penske 26FT SAD Medium Van
CS-36	4/30/2007	4/30/2013	72	$78,264.00	$1,087.00	$32,610.00	Penske Leasing	Penske 26FT SAD Medium Van
CS-37	4/30/2007	4/30/2013	72	$78,264.00	$1,087.00	$32,610.00	Penske Leasing	Penske 26FT SAD Medium Van
CS-38	4/30/2009	4/30/2015	72	$82,008.00	$1,139.00	$62,645.00	Penske Leasing	Penske 26FT SAD Medium Van
CS-30	12/29/2005	12/15/2011	72	$87,480.00	$1,215.00	$17,010.00	Penske Leasing	Penske truck
CS-31	12/29/2005	12/29/2011	72	$87,480.00	$1,215.00	$17,010.00	Penske Leasing	Penske truck
CS-32	11/1/2006	11/1/2012	72	$82,296.00	$1,143.00	$27,432.00	Penske Leasing	Penske truck
CS-36	4/26/2010	4/30/2014	48	$58,320.00	$1,215.00	$52,245.00	Penske Leasing	Penske truck
CS-37	4/16/2010	4/30/2014	48	$58,320.00	$1,215.00	$52,245.00	Penske Leasing	Penske truck
CS-38	4/26/2010	12/31/2013	45	$54,675.00	$1,215.00	$47,385.00	Penske Leasing	Penske truck
CS-39	6/9/2006	6/30/2013	85	$92,480.00	$1,088.00	$34,816.00	Penske Leasing	Penske truck
CS-40	3/2/2010	12/31/2013	46	$55,890.00	$1,215.00	$47,385.00	Penske Leasing	Penske truck
CS-41	2/24/2010	12/31/2013	46	$55,890.00	$1,215.00	$47,385.00	Penske Leasing	Penske truck
CS-42	3/31/2010	12/31/2013	45	$54,675.00	$1,215.00	$47,385.00	Penske Leasing	Penske truck
CS-43	2/19/2010	12/31/2013	46	$55,890.00	$1,215.00	$47,385.00	Penske Leasing	Penske truck
CS-44	9/5/2007	9/30/2014	85	$113,135.00	$1,331.00	$63,888.00	Penske Leasing	Penske truck
CS-45	9/5/2007	9/30/2014	85	$113,135.00	$1,331.00	$63,888.00	Penske Leasing	Penske truck
CS-46	3/18/2010	12/31/2013	45	$54,675.00	$1,215.00	$47,385.00	Penske Leasing	Penske truck
CS-47	4/8/2010	12/31/2013	45	$54,675.00	$1,215.00	$47,385.00	Penske Leasing	Penske truck
CS-48	3/17/2010	12/31/2013	45	$54,675.00	$1,215.00	$47,385.00	Penske Leasing	Penske truck
CS-49	3/29/2010	12/31/2013	45	$54,675.00	$1,215.00	$47,385.00	Penske Leasing	Penske truck
CS-50	4/8/2010	12/31/2013	45	$54,675.00	$1,215.00	$47,385.00	Penske Leasing	Penske truck
CS-51	3/22/2010	12/31/2013	45	$54,675.00	$1,215.00	$47,385.00	Penske Leasing	Penske truck
CS-52	3/17/2010	12/31/2013	45	$54,675.00	$1,215.00	$47,385.00	Penske Leasing	Penske truck

Code	Start Date	End Date	Term (mos.)	Original Amount	Payment	Estimated Remaining Balance	Lessor	Property
CS-53	1/19/2007	1/19/2013	72	$87,696.00	$1,218.00	$32,886.00	Ryder	26’ Diesel Dry Van
CS-54	1/19/2007	1/19/2013	72	$87,696.00	$1,218.00	$32,886.00	Ryder	26’ Diesel Dry Van
CS-55	8/7/2008	2/6/2014	66	$101,508.00	$1,538.00	$61,520.00	Ryder	26’ Diesel Dry Van
CS-56	8/21/2008	2/20/2015	78	$100,386.00	$1,287.00	$66,924.00	Ryder	26’ Diesel Dry Van
CS-57	10/20/2005	10/19/2011	72	$85,320.00	$1,185.00	$14,220.00	Ryder	20’ Diesel Dry Van
CS-58	10/20/2005	2/19/2012	78	$98,826.00	$1,267.00	$20,272.00	Ryder	20’ Diesel Dry Van
CS-59	10/20/2005	1/19/2011	63	$98,028.00	$1,556.00	$4,668.00	Ryder	20’ Diesel Dry Van
CS-60	8/11/2008	2/10/2015	78	$98,281.56	$1,260.02	$65,521.04	Ryder	24’ Diesel Dry Van
CS-61	8/12/2008	2/11/2015	78	$98,281.56	$1,260.02	$65,521.04	Ryder	24’ Diesel Dry Van
CS-62	8/18/2008	2/17/2015	78	$98,281.56	$1,260.02	$65,521.04	Ryder	24’ Diesel Dry Van
CS-63	8/4/2006	6/19/2012	72	$92,448.00	$1,284.00	$25,680.00	Ryder	26’ Diesel Dry Van
CS-64	8/4/2006	6/19/2012	72	$92,448.00	$1,284.00	$25,680.00	Ryder	26’ Diesel Dry Van
CS-65	8/4/2006	6/28/2012	72	$83,664.00	$1,162.00	$23,240.00	Ryder	26’ Diesel Dry Van
CS-66	8/4/2006	6/19/2012	72	$97,416.00	$1,353.00	$27,060.00	Ryder	26’ Diesel Dry Van
CS-67	8/4/2006	6/19/2012	72	$97,416.00	$1,353.00	$27,060.00	Ryder	26’ Diesel Dry Van
CS-68	6/13/2006	12/12/2012	78	$88,998.00	$1,141.00	$29,666.00	Ryder	18’ Diesel Dry Van
CS-69	10/1/2007	9/30/2012	60	$26,041.80	$434.03	$9,982.69	Wells Fargo Fin’l	Franco Postalia Mailing Machine
CS-70	4/1/2008	3/31/2011	36	$3,013.20	$83.70	$418.50	Wells Fargo Fin’l	Franco Postalia Envelope Opener
CS-71	9/1/2007	8/31/2012	60	$49,853.40	$830.89	$18,279.58	Xerox Capital	Xerox Color Copier 7655
CS-72	3/1/2006	2/28/2011	60	$27,874.20	$464.57	$1,858.28	Xerox Capital	Xerox Copier
CS-73	9/1/2007	8/31/2012	60	$7,620.00	$127.00	$2,794.00	Xerox Capital	Xerox ALL IN ONE 4150
CS-74	1/1/2008	12/31/2012	60	$40,816.80	$680.28	$17,687.28	Xerox Capital	Xerox Color Copier 7655
CS-75	12/12/2005	12/12/2010	60	$26,864.40	$447.74	$447.74	Crown Credit Co	Crown WAV50-118
CS-76	3/12/2006	3/12/2011	60	$26,458.20	$440.97	$1,763.88	Crown Credit Co	Crown WAV50-118
CS-77	3/12/2006	3/12/2011	60	$15,960.00	$266.00	$1,064.00	Crown Credit Co	Crown WAV50-118
CS-78	11/1/2006	10/30/2011	60	$62,445.60	$1,040.76	$12,489.12	NMHG Fin’l Serv	Yale New Motorized Hand Trucks
CS-79	1/1/2007	12/30/2011	60	$37,555.80	$625.93	$8,763.02	NMHG Fin’l Serv	Yale New Forklift
CS-80	1/1/2007	12/30/2011	60	$20,686.80	$344.78	$4,826.92	NMHG Fin’l Serv	Yale New Motorized Hand Truck

Code	Start Date	End Date	Term (mos.)	Original Amount	Payment	Estimated Remaining Balance	Lessor	Property
CS-81	4/1/2007	3/31/2012	60	$51,320.40	$855.34	$14,540.78	NMHG Fin’l Serv	Yale New Forklift
CS-82	11/1/2007	10/1/2012	60	$52,547.40	$875.79	$20,143.17	NMHG Fin’l Serv	Yale New Forklift
CS-83	5/1/2008	4/1/2013	60	$34,088.40	$568.14	$16,476.06	NMHG Fin’l Serv	Yale New Forklift
CS-84	5/1/2008	4/1/2013	60	$34,406.40	$573.44	$16,629.76	NMHG Fin’l Serv	Yale New Forklift
CS-85	4/1/2008	3/1/2011	36	$5,092.92	$141.47	$565.88	NMHG Fin’l Serv	Yale New Motorized Hand Truck
CS-86	4/1/2008	3/1/2011	36	$20,562.48	$571.18	$2,284.72	NMHG Fin’l Serv	Yale New Motorized Hand Truck
CS-87	4/1/2008	3/1/2011	36	$15,432.48	$428.68	$1,714.72	NMHG Fin’l Serv	Yale New Motorized Hand Truck
CS-88	8/4/2010	8/3/2013	36	$15,876.00	$441.00	$14,994.00	NMHG Fin’l Serv	Yale New Motorized Hand Truck
CS-89	10/13/2009	10/12/2014	60	$8,913.00	$148.55	$7,130.40	NMHG Fin’l Serv	Yale New Motorized Hand Truck
CS-90	9/30/2010	9/29/2015	60	$22,800.00	$380.00	$22,800.00	GE Capital	Sharp Copier

Schedule 6.02

EXISTING LIENS

Liens in connection with Existing Indebtedness set forth in Schedule 6.01.

Schedule 6.04

EXISTING INVESTMENTS

1.     Glenwood Acquisition LLC’s ownership interest in Buyers Access LLC.

2.     Ownership of certain de minimis shares of stock acquired in the ordinary course of business in connection with certain acquisitions or the company’s required participation in certain retailer programs.

Schedule 6.10

EXISTING RESTRICTIONS

None.

EXHIBIT A

ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”).  Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee.  The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including any letters of credit, guarantees, and swingline loans included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”).  Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:

2.	Assignee:
[and is an Affiliate/Approved Fund of [identify Lender](1)]

3.	Borrower:	Interline Brands, Inc., a New Jersey Corporation

4.	Administrative Agent:	JPMorgan Chase Bank, N.A., as the administrative agent under the Credit Agreement

5.

Credit Agreement:                                       The Credit Agreement dated as of November 16, 2010 among Interline Brands, Inc., a New Jersey corporation, as Borrower, the other Loan Parties party thereto, the Lenders party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, and the other agents parties thereto.

(1)   Select as applicable.

6.             Assigned Interest:

Aggregate Amount of Commitment/Loans for all Lenders	Amount of Commitment/Loans Assigned	Percentage Assigned of Commitment/Loans(2)
$	$		%
$	$		%
$	$		%

Effective Date:                                      , 20        [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The Assignee agrees to deliver to the Administrative Agent a completed Administrative Questionnaire in which the Assignee designates one or more Credit Contacts to whom all syndicate-level information (which may contain material non-public information about the Borrower, the Loan Parties and their Related Parties or their respective securities) will be made available and who may receive such information in accordance with the Assignee’s compliance procedures and applicable laws, including Federal and state securities laws.

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR

[NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE

[NAME OF ASSIGNEE]

By:
Title:

(2)     Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

Consented to and Accepted:

[NAME OF ADMINISTRATIVE AGENT], as
Administrative Agent

By
Title:

Consented to:

[NAME OF EACH ISSUING BANK], as
Issuing Bank

By
Title:

[Consented to:

INTERLINE BRANDS INC., a New Jersey corporation, as
the Borrower

By
Title:] (3)

(3)	To be deleted if the assignment is to a Lender, an Affiliate of a Lender, an Approved Fund or if an Event of Default has occurred and is continuing.

ANNEX 1

INTERLINE BRANDS, INC.

CREDIT AGREEMENT

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1.             Representations and Warranties.

1.1           Assignor.  The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2.          Assignee.  The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it satisfies the requirements, if any, specified in the Credit Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 5.01 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, and (v) if it is a Foreign Lender, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2.             Payments.  From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3.  General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns.  This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument.

Delivery of an executed counterpart of a signature page of this Assignment and Assumption by facsimile shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption.  This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York, but giving effect to federal laws applicable to national banks.

EXHIBIT B

BORROWING BASE CERTIFICATE

INTERLINE BRANDS, INC. BORROWING BASE REPORT

Obligor Number:	Rpt #
Loan Number:	Date:
Period Covered: to
(in $000’s U.S. Dollars)

Total
Summary of Availability

A. Total Accounts Receivable Availability	$—

B. Total Inventory Availability	$—

C. Total Borrowing Base	$—

D. Total Commitment	$225,000

E. Lower of Borrowing Base and Total Commitment (Lesser of line C or D)	—
Less:
(i) Aggregate Revolving Loans (including Swingline loans)	—
(ii) Letter of Credit Obligations	—

F. Total Aggregate Facility Credit Exposure (Sum of (i) and (ii))	—

G. Excess Availability (E - F)	$—

Summary of Interest Coverage

Consolidated Coverage Ratio(4)	: 1.00

Pursuant to, and in accordance with, the terms and provisions of that certain Credit Agreement (“Agreement”), among JPMorgan Chase Bank, N.A. (“JPMorgan”), as administrative agent for the Lenders, the Loan Parties and Interline Brands, Inc., a New Jersey corporation (“Borrower Representative”), Borrower Representative is executing and delivering to JPMorgan this Collateral Report accompanied by supporting data (collectively referred to as the “Report”).  Borrower Representative represents and warrants to JPMorgan that this Report is true and correct, and is based on information contained in the financial accounting records of each Borrower.  Borrower Representative, by the execution of this Report, hereby ratifies, confirms and affirms all of the terms, conditions and provisions of the Agreement, and further certifies on this          day of                , 20  , that, [except as set forth in Annex I,] the Borrowers are in compliance with said Agreement.

BORROWER REPRESENTATIVE NAME:	AUTHORIZED SIGNATURE:

(4)  As such term is defined in the New Senior Subordinated Note Indenture as in effect on the Effective Date. Such ratio to be computed in the manner provided in the New Senior Subordinated Note Indenture for the most recently ended quarterly period for which financial statements are available.

1

Total

Gross Accounts Receivable per Aging	$—

Less ineligibles:
No Perfected First Priority Lien	—
Subject to any Lien, other than Permitted Liens	—
Extended Terms - Scheduled Due Date is greater than 90 days after original invoice date	—
Over 90 days past invoice Date or over 60 Days Past Due Date	—
Written Off or Otherwise Designated Uncollectible (Credit Balances Over 60 Days Past Due Date or Over 90 Days Past Invoice Date for the same Debtor)	—
Cross Aging (50%)	—
Concentration Cap (15% of aggregate Eligible Accounts)	—
For which any Covenant, Representation or Warranty has been breached (subject to Material Adverse Effect)	—
Bill and Hold / Services Billed Not Yet Performed (excluding Progress Billings)	—
Progress Billings	—
Guaranteed Sale / Consignment Sale / COD Terms	—
Duplicate Billing	—
Returned Payment	—
Bankruptcy / Insolvent (Other Than Post-Petition)	—
Not arising from sale of goods / services in ordinary course of business	—
Not evidenced by invoice or other documentation	—
Contingent on completion of further performance	—
Relates to payments of interest	—
Not denominated in US Dollars	—
Foreign except Canada (not supported by L/C)	—
Owed by a Debtor who has sold all or substantially all of its assets	—
US Federal Government Accounts / Canadian Government Accounts (not supported by L/C)	—
Owed by an affiliate, employee, officer, director, agent or stockholder of any Loan Party	—
Owed by a Debtor or affiliate to which any Loan Party is indebted	—
Owed by Debtor in jurisdiction requiring filing of Notice of Business Activities Report	—
To extent reduction has been agreed upon or an Account has been partially paid and new receivable created	—
Cash of Delivery Terms	—
Accrued Rebates	—
Subject to any counterclaim, deduction, defense, setoff or dispute	—
Evidenced by Promissory Note, Chattel Paper, or other instrument	—
Unapplied Cash	—
Under Research	—
Unreconciled Difference	—
Does Not Comply With Requirements of All Applicable Laws	—
Invoice Does Not Indicate Loan Party as Payee or Remittance Party	—
Subject to ownership interest by any Person other than a Loan Party	—
Loan Party does not have good or marketable title	—
Other (per terms of the Credit Agreement)	—
Total ineligibles:	—

Eligible Accounts before Reserves	—

Less:

Dilution Reserve	—
Other Reserves (per terms of the Credit Agreement)	—
Total Reserves	—
Eligible Accounts	—

Advance Rate	85.0%

Available Accounts Receivable	$—

2

Total
Gross Inventory per Perpetual / Listing	$—
Intransit - Inventory (Between IBI locations)	—
Total Gross inventory	$—
Less ineligibles:
No Perfected First Priority Lien	—
Subject to any Lien, other than Permitted Liens	—
Obsolete, Slow Moving, Unmerchantable or Unfit for Sale	—
Accrued Vendor Rebates	—
Procurement Reserves (Shelter)	—
Deferred Purchase Discounts	—
Import Adder Variance	—
Does not conform to all standards imposed by any Governmental Authority (subject to Material Adverse Effect and limitation on ability to dispose of such Inventory)	—
Does not comply with any Covenant, Representation or Warranty of Credit Agreement	—
Subject to Third Party Interest	—
Raw Materials, Work-in-process, Spare or Replacement parts	—
Packaging Materials / Shipping Materials / Manufacturing Supplies	—
Damaged or Marked for Return to Vendor	—
Consigned Inventory (with Company as Consignor or Consignee)	—
Bill and Hold Inventory	—
Sample, Prototype, Display Inventory	—
Foreign (not located in US - Excluding In-Transit between Loan Parties)	—
Location leased by Borrower – No Collateral Access Agreement delivered or Rent Reserve established	—
Third Party Warehouse / Bailee Location - No Reserve or Collateral Access Agreement	—
Located at Outside Processor or in transit between such party and third party location	—
Discontinued Products or Components	—
Perishable Inventory	—
Subject to Proprietary Rights (licenses, patents, trademarks, etc.) Deemed by Administrative Agent to Impede Availability to Sell or Dispose of Such Inventory	—
Not Included in a Current Perpetual Inventory Report	—
Subject to Reclamation Rights Asserted by the Seller	—
Test Count Reserve (per field exam report)	—
Cost Test Reserve (per field exam report)	—
Other (per terms of the Credit Agreement)	—
Total ineligibles:	—
Eligible Inventory	—
Lesser of:
Advance Rate	65.0%
NOLV Factor Rate	0.0%
85% of NOLV Factor Rate	0.0%
Net Amount of Eligible Inventory before Reserves	$—

Less Inventory Reserves:
Rent Reserve	—
Freight Reserve (related to In-Transit Inventory)	—
Other (per Terms of the Credit Agreement)	—
Total Inventory Reserves:	—

Available Inventory	$—

Consolidated Coverage Ratio

(a) EBITDA(5)

(b) Consolidated Interest Expense(6)

Consolidated Coverage Ratio(7) (a ÷ b)	: 1.00

3

(5)  As such term is defined in the New Senior Subordinated Note Indenture as in effect on the Effective Date.

(6)  As such term is defined in the New Senior Subordinated Note Indenture as in effect on the Effective Date.

(7)  As such term is defined in the New Senior Subordinated Note Indenture as in effect on the Effective Date. Such ratio to be computed in the manner provided in the New Senior Subordinated Note Indenture for the most recently ended quarterly period for which financial statements are available.

4

ANNEX I

EXHIBIT C

COMPLIANCE CERTIFICATE

To:                              The Lenders parties to the
Credit Agreement Described Below

This Compliance Certificate is furnished pursuant to that certain Credit Agreement dated as of November 16, 2010 (as amended, modified, renewed or extended from time to time, the “Agreement”) among  Interline Brands, Inc., a New Jersey corporation (the “Borrower”), the other Loan Parties, the Lenders party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent for the Lenders, and the other agents party thereto. Unless otherwise defined herein, capitalized terms used in this Compliance Certificate have the meanings ascribed thereto in the Agreement.

THE UNDERSIGNED HEREBY CERTIFIES THAT:

1)             I am the duly elected                        of the Borrower;

2.             I have reviewed the terms of the Agreement and I have made, or have caused to be made under my supervision, a detailed review of the transactions and conditions of the Borrower and its Subsidiaries during the accounting period covered by the attached financial statements [for quarterly financial statements add: and such financial statements present fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes];

3.             The examinations described in paragraph 2 did not disclose and, except as set forth below, I have no knowledge of (i) the existence of any condition or event which constitutes a Default during or at the end of the accounting period covered by the attached financial statements or as of the date of this Certificate or (ii) any change in GAAP or in the application thereof that has occurred since the date of the audited financial statements referred to in Section 3.04 of the Agreement;

4.             I hereby certify that no Loan Party has changed (i) its name, (ii) its chief executive office, (iii) principal place of business, (iv) the type of entity it is or (v) its state of incorporation or organization without having given the Agent the notice required by Section 4.15 of the Security Agreement;

5.             Schedule I attached hereto sets forth financial data and computations evidencing the calculation of the Fixed Charge Coverage Ratio and, during a Covenant Trigger Period, the Borrower’s compliance with Section 6.12; and

6.             Schedule II hereto sets forth the computations necessary to determine the Applicable Rate commencing on the Business Day this certificate is delivered.

Described below are the exceptions, if any, to paragraph 3 by listing, in detail, (i) the nature of the condition or event, the period during which it has existed and the action which the Borrower has taken, is taking, or proposes to take with respect to each such condition or event or (ii) the change in GAAP or the application thereof and the effect of such change on the attached financial statements:

The foregoing certifications, together with the computations set forth in Schedule I and Schedule II hereto and the financial statements delivered with this Certificate in support hereof, are made and delivered this         day of               ,        .

INTERLINE BRANDS, INC.,
a New Jersey corporation

By:
Name:
Title:

SCHEDULE I

Calculation of the Fixed Charge Coverage Ratio
and Compliance as of                    with Section 6.12

TOTAL
Fixed Charge Coverage Ratio

EBITDA

(i) Net Income		+

(ii) Interest Expense		+

(iii) income taxes		+

(iv) depreciation and amortization expense		+

(v) extraordinary non-cash charges		+

(vi) other non-cash charges(8)		+

(vii) up-front fees, costs, commissions and expenses related to permitted Acquisitions		–

(viii) cash payments in respect of non-cash charges described in (vi)		–

(ix) extraordinary gains and non-cash items of income		+

(x) restructuring expenses		+

(xi) Transaction costs and expenses		+

(xii) up-front fees, costs, commissions and expenses related to the issuance of Equity Interest, permitted Investments or asset sales, or any modification of Indebtedness

(x) Intermediate EBITDA (sum of (i) through (vii)) – (sum of (viii) + (ix))

(y) Limited EBITDA Add-Backs (sum of (x) through (xii))

(a) Total EBITDA ((x) + the lesser of (y) and (0.075 x (x)))

(8)          Excluding any non-cash charge in respect of an item that was included in Net Income in a prior period and any non-cash charge that relates to the write-down or write-off of inventory.

Unfinanced Capital Expenditures

(i) fixed or capital asset expenditures or commitments		–

(ii) expenditures to replace property made with insurance or condemnation proceeds		–

(iii) expenditures made with proceeds of the sale or trade of similar assets		–

(iv) expenditures that are part of a permitted Acquisition (to the extent included in (i))		–

(vi) expenditures funded with net proceeds of an issuance of Equity Interests by Holdings(9)

(b) Total Unfinanced Capital Expenditures (i) – (sum of (ii) through (vi))

Fixed Charges

(i) cash Interest Expense		+

(ii) scheduled principal payments in Indebtedness		+

(iii) expense for income taxes paid in cash		+

(iv) dividends or distributions and repurchases, redemptions or retirement of the Equity Interests of Holdings, in each case paid in cash		+

(v) Capital Lease Obligation payments		+

(vi) cash contributions to any Plan

(c) Total Fixed Charges (sum of (i) through (vi))

Fixed Charge Coverage Ratio (a – b) ÷ c	: 1.00

(9)          Provided that the Company has notified the Administrative Agent at or prior to the time of such issuance that it intends to utilize all or a portion of such proceeds to fund such expenditure (and describing the contemplated use and estimated amount of such expenditure) and such expenditure is made within 60 days of the issuance of such Equity Interests.

SCHEDULE II

Borrower’s Applicable Rate Calculation

EXHIBIT D

JOINDER AGREEMENT

THIS JOINDER AGREEMENT (this “Agreement”), dated as of                     ,         , 200  , is entered into between                                                                 , a                                 (the “New Subsidiary”) and JPMORGAN CHASE BANK, N.A., in its capacity as administrative agent (the “Administrative Agent”) under that certain Credit Agreement, dated as of November 16, 2010 among Interline Brands, Inc., a New Jersey corporation (the “Borrower”), the Loan Parties party thereto, the Lenders party thereto, the Administrative Agent, and the other agents party thereto (as the same may be amended, modified, extended or restated from time to time, the “Credit Agreement”). All capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Credit Agreement.

The New Subsidiary and the Administrative Agent, for the benefit of the Lenders, hereby agree as follows:

1)             The New Subsidiary hereby acknowledges, agrees and confirms that, by its execution of this Agreement, the New Subsidiary will be deemed to be a Loan Party [and a Borrower](10) under the Credit Agreement and a “Loan Guarantor” for all purposes of the Credit Agreement and shall have all of the obligations of a Loan Party and a Loan Guarantor thereunder as if it had executed the Credit Agreement.  The New Subsidiary hereby ratifies, as of the date hereof, and agrees to be bound by, all of the terms, provisions and conditions contained in the Credit Agreement, including without limitation (a) all of the representations and warranties of the Loan Parties set forth in Article III of the Credit Agreement, (b) all of the covenants set forth in Articles V and VI of the Credit Agreement and (c) all of the guaranty obligations set forth in Article X of the Credit Agreement.  Without limiting the generality of the foregoing terms of this paragraph 1, the New Subsidiary, subject to the limitations set forth in Section 10.10 of the Credit Agreement, hereby guarantees, jointly and severally with the other Loan Guarantors, to the Administrative Agent and the Lenders, as provided in Article X of the Credit Agreement, the prompt payment and performance of the Guaranteed Obligations in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration or otherwise) strictly in accordance with the terms thereof and agrees that if any of the Guaranteed Obligations are not paid or performed in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration or otherwise), the New Subsidiary will, jointly and severally together with the other Loan Guarantors, promptly pay and perform the same, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Guaranteed Obligations, the same will be promptly paid in full when due (whether at extended maturity, as a mandatory prepayment, by acceleration or otherwise) in accordance with the terms of such extension or renewal.

1.             If required, the New Subsidiary is, simultaneously with the execution of this Agreement, executing and delivering such Collateral Documents (and such other documents and instruments) as requested by the Administrative Agent in accordance with the Credit Agreement.

2.             The address of the New Subsidiary for purposes of Section 9.01 of the Credit Agreement is as follows:

(10)  Include if the New Subsidiary will own any Borrowing Base assets.

3.             The New Subsidiary hereby waives acceptance by the Administrative Agent and the Lenders of the guaranty by the New Subsidiary upon the execution of this Agreement by the New Subsidiary.

4.             This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but all of which shall constitute one and the same instrument.

5.             THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, BUT GIVING EFFECT TO FEDERAL LAWS APPLICABLE TO NATIONAL BANKS.

IN WITNESS WHEREOF, the New Subsidiary has caused this Agreement to be duly executed by its authorized officer, and the Administrative Agent, for the benefit of the Lenders, has caused the same to be accepted by its authorized officer, as of the day and year first above written.

[NEW SUBSIDIARY]

By:
Name:
Title:

Acknowledged and accepted:

JPMORGAN CHASE BANK, N.A., as Administrative Agent

By:
Name:
Title:

EXHIBIT E

Interline Brands, Inc.

COLLATERAL MONITORING REPORTING REQUIREMENTS

Documents to be Submitted to the Bank

The following information is to be submitted, pursuant to Section 5.01(g) of the Credit Agreement, for Interline Brands, Inc. as noted below.

Reporting Frequency		Weekly Reporting: Due within 3 Business Days of the end of each calendar week during a Weekly Reporting Period	Monthly Reporting: Due within 15 Business Days following the end of each fiscal month

1.	Borrowing Base Certificate in the form of Exhibit B.	X	X

Accounts Receivable Supporting Documents:
1.

Accounts receivable detail aging (1) including all invoices specifying the name, terms invoice date, due date and balance due for each Account Debtor (2) reconciled to the Borrowing Base Certificate delivered as of such date prepared in a manner reasonably acceptable to the Administrative Agent.

		X	X
2.

Supporting documentation (system generated extract report where applicable) for the A/R ineligibles / Reserves reported on the Borrowing Base Certificate in a manner reasonably acceptable to the Administrative Agent.

		X	X
3.	Accounts receivable rollforward in an electronic format acceptable by the Administrative Agent.		X
4.	Top 10 accounts receivable balances aged per the most recent consolidated summary aging aggregated by Account Debtor.		X
5.	Reconciliation of A/R aging report to general ledger and financial statements.		X
6.	Year-to-date top 10 sales concentrations including address and terms on a consolidated basis.		X

Inventory Supporting Documents:
1.

(1) Monthly Inventory by location, product and quantity on hand, which Inventory shall be valued at the lower of cost (weighted average cost basis) or market and in addition on a quarterly basis to include Reserves (on a consolidated basis by item) as the Administrative Agent has previously indicated to the Borrower are deemed by the Administrative Agent to be appropriate, (2) report of any variances or other results of Inventory counts performed by the Borrower in summary form by location and (3) Inventory reconciled to the Borrowing Base Certificate delivered as of such date.

X
2.	Supporting documentation (system generated extract report where applicable) for the Inventory ineligibles / Reserves reported on the Borrowing Base Certificate.		X
3.	Reconciliation of Inventory reports to general ledger and financial statements.		X
4.	Schedule of monthly rent for all leased locations (to the extent applicable to the Borrowing Base Certificate.)		X

Other Supporting Documents:
1.	Reconciliation of the Loan balance per the general ledger of the Loan Parties to the balance under the Credit Agreement.	X	X
2.	Accounts payable summary by vendor.		X
3.	Top 5 accounts payable vendor balances by aging category.		X
4.	Year-to-date top 5 purchase concentrations including terms on a consolidated basis.		X
5.	Reconciliation of A/P aging to general ledger and financial statements.		X

Note: Other documents with respect to the Borrowing Base may be requested by the Administrative Agent.

Submit to:
JPMorgan Chase Bank
Structuring & Portfolio Group
Attn: Robert B. Wilt
270 Park Avenue, Floor 44
New York, NY 10017
Phone: (212) 270 - 0422
Fax: (646) 534 - 2288
E-Mail: robert.b.wilt@jpmchase.com